As filed with the Securities and Exchange Commission on August 17, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUSQUEHANNA BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	23-2201716
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

26 North Cedar Street

Lititz, Pennsylvania 17543

(717) 626-4721

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Reuter

Chairman and Chief Executive Officer

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

(717) 626-4721

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Joanne R. Soslow Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5001	Lisa M. Cavage Senior Vice President, Secretary and Counsel Susquehanna Bancshares, Inc. 26 North Cedar Street Lititz, Pennsylvania 17543 (717) 625-0331	Charles J. Ferry, Esq. Rhoads & Sinon LLP One South Market Square 12th Floor P.O. Box 1146 Harrisburg, Pennsylvania 17108 (717) 233-5731

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $2.00 par value per share	34,000,000	No applicable	$216,261,858.10	$25,108.00

(1)	Represents the maximum number of shares of Susquehanna Bancshares, Inc. common stock, par value $2.00 per share, issuable in the Susquehanna Bancshares, Inc. and Tower Bancorp, Inc. merger (the “Merger”) pursuant to the Agreement and Plan of Merger, dated June 20, 2011, between Susquehanna Bancshares, Inc. and Tower Bancorp, Inc. (the “Merger Agreement”).
(2)	Calculated in accordance with Rule 457(f) and 457(c) under the Securities Act of 1933, the proposed maximum offering price is computed by taking (A) the product of (1) $22.04, the average of the high and low prices of Tower Bancorp, Inc. common stock as reported on The Nasdaq Global Select Market on August 10, 2011 and (2) 13,808,117 (the maximum number of shares of Tower Bancorp, Inc. common stock expected to be exchanged for the Susquehanna Bancshares, Inc. common stock being registered) minus (B) $88,000,000 (the total cash to be paid by registrant in connection with the transaction).
(3)	Calculated in accordance with Rule 457(f) and Section 6(b) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Joint Proxy Statement/Prospectus is not complete and may be changed. We may not sell the securities offered by this Joint Proxy Statement/Prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AUGUST 17, 2011

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Susquehanna Bancshares, Inc. and Tower Bancorp, Inc. have approved a merger agreement under which Susquehanna will acquire Tower. We believe that this transaction will create significant opportunities and value for our shareholders, customers, employees and communities. Tower and Susquehanna will each hold a special meeting of its respective shareholders to consider, among other matters, approving and adopting the merger agreement.

Under the terms of the merger agreement, Tower shareholders will have the opportunity to elect to receive in exchange for each share of Tower common stock they own immediately prior to completion of the merger either 3.4696 shares of Susquehanna’s common stock, par value $2.00 per share, or a cash payment of $28.00, subject to proration so that $88 million of the merger consideration is paid in cash. Provided the merger agreement is approved, Tower shareholders will receive a separate mailing that will contain instructions for making their election.

At the Tower Special Meeting, Tower shareholders will be asked to consider the following matters: (1) approval and adoption of the agreement and plan of merger entered into by Tower and Susquehanna, dated as of June 20, 2011; (2) approval of the adjournment of the Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; (3) approval, in a non-binding advisory vote, of the compensation payable to the named executive officers of Tower in connection with the merger; and (4) any other business properly presented at the meeting, or any adjournments or postponements thereof.

At the Susquehanna Special Meeting, Susquehanna shareholders will be asked to consider the following matters: (1) approval and adoption of the agreement and plan of merger entered into by Tower and Susquehanna, dated as of June 20, 2011; (2) approval of the adjournment of the Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and (3) any other business properly presented at the meeting, or any adjournments or postponements thereof.

Your vote is very important. Whether or not you plan to attend your shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. Susquehanna and Tower shareholders may also cast their votes over the Internet or by telephone in accordance with the instructions on the Susquehanna or Tower proxy card or voting instructions, as the case may be. We cannot complete the merger unless Tower and Susquehanna shareholders approve and adopt the merger agreement. Based on the reasons for the merger described in the accompanying document, each of our boards of directors believes that the merger is advisable and in the best interest of Tower and Susquehanna.

The dates, times and places of the meetings are as follows:

For Susquehanna Bancshares, Inc. Shareholders:	For Tower Bancorp, Inc. Shareholders:
[ ], 2011, at [ ] Eastern Time	[ ], 2011, at [ ] Eastern Time
26 North Cedar Street Lititz, Pennsylvania 17543	West Shore Country Club 100 Brentwater Road, Camp Hill, Pennsylvania 17011

Susquehanna’s and Tower’s common stock are each listed on The Nasdaq Global Select Market under the symbols “SUSQ” and “TOBC”, respectively. The closing prices of Susquehanna’s common stock on [            ], 2011 and Tower’s common stock on [            ], 2011 were $[            ] and $[            ], respectively.

This document provides you with detailed information about these meetings and the proposed merger. You also can obtain information about our companies from publicly available documents filed with the Securities and Exchange Commission. We encourage you to carefully and thoughtfully read this entire document, including all its annexes, and we especially encourage you to read the section entitled “Risk Factors” beginning on page 10.

Tower shareholders should retain this document in connection with making their election to receive cash, Susquehanna common stock or a combination of cash and Susquehanna common stock for their shares of Tower common stock.

We strongly support this combination of our companies and join with the other members of our boards of directors in enthusiastically recommending that you vote in favor of the merger.

William J. Reuter	Andrew Samuel
Chairman and Chief Executive Officer Susquehanna Bancshares, Inc.	Chairman and Chief Executive Officer Tower Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this document or these securities or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities of Susquehanna being offered through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This Joint Proxy Statement/Prospectus is dated [                    ], 2011, and we will first mail it on or about [                    ], 2011.

This document incorporates important business and financial information about Susquehanna and Tower that is not included in or delivered with this document. This information is available without charge to shareholders upon written or oral request at the applicable company’s address and telephone number listed on pages 101 to 103. To obtain timely delivery, shareholders must request the information no later than [                    ], 2011. Please see “Where You Can Find More Information” on pages 101 to 103 for instructions to request this and certain other information regarding Susquehanna and Tower.

TOWER BANCORP, INC.

112 Market Street

Harrisburg, Pennsylvania 17101

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [                    ], 2011

On [                    ], 2011, Tower Bancorp, Inc. will hold a Special Meeting of Shareholders at West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania. The meeting will begin at [                    ], Eastern Time. Only shareholders of Tower, their proxies, and invited guests of Tower may attend Tower’s Special Meeting.

At the meeting Tower shareholders will consider the following matters:

(1)	Approval and adoption of the agreement and plan of merger entered into by Tower and Susquehanna, dated as of June 20, 2011;

(2)	Approval of the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement;

(3)	Approval, in a non-binding advisory vote, of the compensation payable to the named executive officers of Tower in connection with the merger; and

(4)	Any other business properly presented at Tower’s Special Meeting, or any adjournments or postponements thereof.

The board of directors of Tower has carefully considered the terms of the merger agreement and believes that the merger is in the best interests of Tower. The board of directors of Tower has unanimously approved the merger agreement and unanimously recommends that shareholders vote “FOR” approval and adoption of the merger agreement, “FOR” the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement and “FOR” approval, in a non-binding advisory vote, of the compensation payable to the named executive officers of Tower in connection with the merger.

Only shareholders of record of Tower common stock at the close of business on [                    ], 2011, and their proxies, may vote at Tower’s Special Meeting. If Tower’s Special Meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders present may adjourn the meeting to such time and place as they may determine. If the Special Meeting or any other meeting of Tower shareholders is adjourned, notice of the adjourned meeting and of the business to be transacted at the adjourned meeting will be given by announcement at the meeting at which the adjournment is taken.

If the Special Meeting is adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, the Tower shareholders entitled to vote and present, in person or by proxy, at any subsequent adjournment of the Special Meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of approving and adopting the merger agreement.

The approximate date of mailing the enclosed Joint Proxy Statement/Prospectus and proxy card is [                    ], 2011.

By Order of the Board of Directors,

Carl D. Lundblad
Secretary

Harrisburg, Pennsylvania

[                    ], 2011

Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately or vote by telephone or over the Internet.

You are cordially invited to attend Tower’s Special Meeting in person. Even if you plan to be present, you are encouraged to return the enclosed proxy card or vote by telephone or over the Internet at your earliest convenience. You may mark, date, sign and return the proxy card in the envelope provided, which requires no postage if mailed in the United States. You may also vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you attend Tower’s Special Meeting, you may vote either in person or by your proxy. At any time before the vote at the meeting, you can change your vote either by:

•	giving Tower’s Secretary a written notice revoking your proxy card;

•	signing, dating and returning a new proxy card or placing a second telephone or Internet vote; or

•	attending Tower’s Special Meeting and voting in person. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote.

Tower will honor the proxy card or the telephone or Internet vote with the latest date. If you attend Tower’s Special Meeting and vote in person, Tower will honor the vote at the meeting.

If you fail to return your proxy card or vote by telephone or Internet, your shares will not be counted for the purposes of determining whether a quorum is present at Tower’s Special Meeting and will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

Please do not send in any Tower stock certificates with your proxy card(s). Stock certificates should be mailed in accordance with the instructions incldued in the election form or letter of transmittal, as applicable, that will be sent to you at a later date.

SUSQUEHANNA BANCSHARES, INC.

26 North Cedar Street

Lititz, Pennsylvania 17543

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [                    ], 2011

On [                    ], 2011, Susquehanna Bancshares, Inc. will hold a Special Meeting of Shareholders at 26 North Cedar Street, Lititz, Pennsylvania 17543. The meeting will begin at [            ] Eastern Time. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend Susquehanna’s Special Meeting.

At the meeting Susquehanna shareholders will consider the following matters:

1.	Approval and adoption of the agreement and plan of merger entered into by Tower and Susquehanna, dated as of June 20, 2011;

2.	Approval of the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

3.	Any other business properly presented at Susquehanna’s Special Meeting, or any adjournments or postponements thereof.

Susquehanna’s board of directors has carefully considered the terms of the merger agreement and believes that the proposed merger is in the best interests of Susquehanna. The board of directors of Susquehanna has unanimously approved the merger agreement and recommends that shareholders vote “FOR” approval and adoption of the merger agreement and “FOR” of the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Only shareholders of record of Susquehanna common stock at the close of business on [                    ], 2011, and their proxies, may vote at Susquehanna’s Special Meeting. If Susquehanna’s Special Meeting cannot be organized because a quorum is not present, the Susquehanna shareholders present and entitled to vote at such meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine.

If the Special Meeting is adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, the Susquehanna shareholders entitled to vote and present, in person or by proxy, at any subsequent adjournment of the Special Meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of approving and adopting the merger agreement.

The approximate date of mailing the enclosed Joint Proxy Statement/Prospectus and proxy card is [                    ], 2011.

By Order of the Board of Directors,

Lisa M. Cavage, Secretary

Lititz, Pennsylvania

[                    ], 2011

Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately or vote by telephone or over the Internet.

You are cordially invited to attend Susquehanna’s Special Meeting in person. Even if you plan to be present, you are encouraged to return the enclosed proxy card or vote by telephone or over the Internet at your earliest convenience. You may mark, date, sign and return the proxy card in the envelope provided, which requires no postage if mailed in the United States. You may also authorize the individual named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. If you attend Susquehanna’s Special Meeting, you may vote either in person or by your proxy. At any time before the vote at the meeting, you can change your vote either by:

•	giving Susquehanna’s Secretary a written notice revoking your proxy card;

•	signing, dating and returning a new proxy card or placing a second telephone or Internet vote; or

•	attending Susquehanna’s Special Meeting and voting in person. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote.

Susquehanna will honor the proxy card or the telephone or Internet vote with the latest date. If you attend Susquehanna’s Special Meeting and vote in person, Susquehanna will honor the vote at the meeting.

An admission ticket, which is required for entry into Susquehanna’s Special Meeting, is attached to your proxy card or notice of instruction. If you plan to attend Susquehanna’s Special Meeting, please vote your proxy but keep the admission ticket and bring it to Susquehanna’s Special Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership.

If you fail to return your proxy card or vote by telephone, Internet or in person, your shares will not be counted for the purpose of determining whether a quorum is present at Susquehanna’s Special Meeting and will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This Joint Proxy Statement/Prospectus also constitutes a notice of meeting and a Joint Proxy Statement/Prospectus under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (1) with respect to the Susquehanna Special Meeting, at which Susquehanna shareholders will be asked to consider and vote upon proposals to approve and adopt the merger agreement and to approve the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement, and (2) with respect to the Tower Special Meeting, at which Tower shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, to approve the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement and to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of Tower in connection with the merger.

This Joint Proxy Statement/Prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Susquehanna, constitutes a prospectus of Susquehanna under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Susquehanna common stock to be issued to Tower shareholders in connection with the merger.

VOTING ELECTRONICALLY OR BY TELEPHONE

Tower shareholders of record on the close of business on [                    ], 2011, the record date for the Tower Special Meeting, may authorize the voting of their shares by telephone or Internet by following the instructions on their proxy cards or voting instruction forms. If you have any questions regarding whether you are eligible to authorize the voting of your shares by telephone or by Internet, please contact Tower Bancorp, Inc., 112 Market Street, Harrisburg, Pennsylvania 17101, Attn: Brent Smith, Investor Relations, telephone (717) 724-4666.

Susquehanna shareholders of record on the close of business on [                    ], 2011, the record date for the Susquehanna Special Meeting, may authorize the voting of their shares by telephone or Internet by following the instructions on their proxy card or voting instruction form. If you have any questions regarding whether you are eligible to authorize the voting of your shares by telephone or by Internet, please contact Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attn: Abram G. Koser, Vice President—Investor Relations, telephone (717) 625-6305.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This Joint Proxy Statement/Prospectus incorporates by reference important business and financial information about Susquehanna and Tower from other documents that each company has filed with the SEC, but that have not been included in or delivered with this Joint Proxy Statement/Prospectus. We encourage shareholders to read carefully this Joint Proxy Statement/Prospectus and other documents filed with the SEC, including any amendments or supplements also filed with the SEC. Shareholders will be able to obtain a free copy of the Joint Proxy Statement/Prospectus and other relevant materials (when they become available) at the SEC’s website at http://www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Tower by contacting Tower Bancorp, Inc., 112 Market Street, Harrisburg, Pennsylvania 17101, Attn: Brent Smith, Investor Relations, telephone (717) 724-4666. Shareholders may obtain free copies of the documents filed by Susquehanna with the SEC by contacting Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attn: Abram G. Koser, Vice President—Investor Relations, telephone (717) 625-6305.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the SEC, because this Joint Proxy Statement/Prospectus is being distributed in connection with a business combination transaction, all Susquehanna shareholders and Tower shareholders will receive paper copies of the Joint Proxy Statement/Prospectus.

Tower shareholders:

In addition to the paper copies of the proxy materials that you have received, a Tower proxy card, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at http://cfpproxy.com/4431.

This Joint Proxy Statement/Prospectus is also available at Tower’s website, www.towerbancorp.com. The information on Tower’s website is not part of this Joint Proxy Statement/Prospectus. References to Tower’s website in this Joint Proxy Statement/Prospectus are intended to serve as textual references only.

Susquehanna shareholders:

In addition to the paper copies of the proxy materials that you have received, a Susquehanna proxy card and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://materials.proxyvote.com/869099.

This Joint Proxy Statement/Prospectus is also available in the Investor Relations section of Susquehanna’s website at www.susquehanna.net. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “Filings and Reports” from the items listed in the Investor Relations section. The information on Susquehanna’s website is not part of this Joint Proxy Statement/Prospectus. References to Susquehanna’s website in this Joint Proxy Statement/Prospectus are intended to serve as textual references only.

JOINT PROXY STATEMENT/PROSPECTUS

[                    ], 2011

On [                    ], 2011, Tower Bancorp, Inc. will hold a Special Meeting of Shareholders (the “Tower Special Meeting”) at West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania. The meeting will begin at [                    ] Eastern Time. Instructions on how to obtain directions to West Shore Country Club are printed on the Tower proxy card included with this Joint Proxy Statement/Prospectus.

On [                    ], 2011, Susquehanna Bancshares, Inc. will hold a Special Meeting of Shareholders (the “Susquehanna Special Meeting”) at 26 North Cedar Street, Lititz, Pennsylvania 17543. The meeting will begin at [                    ] Eastern Time. These directions are also printed on the Susquehanna admission ticket included with this Joint Proxy Statement/Prospectus.

This Joint Proxy Statement/Prospectus, which contains information and a proxy card relating to each of Susquehanna’s Special Meeting and Tower’s Special Meeting, was prepared under the direction of the boards of directors of Susquehanna and of Tower to solicit your proxy for use at Susquehanna’s Special Meeting and Tower’s Special Meeting (or any postponement or adjournment of the meetings scheduled in accordance with Pennsylvania law) and will be mailed to Susquehanna’s and Tower’s shareholders on or about [                    ], 2011.

i

INFORMATION ABOUT

SUSQUEHANNA’S SPECIAL MEETING AND TOWER’S SPECIAL MEETING

Who is entitled to vote?

Tower: Shareholders of record of Tower’s common stock at the close of business on [                    ], 2011 are entitled to vote at Tower’s Special Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of [                    ], 2011, 12,007,187 shares of Tower’s common stock, without par value, were issued and outstanding and entitled to vote at Tower’s Special Meeting.

Susquehanna: Shareholders of record of Susquehanna’s common stock at the close of business on [                    ], 2011 are entitled to vote at Susquehanna’s Special Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of [                    ], 2011, [                    ] shares of Susquehanna’s common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at Susquehanna’s Special Meeting.

How may I gain entry to the Susquehanna Special Meeting?

An admission ticket, which is required for entry into Susquehanna’s Special Meeting, is attached to the Susquehanna proxy card included with this Joint Proxy Statement/Prospectus. If you plan to attend the meeting, please vote your proxy by mailing in your proxy card, or vote by telephone or Internet, but keep the admission ticket and bring it to Susquehanna’s Special Meeting.

If your Susquehanna shares are held in the name of a bank, broker or other holder of record, you will need proof of Susquehanna share ownership to attend Susquehanna’s Special Meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership. If you arrive at the meeting without an admission ticket, Susquehanna will admit you only if Susquehanna is able to verify that you are a Susquehanna shareholder.

What am I voting on?

Tower shareholders:

At Tower’s Special Meeting, you will be asked to consider and vote on proposals to:

•	approve and adopt the agreement and plan of merger entered into by Tower and Susquehanna, dated June 20, 2011;

•	approve the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement;

•	approve, in a non-binding advisory vote, the compensation payable to the named executive officers of Tower in connection with the merger; and

•	attend to any other business properly presented at the meeting, or any postponements or adjournments thereof.

Tower is providing its shareholders with the opportunity to vote to approve, in a non-binding advisory vote, the compensation payable to Tower’s named executive officers in connection with the merger in accordance with regulations adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Approval of the compensation payable in connection with the merger is not a condition to completion of the merger. Further, the vote to approve the compensation to named executive officers of Tower in connection with the merger is an advisory vote and will not be binding on Tower or Susquehanna regardless of whether the merger agreement is approved. Accordingly, as the compensation to be paid to the Tower executives in connection with the merger is contractual, such compensation will or may be payable if the merger is completed regardless of the outcome of the advisory vote.

As of [                    ], 2011, Tower’s board did not know of any business to be presented at the Special Meeting other than the proposals described above. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted in accordance with the recommendation of the management of Tower on any matters for which the persons voting such proxies have authority to vote.

Susquehanna shareholders:

At Susquehanna’s Special Meeting, you will be asked to consider and vote on proposals to:

•	approve and adopt the agreement and plan of merger entered into by Tower and Susquehanna, dated June 20, 2011;

•	approve the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	attend to any other business properly presented at the meeting, or any postponements or adjournments thereof.

As of [                    ], 2011, Susquehanna’s board did not know of any business to be presented at the Special Meeting other than the proposals described above. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies on any matters for which such proxies have authority to vote.

How does the board of directors recommend I vote on the proposals?

Tower: The Tower board recommends a vote “FOR” approval and adoption of the merger agreement; “FOR” approval of the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and “FOR” approval of the compensation payable to the named executive officers of Tower in connection with the merger.

Susquehanna: The Susquehanna board recommends that you vote “FOR” approval and adoption of the merger agreement and “FOR” approval of the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

If I do not attend the meeting, what methods may I use to vote?

Shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Internet and telephone voting will provide proxy holders the same authority to vote your shares as if you had returned your proxy card by mail. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

Please refer to your Susquehanna or Tower proxy card, as applicable, or the information forwarded by your broker or other holder of record to see which options are available to you.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Because many shareholders cannot attend Susquehanna’s Special Meeting or the Tower Special Meeting, as applicable, in person, it is necessary that a large number be represented by proxy. Tower has designated Janak Amin and Jeffrey Renninger, or either of them, with full power of substitution, as its proxies for Tower’s Special Meeting. William J. Reuter and Bruce A. Hepburn, or either of them, with full power of substitution, have been designated as proxies for Susquehanna’s Special Meeting.

All shares represented by valid proxies will be voted in the manner specified in those proxies.

How can I vote?

To vote using your proxy card, mark your selections, sign and return your proxy card using the postage-paid envelope provided with this Joint Proxy Statement/Prospectus. The proxies will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by your company’s board of directors. You may also choose to vote by telephone or by using the Internet.

How do I vote using the Internet?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from such broker, bank or other nominee.

If your shares are registered in your name:

Tower shareholders: You may vote your Tower shares over the Internet by directing your Internet browser to https://www.proxyvotenow.com/tobc and following the onscreen instructions. You will need the control number that appears on the voting instruction form to vote when using this webpage. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for Tower’s shareholders of record will close at 11:59 p.m. Eastern Time on [                    ], 2011. You may also choose to vote by telephone or by using your proxy card.

Susquehanna shareholders: You may vote your Susquehanna shares over the Internet by directing your Internet browser to https://www.proxyvote.com and following the onscreen instructions. You will need the control number that appears on the voting instruction form to vote when using this webpage. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern Time on [                    ], 2011. You may also choose to vote by telephone or by using your proxy card.

How do I vote by telephone?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the telephone by following the telephone voting instructions, if any, provided on the voting instruction form you receive from such broker, bank or other nominee.

If your shares are registered in your name:

Tower shareholders: You may vote your Tower shares by telephone by accessing the telephone voting system toll-free at 1-866-214-3791 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities for Tower’s shareholders of record will close at 11:59 p.m. Eastern Time on [                    ], 2011. You may also choose to vote by using the Internet or by using your proxy card.

Susquehanna shareholders: You may vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern Time on [                    ], 2011. You may also choose to vote by using the Internet or by using your proxy card.

How many votes may I cast?

Tower shareholders:

In connection with the approval and adoption of the merger agreement, you are entitled to cast one vote for each Tower share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the approval of the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement, you are entitled to cast one vote for each Tower share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the non-binding advisory vote to approve the compensation payable to the named executive officers of Tower in connection with the merger, you are entitled to cast one vote for each Tower share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

Susquehanna shareholders:

In connection with the approval and adoption of the merger agreement, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the approval of the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You may choose to abstain from voting on the proposal by selecting the appropriate box.

What vote is required to approve each item on the agenda?

Tower:

•

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock of Tower entitled to vote at the Tower Special Meeting is required to approve and adopt the merger agreement.

•

The affirmative vote of the holders of a majority of the stock having voting powers, present in person or represented by proxy at Tower’s Special Meeting, is required to approve the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

•

The affirmative vote of the holders of a majority of the stock having voting powers, present in person or represented by proxy at Tower’s Special Meeting, is required to approve the compensation payable to the named executive officers of Tower in connection with the merger.

Susquehanna:

•

The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Susquehanna shareholders are entitled to cast on the merger proposal is required to approve and adopt the merger agreement.

•

The affirmative vote of the holders of a majority of Susquehanna’s stock having voting powers, present in person or represented by proxy at Susquehanna’s Special Meeting, is required to approve the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

v

What is a quorum?

Tower: The presence at Tower’s Special Meeting, in person or by proxy, of the holders entitled to cast at least a majority of the votes which all shares are entitled to cast on a particular matter will constitute a quorum. Proxies received but marked as abstentions are considered to be present and entitled to vote at the meeting and will be counted for the purposes of determining a quorum. Broker non-votes will not be included in the determination of a quorum.

Susquehanna: The presence at Susquehanna’s Special Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding Susquehanna shares entitled to vote on a particular matter will constitute a quorum for the purposes of that matter. Proxies received but marked as abstentions are considered to be present and entitled to vote at the meeting and will be counted for the purposes of determining a quorum. Broker non-votes will not be included in the determination of a quorum.

How are broker non-votes and abstentions counted?

Tower: Broker non-votes will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. Broker non-votes will have no effect on the votes for (1) approval of the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement and for (2) approval of the compensation payable to the named executive officers of Tower in connection with the merger.

Abstentions will have the same effect as a vote “AGAINST” the proposals for (1) approval and adoption of the merger agreement, (2) approval of the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement and (3) approval of the compensation payable to the named executive officers of Tower in connection with the merger.

Susquehanna: Broker non-votes will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. Broker non-votes will have no effect on the vote for approval of the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Abstentions will have the same effect as a vote “AGAINST” the proposals for (1) approval and adoption of the merger agreement and (2) approval of the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

May I change my mind after voting by proxy?

Proxies are voted at the shareholder meeting. You can revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a Tower shareholder of record, you can write to Tower’s Secretary, Attn: Carl D. Lundblad, 112 Market Street, Harrisburg, Pennsylvania 17101, stating that you wish to revoke your proxy and requesting another proxy card. If you are a Susquehanna shareholder of record, you can write to Susquehanna’s Corporate Secretary, Attn: Lisa M. Cavage, P.O. Box 1000, 26 North Cedar Street, Lititz, Pennsylvania 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

Who will count the vote?

Tower: Registrar and Transfer Company, Tower’s Transfer Agent and Judge of Elections, will tabulate the votes cast by proxy or in person at Tower’s Special Meeting.

Susquehanna: Broadridge Financial Solutions, Inc., Susquehanna’s Tabulation Agent and the Judge of Elections, will tabulate the votes cast by proxy or in person at Susquehanna’s Special Meeting.

Susquehanna and Tower will each report the results on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following their respective meetings.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I submit a proxy without specifying how to vote?

Tower: If you submit a properly executed proxy that is received before or at Tower’s Special Meeting and not revoked, unless you otherwise specify in the proxy, your proxy will be voted “FOR” approval and adoption of the merger agreement; “FOR” approval of the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement; and “FOR” approval of the compensation payable to the named executive officers of Tower in connection with the merger.

Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with the instruction indicated in your proxy.

Susquehanna: If you submit a properly executed proxy that is received before or at Susquehanna’s Special Meeting and not revoked, unless you otherwise specify in the proxy, your proxy will be voted “FOR” approval and adoption of the merger agreement and “FOR” the approval of the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with the instruction indicated in your proxy.

What if I am a participant in the Graystone Tower Bank Employee’s Stock Ownership Plan?

If you are a participant in the Graystone Tower Bank Employees’ Stock Ownership Plan, Tower shares held in your plan account will be voted by the plan’s trustees in accordance with your instructions. The plan’s trustees will not vote the Tower shares in your plan account unless you provide them with instructions, which you can do over the Internet, by telephone or by mail using the voting instruction card you received with this document.

What if I am a participant in a Susquehanna direct purchase plan?

If you are a participant in the Investors Choice, Dividend Reinvestment & Direct Stock Purchase and Sale Plan for Susquehanna’s common stock, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card. If you are an employee participant in the 2011 Employee Stock Purchase Plan, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail.

Who may solicit proxies on Susquehanna’s or Tower’s behalf?

Tower: Tower will pay the costs of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees acting on behalf of Tower may solicit proxies for the Special Meeting in person or by telephone, facsimile or other means of communication. Tower will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. Tower will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Tower will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. Tower has engaged Eagle Rock Proxy Advisors, LLC to solicit proxies on Tower’s behalf in connection with Tower’s Special Meeting. Tower has agreed to pay Eagle Rock Proxy Advisors, LLC $7,500 for its services, and has agreed to reimburse Eagle Rock Proxy Advisors, LLC for all reasonable out-of-pocket expenses.

Susquehanna: Susquehanna has engaged Phoenix Advisory Partners, a division of American Stock Transfer & Trust Company, LLC, to solicit proxies on Susquehanna’s behalf in connection with Susquehanna’s Special Meeting. Susquehanna has agreed to pay Phoenix Advisory Partners approximately $10,500 for its services, and has agreed to reimburse Phoenix Advisory Partners for all reasonable out-of-pocket expenses. Phoenix Advisory Partners has agreed to protect the security and confidentiality of non-public personal information concerning Susquehanna’s shareholders.

Additionally, Susquehanna’s directors, officers and employees may solicit proxies from Susquehanna’s shareholders. These persons will not receive any additional compensation for their efforts to this end. Susquehanna will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners. Susquehanna will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies. If necessary, Susquehanna may request that you return your proxy card(s) by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how quickly proxy cards are returned.

Will any business be conducted at the meeting other than as specified above?

As of [                    ], 2011, neither the Susquehanna nor the Tower board of directors knew of any business to be presented for consideration at the respective meetings other than the matters described in this Joint Proxy Statement/Prospectus and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the respective meetings. If, however, other matters are properly brought before a meeting or any adjournments thereof, the persons named in the proxy for that company’s meeting will have the discretion to vote or act on such matters at such meeting according to their best judgment.

ADDITIONAL INFORMATION ABOUT THE MERGER

What will happen in the merger?

In the merger, Tower will merge with Susquehanna, and Susquehanna will be the surviving company. In addition, pursuant to the terms of a separate merger agreement, Graystone Tower Bank, a wholly owned subsidiary of Tower (“Graystone Tower Bank”), will merge with Susquehanna Bank, a wholly owned subsidiary of Susquehanna, and Susquehanna Bank will be the surviving bank.

What form of consideration will Tower shareholders receive as a result of the merger?

As described in the following “Summary” and elsewhere in this document, Tower shareholders will have the opportunity to elect to receive in exchange for each share of Tower common stock they own immediately prior to completion of the merger either 3.4696 shares of Susquehanna common stock or a cash payment of $28.00, subject to proration so that $88 million of the merger consideration is paid in cash. Cash will be paid in lieu of fractional shares. Approximately one month before the merger is completed, Tower shareholders will receive a form of election on which you will indicate the form of merger consideration you wish to receive for your Tower common stock. Please retain this document in connection with making your election to receive cash, Susquehanna common stock, or a combination of cash and Susquehanna common stock for your shares of Tower common stock. Tower shareholders will have until the election deadline, which is the 33rd day after the mailing of the election form to Tower shareholders, to return the completed and signed form of election, together with the certificates that represent the stock of Tower.

When should Tower shareholders send in their stock certificates?

Tower shareholders are instructed NOT to send in their stock certificates with their proxy card. Tower shareholders will be asked to deliver the certificates that represent their stock of Tower together with their signed form of election. Election forms will be received by Tower shareholders approximately one month before the merger is completed. Shortly following the completion of the merger, Tower shareholders who had not previously submitted certificates representing their shares of Tower stock will receive a letter of transmittal with instructions for sending in their stock certificates. Tower shareholders should follow the instructions in the election form or letter of transmittal, as applicable, regarding how and when to surrender their stock certificates.

What do I need to do now?

After you have carefully read and considered the information contained in this document, complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the meeting. Shareholders may also cast their votes over the Internet or by telephone in accordance with the instructions on their proxy card. As discussed above, if you do not submit your proxy card and you do not otherwise vote by telephone, Internet or in person, your shares will be counted as a vote against the merger proposal and against the proposal to approve the adjournment of Tower’s or Susquehanna’s Special Meeting. If your shares are held in street name by a broker, please contact your broker for instructions on how to vote. If you do not specifically instruct your broker on how to vote your shares, your shares will be counted as a vote against the merger proposal.

The boards of directors of Tower and Susquehanna each unanimously recommend that their respective shareholders vote “FOR” approval and adoption of the merger agreement and “FOR” approval of the adjournment of the Tower Special Meeting or the Susquehanna Special Meeting, as applicable, if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement. The Tower board of directors also unanimously recommends that the Tower shareholders vote “FOR” the approval of the compensation payable to the named executive officers of Tower in connection with the merger.

Your vote is very important. The merger cannot be completed unless the Tower and Susquehanna shareholders approve and adopt the merger agreement.

When do you expect the merger to be completed?

We expect to complete the merger as quickly as possible once all of the conditions to the merger are fulfilled, including obtaining the approvals of our shareholders and applicable regulatory agencies. We currently expect to complete the merger during the first quarter of 2012, with closing tentatively scheduled to occur on February 17, 2012.

What if I have additional questions?

If you are a Tower shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Tower Bancorp, Inc.

112 Market Street

Harrisburg, Pennsylvania 17101

Attention: Brent Smith, Investor Relations

Telephone: (717) 724-4666

To obtain additional copies of proxy materials or help in voting your shares of Tower common stock, please also feel free to contact Eagle Rock Proxy Advisors, LLC, Tower’s proxy solicitor:

Eagle Rock Proxy Advisors, LLC

P.O. Box 990

Cranford, NJ 07016

Telephone:

    Toll Free: (855) 612-6972

    Direct: (908) 497-2340

If you are a Susquehanna shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Attention: Abram G. Koser, Vice President—Investor Relations

Telephone: (717) 625-6305

To obtain additional copies of proxy materials or help in voting your shares of Susquehanna common stock, please also feel free to contact Phoenix Advisory Partners, Susquehanna’s proxy solicitor:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, New York 10005

Telephone:

    Toll Free: (877) 478-5038

    Direct: (212) 493-3910

x

SUMMARY

This summary highlights selected information in this document, which we refer to as a “Joint Proxy Statement/Prospectus,” and does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers you in order to fully understand the merger and the proposals being submitted to shareholders. Please see “Where You Can Find More Information” beginning on page 101. Each item in this summary refers to the page or pages where that subject is discussed more fully. Unless otherwise stated, all references in this Joint Proxy Statement/Prospectus to Susquehanna are to Susquehanna Bancshares, Inc and assume that Susquehanna will have completed its acquisition of Abington Bancorp, Inc. (“Abington”) prior to the closing of the merger with Tower. All references to Tower are to Tower Bancorp, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated June 20, 2011, between Susquehanna and Tower, a copy of which is attached as Annex A and which is incorporated herein by reference. Any references to shares or shareholders refer to the shares or shareholders of Susquehanna, Tower, or both, as the context requires.

The Companies (see page 94 for Tower and page 95 for Susquehanna)

Tower:

Tower Bancorp, Inc.

112 Market Street

Harrisburg, Pennsylvania 17101

Telephone: (717) 231-2700

Tower is a financial holding company with assets of approximately $2.5 billion, headquartered in Harrisburg, Pennsylvania. Tower’s bank subsidiary, Graystone Tower Bank, is a full-service community bank operating 47 branch offices in central and southeastern Pennsylvania and Maryland through three divisions, Graystone Bank, Tower Bank, and 1N Bank. Wealth management and trust services are provided through Graystone Wealth Management, a division of Graystone Tower Bank.

Tower’s common stock is listed on The Nasdaq Global Select Market under the symbol “TOBC.”

Susquehanna:

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Telephone: (717) 626-4721

Susquehanna is a financial services holding company with assets of approximately $14 billion, headquartered in Lititz, Pennsylvania. Susquehanna provides banking and financial services in the mid-Atlantic region. Susquehanna’s commercial bank subsidiary, Susquehanna Bank, is a Pennsylvania-chartered bank that operates 221 banking offices in Pennsylvania, Maryland, New Jersey and West Virginia. Through Susquehanna Wealth Management, Susquehanna offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services. Susquehanna also operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company and a vehicle leasing company. Upon the closing of the merger of Abington Bancorp, Inc. (“Abington”) with and into Susquehanna, which is expected to occur around October 1, 2011, Susquehanna will assume all of the assets of Abington. As of June 30, 2011, Abington had approximately $1.2 billion in total assets, total deposits of $840.7 million and 12 full-service banking offices.

Susquehanna’s common stock is listed on The Nasdaq Global Select Market under the symbol “SUSQ.”

The Shareholders’ Meetings; Proposals to be Considered (See pages 26 through 27 for Tower and page 28 for Susquehanna)

Tower:

A Special Meeting of Tower Shareholders will be held at [                    ], Eastern time, on [                    ], 2011 at West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania. At the Tower Special Meeting, Tower shareholders will be asked to (1) approve and adopt the merger agreement, (2) approve the adjournment of the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement and (3) approve, in a non-binding advisory vote, the compensation payable to the named executive officers of Tower in connection with the merger.

Tower shareholders can vote at Tower’s Special Meeting if they owned Tower common stock at the close of business on [                    ], 2011. On that date, there were 12,007,187 shares of Tower common stock outstanding and entitled to vote. Tower shareholders can cast one vote for each share of Tower common stock owned on that date. In order for a proposal to be voted on, there must be a quorum present. The presence at Tower’s Special Meeting, in person or by proxy, of the holders entitled to cast at least a majority of the votes which all shares are entitled to cast on a particular matter will constitute a quorum. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a sixty-six and two-thirds percent (66  2/3%) of the outstanding shares of Tower common stock. Approval and adoption of the proposals to (1) adjourn the Tower Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement and (2) approve the compensation payable to the named executive officers of Tower in connection with the merger requires the affirmative vote of the holders of a majority of the stock having voting powers, present in person or represented by proxy at Tower’s Special Meeting.

As of the record date relating to Tower’s Special Meeting, the directors and executive officers of Tower and their affiliates owned and were entitled to vote [        ] shares of Tower common stock, which represents approximately [    ]% of the outstanding shares of Tower common stock entitled to vote at the Tower Special Meeting. As of such date, the directors and executive officers of Susquehanna and their affiliates held [        ] shares of Tower common stock. Each of the directors and executive officers of Tower and their known affiliates has indicated to us that they intend to vote “FOR” approval and adoption of the merger agreement. The affirmative vote of at least sixty-six and two-thirds percent (66  2/3%) of the outstanding shares of common stock of Tower entitled to vote at the Tower Special Meeting is required to approve and adopt the merger agreement.

Susquehanna:

Susquehanna’s Special Meeting of Shareholders will be held at [                    ] Eastern Time, on [                    ], 2011 at 26 North Cedar Street, Lititz, Pennsylvania 17543. At the Susquehanna Special Meeting, Susquehanna shareholders will be asked (1) to approve and adopt the merger agreement and (2) to approve the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Susquehanna shareholders can vote at the Susquehanna Special Meeting if they owned Susquehanna common stock at the close of business on [                    ], 2011. On that date, there were [                ] shares of Susquehanna common stock outstanding and entitled to vote. Susquehanna shareholders can cast one vote for each share of Susquehanna common stock owned on that date. In order for a proposal to be voted on, there must be a quorum present. The presence at Susquehanna’s Special Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding Susquehanna shares entitled to vote on a particular proposal will constitute a quorum. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Susquehanna shareholders are entitled to cast on the merger proposal is required to approve and adopt the merger agreement. The affirmative vote of the holders of a majority of the stock having voting powers, present in person or represented by proxy at Susquehanna’s Special Meeting, is required to approve the adjournment of the Susquehanna Special Meeting if necessary to solicit additional proxies in favor of the approval and adoption of the merger agreement.

As of the record date relating to Susquehanna’s Special Meeting, the directors and executive officers of Susquehanna and their affiliates owned and were entitled to vote [            ] shares of Susquehanna common stock, which represents approximately [        ]% of the outstanding shares of Susquehanna common stock. As of such date, the directors and executive officers of Tower and their affiliates held [            ] shares of Susquehanna common stock. Each of the directors and executive officers of Susquehanna and their known affiliates has indicated to us that they intend to vote “FOR” approval and adoption of the merger agreement. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Susquehanna shareholders are entitled to cast on the merger proposal is required to approve and adopt the merger agreement.

The Merger (See pages 29 through 83)

A complete copy of the merger agreement is attached as Annex A to this document. Please carefully read the merger agreement. The merger agreement is the legal document that governs the merger.

What Tower Shareholders will Receive in the Merger (See pages 52 through 53)

Tower shareholders will have the opportunity to elect to receive in exchange for each share of Tower common stock they own immediately prior to completion of the merger either 3.4696 shares of Susquehanna’s common stock, par value $2.00 per share, or a cash payment of $28.00, subject to a proration so that $88 million of the merger consideration is paid in cash. Except in the limited circumstances under which Tower is entitled to terminate the merger agreement as a result of a drop in the price of Susquehanna’s common stock as described in this document, the exchange ratio of 3.4696 will not change as a result of changes in Susquehanna’s share price. As a result, the value of the Susquehanna shares that Tower shareholders will receive in the merger will change, and we cannot predict what the value will be at the closing of the merger.

In deciding how to vote, you should be aware that at the time of the merger the value of each share of Susquehanna common stock to be received in exchange for each share of Tower common stock may be more or less than $8.26, the closing price of Susquehanna’s common stock quoted on The Nasdaq Global Select Market on June 17, 2011, the last full trading day before the public announcement of the signing of the merger agreement.

Susquehanna will not issue any fractional shares to Tower shareholders. Instead, such shareholders will receive cash in lieu of a fractional share of Susquehanna common stock.

The table below shows the last sale price of Susquehanna common stock and Tower common stock, and the value of the shares of Susquehanna common stock to be received for each share of Tower common stock based upon the exchange ratio on June 17, 2011 (the last full trading day prior to announcement of the execution of the merger agreement) and [                    ], 2011 (the last full day prior to the date of these materials).

	JUNE 17, 2011	[ ], 2011
Susquehanna	$8.26	$	[	]
Tower	$20.27	$	[	]
Value of Susquehanna common stock received per share of Tower common stock based upon the exchange ratio	$28.66		[	]
Amount to be received for Tower shares that will exchanged for cash	$28.00		$28.00

Because the exchange ratio is fixed and will be adjusted only in limited circumstances, including if Susquehanna declares any stock dividends or effects a stock split or reverse stock split, and the market price of Susquehanna common stock will fluctuate prior to the merger, the pro forma equivalent price per share of Tower common stock will also fluctuate prior to the merger. Tower shareholders will not know the final equivalent price per share of Tower common stock when they vote on the merger. This information relates to the value of shares of Tower common stock that will be converted into shares of Susquehanna common stock in the merger. The $28.00 cash price that will be paid for some shares of Tower common stock will remain fixed.

Ownership of Susquehanna After the Merger

Upon completion of the merger, Susquehanna shareholders will own approximately [    ]% of the combined company and Tower shareholders will own approximately [    ]% of the combined company.

Election of Cash and/or Stock Consideration (See pages 53 through 55)

Tower shareholders may elect to receive cash, shares of Susquehanna common stock or a combination of cash and Susquehanna common stock in exchange for their shares of Tower common stock. As described elsewhere in this document, however, Tower shareholders cannot be certain of receiving the form of consideration that they elect with respect to all of their shares of Tower common stock.

Approximately one month prior to the anticipated time of completion of the merger or, as permitted by the merger agreement, at such other time as may be mutually agreed to by Susquehanna and Tower, Tower shareholders will receive a form of election and other transmittal materials with instructions for making their election as to the form of consideration they prefer to receive in the merger. The available elections, election procedures and deadline for making elections are described under the heading “The Merger—Election Procedure” beginning on page 53 of this document. If Tower shareholders do not make an election by the election deadline, they will be deemed to have made an election to receive Susquehanna common stock to the extent there is an oversubscription of the available pool of cash consideration, and be deemed to have made an election to receive cash to the extent there is an oversubscription of the available pool of stock consideration, each subject to the allocation procedures described in this document. See “The Merger—Allocation” beginning on page 55 of this document.

Tower shareholders should retain this document in connection with making their election to receive cash, Susquehanna common stock or a combination of cash and Susquehanna common stock for their shares of Tower common stock.

Tower shareholders should note that, in general, if and to the extent that you receive cash, the value of the consideration you will receive is fixed at $28.00 per share of Tower common stock. However, if you receive Susquehanna common stock as consideration, or a combination of Susquehanna common stock and cash, the value of the stock consideration will not be determined until closing and may be higher or lower than $28.00 per share of Tower common stock.

The anticipated time period between the time when Tower shareholders will be able to make their election as to the form of merger consideration that they wish to receive and the closing of the transaction is approximately one month, depending on when election forms are first mailed. The election must be made, and the election form returned, no later than the date specified in the election form, which will be approximately two business days before the closing of the transaction.

Tower Stock Options (See pages 60 through 61)

Each holder of an unexercised Tower option that remains outstanding under a Tower stock option plan as of the effective time of the merger and each Tower option plan will be assumed by Susquehanna. Susquehanna will not grant any new options or awards under the Tower option plans after the merger. Each Tower option assumed by Susquehanna will continue to have, and be subject to, the same terms and conditions of such Tower option immediately prior to the effective date of the merger, except that (1) each Tower option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Susquehanna common stock equal to the product of the number of shares of Tower common stock that were issuable upon exercise of such Tower option immediately prior to the effective date of the merger multiplied by 3.4696, rounded down to the nearest whole number of shares of Susquehanna common stock, and (2) the per share exercise price for the shares of Susquehanna common stock issuable upon the exercise of such assumed Tower option will be equal to the quotient determined by dividing the exercise price per share of Tower common stock at which such Tower option was exercisable immediately prior to the effective date of the merger by 3.4696, rounded up to the nearest whole cent.

Our Recommendations to Shareholders (See page 37)

Tower shareholders. The board of directors of Tower believes that the merger is fair to, and in the best interests of, Tower and unanimously recommends that Tower shareholders vote “FOR” approval and adoption of the merger agreement.

Susquehanna shareholders. The Susquehanna board of directors believes that the merger is fair to, and in the best interests of, Susquehanna and unanimously recommends that Susquehanna shareholders vote “FOR” approval and adoption of the merger agreement.

Opinion of Tower’s Financial Advisor (See pages 37 through 44)

Tower’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), has provided its opinion to the Tower board of directors, dated June 20, 2011 (the date on which Tower’s board of directors approved the merger agreement), that, as of that date, and subject to and based on the considerations referred to in its opinion, the exchange ratio of 3.4696 Susquehanna shares or a cash payment of $28.00 to be received for each Tower share was fair, from a financial point of view, to holders of Tower common stock. The full text of KBW’s opinion is attached as Annex B to this document. The opinion of KBW is not a recommendation to any Tower shareholder as to how to vote on the merger agreement. Additionally, the opinion of KBW assumes the successful completion of Susquehanna’s pending acqusition of Abington. Tower encourages its shareholders to read that opinion in its entirety. The opinion of KBW will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Tower does not currently expect that it will request an updated opinion from KBW.

Opinion of Susquehanna’s Financial Advisor (See pages 44 through 51)

On June 20, 2011, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the board of directors of Susquehanna, subsequently confirmed in writing, that as of such date, and based upon and subject to the factors and assumptions set forth in its written opinion, the Consideration (as defined below) to be paid by Susquehanna in the merger for each share of common stock, no par value per share, of Tower equal to either (a) $28.00 in cash (the “Cash Consideration”), without interest, or (b) 3.4696 shares of common stock, par value $2.00 per share, of Susquehanna (the “Share Consideration” and together with the Cash Consideration, the “Consideration”) at the election of each holder of such shares of common stock of Tower, subject to certain limitations and proration procedures set forth in the merger agreement, was fair, from a financial point of view, to Susquehanna. The full text of J.P. Morgan’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. Susquehanna’s shareholders are encouraged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of Susquehanna and is directed only to the Consideration in the merger and does not constitute a recommendation as to how any holder of Susquehanna common stock should vote with respect to the merger or any other matter.

Conditions to Completion of the Merger (See page 71)

Completion of the merger is subject to a number of conditions, including:

•	the approval and adoption of the merger agreement by Tower and Susquehanna shareholders;

•	the receipt of regulatory consents and approvals that are necessary to permit completion of the merger; and

•

receipt by Tower and Susquehanna of tax opinions from their respective counsel that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Certain conditions to the merger may be waived by Susquehanna or Tower, as applicable.

We May Not Complete the Merger Without All Required Regulatory Approvals (See pages 80 through 81)

The merger requires regulatory approvals which may include approval of the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking, the Maryland Office of the Commissioner of Financial Regulation, and under the securities or “Blue Sky” laws of various states. We will submit filings and notifications for these purposes with these regulatory agencies. We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them.

Termination of the Merger Agreement (See pages 77 through 80)

The merger agreement contains customary termination provisions for a transaction of this type that may apply even if Tower’s and Susquehanna’s shareholders approve the merger. In addition, either Tower or Susquehanna may decide, without the consent of the other, to terminate the merger agreement if the merger is not completed by April 30, 2012.

Tower may terminate the merger agreement, without the consent of Susquehanna, for the following reason, among others which are more fully described in this document:

•

the average closing stock price of Susquehanna’s common stock for the 20 consecutive trading days prior to the third day prior to the merger is less than $6.46 and (2) Susquehanna’s stock price has underperformed the Nasdaq Bank Index by 20% or more since June 20, 2011, measured as of the third calendar day before the merger. This is subject to Susquehanna’s right to increase the merger consideration to the extent necessary to cause either of these two conditions to be deemed not to exist. Please see “The Merger—Termination of the Merger Agreement.” for more information.

Susquehanna may terminate the merger agreement, without the consent of Tower, for the following reason, among others which are more fully described in this document:

•

if the Tower board of directors withdraws or modifies, in a manner adverse to Susquehanna, its recommendation to its shareholders in order to accept a proposal or offer for a competing business combination between Tower and a third party that is financially superior to the merger with Susquehanna.

Termination Fee (See page 79)

Tower must pay Susquehanna a $13.5 million termination fee if the merger agreement terminates as a result of any of the events described in detail on page 79 of this document, and generally relating to the following:

•

Tower’s (1) initiation, facilitation, approval or recommendation of an acquisition proposal from a third party, (2) execution of a letter of intent or similar agreement relating to an acquisition proposal or (3) failure to recommend to its shareholders approval of the merger with Susquehanna; or

•

Tower receives an acquisition proposal from a third party prior to termination of the merger agreement or for failure to consummate the merger by April 30, 2012, and any of the following events occurs within 12 months following such termination:

•	Tower merges with such third party;

•	such third party directly or indirectly acquires more than 50% of the total assets or outstanding common stock of Tower; or

•

Tower institutes a plan of liquidation, recapitalization or share repurchase relating to more than 50% of its outstanding common stock or pays an extraordinary dividend relating to more than 50% of its outstanding common stock, in any such case in which such third party is a participant; or

•

Tower fails to hold a special meeting of its stockholders for the purpose of voting on the approval and adoption of the merger agreement or to take actions reasonably necessary to obtain third party consents and required governmental approvals in connection with the merger.

Material Federal Income Tax Consequences (See pages 56 through 58)

The merger is intended to constitute a reorganization for United States federal income tax purposes. If so treated, the exchange of your shares of Tower common stock for shares of Susquehanna common stock generally will not cause you to recognize gain or loss for federal income tax purposes. However, you may recognize income or gain if you elect to receive cash in exchange for your Tower common shares, or with respect to cash received in lieu of any shares of Susquehanna common stock. This tax treatment may not apply to all Tower shareholders. See the section of this Joint Proxy Statement/Prospectus titled “The Merger—Material Federal Income Tax Consequences” for a summary discussion of material U.S. federal income tax consequences of the merger to Tower shareholders.

Tower shareholders should consult their own tax advisors for a full understanding of the tax consequences of the merger to them.

Each of Susquehanna’s and Tower’s obligations to complete the merger is conditioned on the receipt of a legal opinion about the federal income tax treatment of the merger. This opinion will not bind the Internal Revenue Service (the “IRS”), which could take a different view.

Accounting of the Merger (See page 82)

The merger will be accounted for as a business combination, as such term is defined under the accounting principles generally accepted in the United States of America (“GAAP”).

Interests of Tower Officers and Directors in the Merger that are Different Than or in Addition to Their Interests as Tower Shareholders (See pages 61 through 70)

In addition to their interests as Tower shareholders, the directors and executive officers of Tower may have interests in the merger that are different from or in addition to interests of other Tower shareholders. These interests include, among others, provisions in the merger agreement regarding board membership, as well as change in control agreements, employment agreements, indemnification, insurance, stock options, restricted stock plans, vesting of restricted stock, and eligibility to participate in various employee benefit plans. For purposes of the Tower agreements and plans, the completion of the transactions contemplated by the merger agreement will generally constitute a change in control. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a Tower shareholder.

The financial interests of Tower’s executive officers and directors in the merger include the following:

•

the continued indemnification of current directors and officers of Tower and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with director’s and officer’s liability insurance;

•

the retention of Andrew Samuel, the Chief Executive Officer and Chairman of the Board of Tower, as a director and President and as the Chief Revenue Officer of Susquehanna and a director of Susquehanna Bank, and payment of compensation, including a retention payment, to Mr. Samuel pursuant to an employment agreement between Susquehanna and Mr. Samuel that will become effective at the closing of the merger;

•

the retention of Janak Amin, the President and Chief Executive Officer of Graystone Tower Bank, as Executive Vice President of Susquehanna Bank and payment of compensation, including a retention payment, to Mr. Amin pursuant to an employment agreement between Susquehanna and Mr. Amin that will become effective at the closing of the merger;

•

the retention of Jeffrey Renninger, the President and Chief Operating Officer of Tower, as an Executive Vice President of Susquehanna Bank and payment of compensation, including a retention payment, to Mr. Renninger pursuant to an employment agreement between Susquehanna and Mr. Renninger that will become effective at the closing of the merger;

•

the appointment, effective at the closing of the merger, of Andrew S. Samuel and two additional directors of Tower to the board of directors of Susquehanna and Susquehanna Bank, and the payment of compensation to such individuals in accordance with the policies of Susquehanna, which currently consists of the following payments to each of Susquehanna’s non-employee directors: an annual retainer of $25,000, a per diem payment of $1,500 for each Susquehanna board meeting and $1,200 for each committee meeting, and 60% of the in-person fee for each telephonic board or committee meeting. The Susquehanna and Susquehanna Bank board meetings are held jointly and only one fee is paid for attendance;

•

an anticipated one time cash payment not to exceed $36,600 to each of the current directors of Tower not appointed to Susquehanna’s board of directors in consideration of their willingness to serve on Tower’s existing regional advisory board (which Susquehanna intends to continue after the merger), for a period of one year following completion of the merger;

•

the right of each of Tower’s executive officers (other than Messrs. Samuel, Amin and Renninger) to severance benefits upon a termination of their employment following the proposed merger (except in certain limited circumstances);

•

the payment of 2011 incentive bonuses to participants in Tower incentive plans at no less than the target levels set forth in such plans regardless of actual achievement of such targets (subject to achievement of at least the threshold level of performance);

•

the receipt by each employee of Tower or Graystone Tower Bank who is a party to a deferred compensation agreement with Tower or Graystone Tower Bank of a contribution for 2011 at no less than the minimum performance payout level set forth in the applicable deferred compensation agreement regardless of actual achievement of the performance target; and

•

the acceleration of vesting of unvested Tower options and restricted stock held by Tower directors and officers, and the conversion of Tower options held by directors and officers into stock options to purchase shares of Susquehanna common stock.

Tower’s board of directors was aware of these interests and took them into account in its decision to approve the merger agreement. For information concerning the dollar amounts associated with these interests, please see “The Merger—Interests of Certain Persons in the Merger” on pages 61 through 70 for more information. Certain officers of Tower and Graystone Tower Bank are expected to be appointed as officers of Susquehanna or Susquehanna Bank upon completion of the merger and receipt of all required approvals. As employees of these surviving entities, they will be eligible for certain employee benefits. Please see “The Merger—Employee Benefit Plans.” on page 59 for more information.

No Dissenters Rights (See page 82)

Neither Susquehanna nor Tower shareholders are entitled to dissenters’ rights in connection with the merger.

Effect of the Merger on Rights of Tower Shareholders (See pages 84 through 93)

The rights of Tower shareholders are governed by Pennsylvania law, as well as Tower’s Amended and Restated Articles of Incorporation (“Tower’s Articles of Incorporation”) and Amended and Restated Bylaws (“Tower’s Bylaws”). After completion of the merger, the rights of the former Tower shareholders who receive Susquehanna common stock in the merger also will be governed by Pennsylvania law, as well as Susquehanna’s Amended and Restated Articles of Incorporation (“Susquehanna’s Articles of Incorporation”) and Amended and Restated Bylaws (“Susquehanna’s Bylaws”) . Although Susquehanna’s Articles of Incorporation and Susquehanna’s Bylaws are similar in many ways to Tower’s Articles of Incorporation and Tower’s Bylaws, there are some substantive and procedural differences that will affect the rights of Tower shareholders. A description of some of these important differences is discussed on pages 84 through 88 under the caption “Shareholder Rights—Selected Provisions of Susquehanna’s Articles of Incorporation” and pages 88 through 93 under the caption “Shareholder Rights—Comparison of Shareholders’ Rights.”

Where You Can Find More Information (See pages 101 through 103)

If you would like more information about Susquehanna or Tower, you should refer to documents filed by us with the SEC. We have identified these documents and instructions on how you can obtain copies of these documents beginning on page 101 under the section entitled “Where You Can Find More Information.”

RISK FACTORS

In considering whether to vote in favor of the proposal to approve the merger agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In particular, you should consider the following risk factors.

Risks Relating to Tower and Susquehanna Shareholders in Connection with the Merger

Tower shareholders cannot be sure of the market value of the Susquehanna common stock that they will receive in the merger.

The merger agreement provides that Tower shareholders will have the opportunity to elect to receive in exchange for each share of Tower common stock they own immediately prior to completion of the merger a cash payment of $28.00, subject to a proration so that $88 million of the merger consideration is paid in cash, or the right to receive a number of shares of Susquehanna common stock equal to an “Exchange Ratio.” At the time the merger agreement was signed, the Exchange Ratio was set at 3.4696.

Except under limited circumstances, if Susquehanna’s stock price declines prior to the completion of the merger, Susquehanna will not be required to adjust the Exchange Ratio. As a result, the market price of shares of Susquehanna common stock that a Tower shareholder receives in the merger may decline from the date when the merger agreement was signed to the closing of the merger, even if Tower exercises its right to terminate the merger agreement because of a threshold decline in the Susquehanna stock price and Susquehanna decides to increase the Exchange Ratio.

In addition, relative prices of Susquehanna common stock and Tower common stock are likely to change between the date of this Joint Proxy Statement/Prospectus, the deadline by which Tower shareholders will be required to elect the form of merger consideration they prefer to receive, and the date that the merger is completed. The market prices of Susquehanna and Tower common stock may change as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations, as well as Susquehanna’s timely completion of its pending acquisition of Abington. Many of these factors are beyond the control of Susquehanna and Tower. As Susquehanna and Tower market share prices fluctuate, the value of the shares of Susquehanna common stock that a Tower shareholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of Susquehanna common stock upon, or after completion of, the merger. Accordingly, it is also impossible to predict accurately the market value of the consideration to be received by shareholders of Tower in the merger upon their exchange of shares of Tower common stock for shares of Susquehanna common stock. The actual value of the stock consideration received will be less than $28.00 per share of common stock exchanged in the transaction if the closing price of Susquehanna common stock on the closing date is less than $8.07.

The market price of Susquehanna common stock may be affected by factors different from those affecting Tower common stock.

Upon completion of the merger, Tower shareholders will own approximately [    ]% of the combined company. Some of Susquehanna’s current businesses and markets differ from those of Tower and, accordingly, the results of operations of Susquehanna after the merger may be affected by factors different from those currently affecting the results of operations of Tower. For a discussion of the businesses of Susquehanna and Tower and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 101.

The required regulatory approvals and filings may not be obtained or completed, may delay the date of completion of the merger or may contain materially burdensome conditions.

Susquehanna and Tower will be required to complete and obtain regulatory approval with respect to certain filings and/or applications regarding the merger. These approvals and filings may include, among other items, applications and notices filed with the Board of Governors of the Federal Reserve System, filings and approvals under the securities or “Blue Sky” laws of various states, approval of the listing of Susquehanna’s common stock on The Nasdaq Global Select Market, approval of the merger by the Pennsylvania Department of Banking and/or related filings pursuant to the Pennsylvania Banking Code, as amended, notices filed with the Maryland Office of the Commissioner of Financial Regulation and such other relevant filings, registrations, authorizations or approvals as may be required by a governmental or regulatory entity. Such filings and approvals must be completed prior to effecting the merger. Susquehanna and Tower have agreed to use their reasonable best efforts to complete these filings and obtain these approvals; however, satisfying any requirements of regulatory agencies may delay the date of completion of the merger or such approval may not be obtained at all. In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on Susquehanna after the merger may be sought by governmental agencies as a condition to obtaining the required regulatory approvals and these conditions could be materially burdensome to Susquehanna following the closing of the merger. We cannot assure you as to whether these regulatory approvals will be received, the timing of the approvals or whether any conditions will be imposed.

Failure to complete the merger could negatively affect the market price of Susquehanna’s and Tower’s common stock.

If the merger is not completed for any reason, Susquehanna and Tower will be subject to a number of material risks, including the following:

•	the market price of their common stock may decline to the extent that the current market prices of their shares reflect a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed; and

•

the diversion of management’s attention from the day-to-day business operations and the potential disruption to our employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.

Susquehanna and Tower will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on their businesses may have an adverse effect on Susquehanna and Tower. These uncertainties may also impair Tower’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause their customers and others that deal with Tower to seek to change their existing business relationship, which could negatively impact Susquehanna upon consummation of the merger. In addition, the merger agreement restricts Susquehanna and Tower from taking certain specified actions without the other’s consent until the merger is consummated. These restrictions may prevent Susquehanna and Tower from pursuing or taking advantage of attractive business opportunities that may arise prior to the completion of the merger.

The merger agreement limits Tower’s ability to pursue alternatives to the merger with Susquehanna.

The merger agreement contains terms and conditions that make it more difficult for Tower to engage in a business combination with a party other than Susquehanna. Subject to limited exceptions, Tower is required to convene a special meeting and Tower’s board of directors is required to recommend approval of the merger agreement. If the Tower board of directors determines to accept a superior acquisition proposal from a competing third party, Tower will be obligated to pay a $13.5 million termination fee to Susquehanna. A competing third party may be discouraged from considering or proposing an acquisition of Tower, including an acquisition on better terms than those offered by Susquehanna, due to the termination fee and Tower’s obligations under the merger agreement. Further, the termination fee might result in a potential competing third party acquiror proposing a lower per share price than it might otherwise have proposed to acquire Tower. See “The Merger—Termination of the Merger Agreement—Termination Fee” beginning on page 79.

Both the proposed Tower Merger and the merger of Abington with and into Susquehanna are pending concurrently, which may increase the risks associated with each of these mergers as well as place a strain on Susquehanna’s financial and personnel resources that could adversely impact Susquehanna’s business.

On May 6, 2011, shareholders of Susquehanna and Abington approved the Abington Merger, which is expected to close on or around October 1, 2011. The Tower merger is expected to close during the first quarter of 2012. While the Abington merger and the Tower merger are pending concurrently, these mergers will cause Susquehanna to continue to incur significant expenditures and will require substantial attention and effort from Susquehanna’s management and other personnel. Susquehanna’s current and planned operations, personnel, facility size and configuration, systems and internal procedures and controls might be inefficient or inadequate to support these efforts at the same time. In addition, the risks associated with each of these mergers, as described herein and in Susquehanna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, may increase while both mergers are pending. The increased risks and obligations associated with the concurrently pending mergers could place a strain on Susquehanna’s financial position and personnel resources, which may adversely affect Susquehanna’s stock price, revenues, results of operations and/or financial condition.

Changes in the price of Susquehanna’s common stock prior to completion of the merger may require Susquehanna to adjust the “exchange ratio,” which would have an incremental dilutive effect on the ownership interests of each Susquehanna shareholder in the combined company following the merger.

If the average closing price of Susquehanna common stock for the twenty consecutive trading days ending on the third day immediately prior to the closing date is less than $6.46 (representing a 20% decline from a starting price of $8.07) and if the decline on a percentage basis in the average closing price of Susquehanna common stock from $8.07 is at least 20% more than the change in the Nasdaq Bank Index (as measured by comparing its closing price on June 20, 2011, the date of the merger agreement, to the closing price on the date of measurement), referred to herein as a threshold decline in the Susquehanna stock price, Tower will have the right to terminate the merger agreement. If Tower provides notice that it has elected to exercise this termination right, Susquehanna may increase the Exchange Ratio so that the aforementioned conditions would not be triggered, and the merger agreement will remain in effect.

Any such adjustment to the Exchange Ratio would increase the total number of shares of Susquehanna common stock issued to Tower shareholders, which would have a dilutive effect on the relative ownership interest of each Susquehanna shareholder in the combined company. Accordingly, at the time of the Susquehanna Special Meeting, Susquehanna shareholders will not be able to assess whether and to what extent Susquehanna common stock issued in the merger will impact their relative holdings in the combined company following the merger.

The opinion of Tower’s financial advisor does not reflect changes in circumstances between signing the merger agreement on June 20, 2011 and the merger.

Tower’s financial advisor, KBW, rendered an opinion dated June 20, 2011, to the Tower board of directors that, as of such date, and subject to and based on the considerations referred to in its opinion, the exchange ratio of 3.4696 Susquehanna shares or a cash payment of $28.00 to be received for each Tower share was fair, from a financial point of view, to holders of Tower common stock. The opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date thereof. Additionally, the opinion of KBW assumes the successful completion of Susquehanna’s pending acquisition of Abington.

Changes in the operations and prospects of Susquehanna or Tower, general market and economic conditions and other factors on which KBW’s opinion to Tower was based, may significantly alter the value of Susquehanna or Tower or the prices of shares of Susquehanna common stock or Tower common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The Tower board of directors’ recommendation that holders of Tower common stock vote “FOR” approval of the merger agreement, however, is as of the date of this Joint Proxy Statement/Prospectus. For a description of the opinion that Tower received from its financial advisor, please refer to “The Merger—Opinion of Tower’s Financial Advisor” beginning on page 37. For a description of the other factors considered by Tower’s board of directors in determining to approve the merger, please refer to “The Merger—Tower’s Reasons for the Merger” beginning on page 34.

Tower and Susquehanna directors and executive officers may have interests in the merger that differ from your interests.

Some of Tower’s and Susquehanna’s directors and executive officers have interests in the transaction other than their interests as shareholders. For example, after the merger of Susqhehanna and Tower, the current directors of Susquehanna and Susquehanna Bank will continue to serve as such with the combined organization, Andrew S. Samuel, current Chairman and Chief Executive Officer of Tower and two additional current directors of Tower will be selected to serve on Susquehanna’s combined board of directors. In addition:

•

Andrew S. Samuel, Janak Amin and Jeffrey Renninger will become members of the executive leadership of Susquehanna and/or Susquehanna Bank, pursuant to new employment agreements between Susquehanna and such individuals, which also provide for the payment of compensation, including a retention payment;

•	each of the current directors of Tower not appointed to the board of directors of Susquehanna is anticipated to receive a one time cash payment not to exceed $36,600;

•

each of Tower’s executive officers (other than Messrs. Samuel, Amin and Renninger) will be entitled to severance benefits upon a termination of their employment following the proposed merger (except in certain limited circumstances);

•

participants in Tower or Graystone Tower Bank’s incentive and deferred compensation plans will be entitled to the payment of certain incentive bonuses and other payments (subject to certain conditions); and

•	participants’ unvested equity awards issued under Tower equity incentive plans will become vested.

These and certain other additional interests of Susquehanna’s and Tower’s directors and executive officers are described in detail in “The Merger—Interests of Certain Persons in the Merger” beginning on page 61. These circumstances may cause some of Susquehanna’s and Tower’s directors and executive officers to view the proposed merger differently than a Susquehanna or Tower shareholder may view it.

The unaudited pro forma financial data included in this Joint Proxy Statement/Prospectus is preliminary and Susquehanna’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this Joint Proxy Statement/Prospectus.

The unaudited pro forma financial data in this Joint Proxy Statement/Prospectus are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record Tower’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Tower as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

After the merger is completed, Tower shareholders will become Susquehanna shareholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, Tower shareholders will become Susquehanna shareholders. Differences in Tower’s Articles of Incorporation and Bylaws and Susquehanna’s Articles of Incorporation and Bylaws will result in changes to the rights of Tower shareholders who become Susquehanna shareholders.

Tower shareholders will have less influence as shareholders of Susquehanna than as shareholders of Tower.

Tower shareholders currently have the right to vote in the election of the board of directors of Tower and on other matters affecting Tower. The amount of Susquehanna common stock Tower shareholders will receive for their shares of Tower common stock will result in the transfer of control of Tower to the shareholders of Susquehanna. The percentage ownership of Tower shareholders in Susquehanna will be much less than their percentage ownership of Tower. Because of this, Tower shareholders in the aggregate will have significantly less influence on the management and policies of Susquehanna than they now have on the management and policies of Tower.

Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

Three individuals claiming to be shareholders of Tower have made separate demands under Pennsylvania law on Tower’s board of directors, requesting the board to remedy alleged failures to engage in an independent and fair process in connection with the merger. One of these individuals has filed a shareholder derivative action challenging Tower’s pending merger with Susquehanna, and alleging, among other things, that Tower’s directors failed to fulfill their fiduciary duties with regard to the merger with Susquehanna. The plaintiff in this action seeks, among other things, injunctive relief to prevent the consummation of Tower’s merger with Susquehanna or, in the event the merger is consummated, monetary damages. Tower and Susquehanna also could be subject to additional demands or litigation related to the merger whether or not the merger is consummated. While both Tower and Susquehanna believe that the demands are unwarranted and that there are substantial legal and factual defenses to the claims, such actions create additional uncertainty relating to the merger and responding to such demands and defending such actions is costly and distracting to management. While there can be no assurance as to the ultimate outcomes of the demands or the litigation, neither Tower nor Susquehanna believes that their resolution will have a material adverse effect on its respective financial position, results of operations or cash flows.

Risks Relating to Combined Operations Following the Merger

Susquehanna may fail to realize the cost savings estimated for the merger.

The success of the merger will depend, in part, on Susquehanna’s ability to realize the estimated cost-savings from combining the businesses of Susquehanna and Tower. Susquehanna’s management estimated at the time the proposed merger was announced that it expects to achieve total cost-savings of approximately $30 million. While Susquehanna and Tower continue to believe these cost-savings estimates are achievable as of the date of this document, it is possible that the potential cost-savings could turn out to be more difficult to achieve than originally anticipated. The cost-savings estimates also depend on the ability to combine the businesses of Susquehanna and Tower in a manner that permits those cost-savings to be realized. If the estimates of Susquehanna and Tower turn out to be incorrect or Susquehanna and Tower are not able to successfully combine their two companies, the anticipated cost-savings may not be realized fully or at all, or may take longer than expected to realize.

Unanticipated costs relating to the merger could reduce Susquehanna’s future earnings per share.

We believe that we have reasonably estimated the likely incremental costs of the combined operations of Susquehanna and Tower following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Susquehanna following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Susquehanna’s earnings per share.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF

TOWER BANCORP, INC. AND SUSQUEHANNA BANCSHARES, INC.

Selected Historical Consolidated Financial and Operating Data of Tower Bancorp, Inc.

(Amounts in thousands, except per share data)

The following selected financial information for the fiscal years ended December 31, 2010 and 2009 is derived from audited consolidated financial statements of Tower and the information for the fiscal years ended December 31, 2008, 2007 and 2006 is derived from the audited financial statements of Graystone Financial Corp. (“Graystone Financial”). The Graystone Financial audited financial statements and related notes for the years ended December 31, 2008 and 2007 were filed as an exhibit to Tower’s Current Report on Form 8-K/A, filed with the SEC on June 1, 2009. The financial information as of and for the six months ended June 30, 2011 and June 30, 2010, is derived from unaudited financial statements. The results of operations for the six months ended June 30, 2011, are not necessarily indicative of the results of operations for the full year or any other interim period. Tower’s management prepared the unaudited information on the same basis as it prepared Tower’s audited consolidated financial statements. In the opinion of Tower’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Tower’s consolidated financial statements and related notes included in Tower’s Annual Report on Form 10-K for the year ended December 31, 2010, and Tower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which are incorporated by reference herein and from which this information is derived. Please see “Where You Can Find More Information” beginning on page 101.

On March 31, 2009, Tower completed a merger with Graystone Financial, with Tower as the surviving corporation. The merger, while considered a “merger of equals,” is accounted for as a reverse acquisition using the acquisition method of accounting, in accordance with the provisions of the Accounting Standards Codification (“ASC”) 805, “Business Combinations,” with Graystone Financial as the accounting acquirer. As a result, the historical financial information for periods prior to March 31, 2009 is that of Graystone Financial.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Summary of Operations:
Interest income	$60,678	$36,057	$76,823	$56,383	$32,157	$24,313	$10,618
Interest expense	11,940	11,105	22,154	20,428	16,481	13,586	5,899
Net interest income	48,738	24,952	54,669	35,955	15,676	10,727	4,719
Provision for loan losses	3,150	3,350	9,050	5,216	2,550	1,997	1,756
Noninterest income	10,170	4,371	11,692	8,643	3,089	1,592	367
Noninterest expenses	47,980	21,328	49,172	31,727	13,803	10,692	6,413
Merger related expenses and restructuring charges	2,359	187	5,597	2,080	—	—	—
Income (loss) from before income taxes	5,419	4,458	2,542	5,575	2,412	(370)	(3,083)
Income taxes expense (benefit)	1,622	1,372	1,223	1,829	333	(6)	—
Less: Income (loss) from noncontrolling interest	69	4	161	37	(3)	(18)	—
Net income (loss)	3,728	3,082	1,158	3,709	2,082	(346)	(3,083)

Per Common Share:
Net income (loss) per share
Basic	$0.31	$0.43	$0.16	$0.72	$0.76	$(0.19)	$(2.88)
Diluted	$0.31	$0.43	$0.16	$0.72	$0.76	$(0.19)	$(2.88)
Cash dividends declared	$0.56	$0.56	$1.12	$0.84	$—	$—	$—

Weighted average common shares outstanding:
Basic	11,986,096	7,129,491	7,359,478	5,156,078	2,734,027	1,867,767	1,070,519
Diluted	11,990,344	7,133,819	7,361,774	5,161,325	2,734,027	1,867,767	1,070,519
Common shares outstanding at period end	12,007,187	7,140,227	11,971,399	7,122,683	2,740,325	2,733,663	1,246,700
Book value per share	$21.36	$23.16	$21.44	$23.02	$19.99	$19.05	$11.21
Tangible book value per share— Non-GAAP(1)	$19.31	$21.06	$19.47	$20.86	$19.99	$19.05	$11.21

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Performance Ratios:
Return on average assets	0.29%	0.41%	0.07%	0.32%	0.38%	-0.10%	-1.98%
Return on average equity	2.95%	3.77%	0.65%	3.24%	3.90%	-1.15%	-21.96%
Net interest margin	4.22%	3.68%	3.71%	3.49%	2.97%	3.24%	3.10%
Efficiency ratio	85.45%	73.37%	82.53%	75.80%	73.54%	86.64%	126.09%

Capital Ratios:
Total capital (to risk-weighted assets)	13.52%	14.49%	13.24%	14.43%	10.10%	13.32%	8.14%
Tier 1 capital (to risk-weighted assets)	12.16%	12.00%	11.83%	13.58%	9.10%	12.34%	7.06%
Tier 1 capital (to average assets)	9.64%	9.69%	13.45%	11.13%	8.50%	12.54%	6.36%
Tangible equity to tangible assets— Non-GAAP(1)	9.27%	9.56%	8.56%	10.21%	8.54%	11.67%	5.70%

Period End Balance
Total assets	$2,526,494	$1,588,079	$2,747,289	$1,470,583	$641,318	$446,412	$245,095
Securities available for sale	209,209	190,895	102,695	189,853	19,904	27,931	63,734
Loans, net of unearned income	2,055,531	1,231,060	2,219,525	1,146,305	571,046	390,274	172,519
Allowance for loan lossess	11,869	11,619	14,053	9,695	6,017	4,148	2,516
Goodwill and intangible assets	24,693	14,966	24,243	15,302	—	—	—
Deposits and securities sold under repurchased agreements	2,154,361	1,327,397	2,306,503	1,223,361	533,854	385,391	223,622
Borrowings	87,899	82,761	142,839	70,981	43,614	4,430	6,200
Shareholders’ equity	256,502	165,343	256,640	163,893	54,785	52,085	13,971

Reconciliation of Non-GAAP Balance Sheet Data
Total assets—GAAP	$2,526,494	$1,588,079	$2,747,289	$1,470,583	$641,318	$446,412	$245,095
Less: Goodwill and other intangible assets	24,693	14,966	24,243	15,302	—	—	—

Total tangible assets—Non-GAAP	$2,501,801	$1,573,113	$2,723,046	$1,455,281	$641,318	$446,412	$245,095

Total Stockholders’ equity—GAAP	256,502	165,343	$256,640	$163,892	$54,785	$52,085	$13,971
Less: Goodwill and other intangible assets	24,693	14,966	24,243	15,302	—	—	—

Tangible equity—Non-GAAP	$231,809	$150,377	$232,397	$148,590	$54,785	$52,085	$13,971

(1)	Tangible assets and tangible equity and the ratios derived from these numbers are non-GAAP financial measures. Tangible assets and tangible equity are derived by reducing the balance of assets and equity, respectively, by the amount of GAAP reported goodwill and other intangible assets and liabilities. In order to calculate tangible book value per share, we divide tangible equity by the number of common shares outstanding. In order to calculate tangible equity to tangible assets, we divide tangible equity by the tangible assets. We believe the presentation of these non-GAAP financial measures provide useful supplemental information that is essential to an investor’s proper understanding of the operating results of the our core businesses. We use these non-GAAP financial measures in our analysis of our performance. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Selected Historical Consolidated Financial and Operating Data of Susquehanna Bancshares, Inc.

The following selected financial information for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 is derived from audited consolidated financial statements of Susquehanna. The financial information as of and for the six months ended June 30, 2011 and June 30, 2010, is derived from unaudited financial statements. The results of operations for the six months ended June 30, 2011, are not necessarily indicative of the results of operations for the full year or any other interim period. Susquehanna’s management prepared the unaudited information on the same basis as it prepared Susquehanna’s audited consolidated financial statements. In the opinion of Susquehanna’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Susquehanna’s consolidated financial statements and related notes included in Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2010, and Susquehanna’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 which are incorporated by reference herein and from which this information is derived. Please see “Where You Can Find More Information” beginning on page 101.

Selected Historical Consolidated Financial and Operating Data of Susquehanna Bancshares, Inc. (Amounts in thousands, except per share data)
	(Unaudited)		(Audited)
	Six Months Ended June 30,		For the Years Ended December 31,
Years ended December 31,	2011	2010	2010	2009	2008	2007(1)	2006(2)
Selected Operating Data
Interest income	$294,759	$309,039	$613,695	$643,824	$697,070	$526,157	$462,791
Interest expense	83,650	94,517	187,189	235,008	298,768	250,254	206,021
Net interest income	211,109	214,522	426,506	408,816	398,302	275,903	256,770
Provision for loan and lease losses	63,000	88,000	163,000	188,000	63,831	21,844	8,680
Noninterest income	74,521	76,953	152,148	163,699	142,309	120,659	136,313
Noninterest expenses	197,039	190,467	382,650	382,472	367,201	276,955	262,836
Income before taxes	25,591	13,008	33,004	2,043	109,579	97,763	121,567
Net income	20,816	12,894	31,847	12,675	82,606	69,093	83,638
Preferred stock dividends and accretion	—	10,942	15,572	16,659	792	0	0
Net income (loss) applicable to common shareholders	20,816	1,952	16,275	(3,984)	81,814	69,093	83,638
Cash dividends declared on common stock	3,899	2,163	4,757	31,898	89,462	52,686	49,067

Per Common Share Amounts
Net income:
Basic	$0.16	$0.02	$0.13	$(0.05)	$0. 95	$1.23	$1.66
Diluted	0.16	0.02	0.13	(0.05)	0.95	1.23	1.66
Cash dividends declared on common stock	0.03	0.02	0.04	0.37	1.04	1.01	0.97
Dividend payout ratio	18.7 (3)	n/m (3)	29.2 (3)	n/m (3)	109.3 (3)	76.3 (3)	58.7%

Financial Ratios
Return on average total assets	0.30%	0.19%	0.23%	0.09%	0.62%	0.78%	1.05%
Return on average shareholders’ equity	2.11	1.25	1.53	0.65	4.80	6.66	9.56
Return on average tangible shareholders’ equity(4)	5.05	3.15	3.69	2.19	13.35	11.56	15.42
Average equity to average assets	14.23	15.07	15.00	14.31	12.92	11.66	11.00
Net interest margin	3.62	3.75	3.67	3.58	3.62	3.67	3.77
Efficiency ratio	67.28	63.89	64.62	65.28	66.46	69.10	66.43

Capital Ratios
Leverage	10.37%	11.02%	10.27%	9.73%	9.92%	10.24%	8.68%
Tier 1 risk-based capital	12.68	13.16	12.65	11.17	11.17	9.23	9.48
Total risk-based capital	14.75	15.50	14.72	13.48	13.52	11.31	12.48

Credit Quality
Net charge-offs/Average loans and leases	1.38%	1.51%	1.46%	1.32%	0.42%	0.25%	0.10%
Nonperforming assets/Loans and leases plus
foreclosed real estate	2.26	2.60	2.23	2.48	1.20	0.78	0.57
ALLL/Nonaccrual loans and leases	99	78	97	79	108	156	207
ALLL/Total loans and leases	1.96	1.90	1.99	1.75	1.18	1.01	1.13

	(Unaudited)		(Audited)
	Six Months Ended June 30,		For the Years Ended December 31,
Years ended December 31,	2011	2010	2010	2009	2008	2007(1)	2006(2)
Period-End Balances
Total assets	$14,157,744	$13,891,533	$13,954,085	$13,689,262	$13,682,988	$13,077,994	$8,225,134
Investment securities	2,623,747	2,149,118	2,417,611	1,875,267	1,879,891	2,063,952	1,403,566
Loans and leases, net of unearned income	9,636,187	9,787,056	9,633,197	9,827,279	9,653,873	8,751,590	5,560,997
Deposits	9,402,515	9,169,947	9,191,207	8,974,363	9,066,493	8,945,119	5,877,589
Total borrowings	2,249,859	2,085,760	2,371,161	2,512,894	2,428,085	2,131,156	1,152,932
Shareholders’ equity	2,022,902	2,092,451	1,984,802	1,981,081	1,945,918	1,729,014	936,286

Selected Share Data
Common shares outstanding (period end)	130,070	129,695	129,966	86,474	86,174	85,935	52,080
Average common shares outstanding:
Basic	129,744	112,207	121,031	86,257	85,987	56,297	50,340
Diluted	129,826	112,233	121,069	86,257	86,037	56,366	50,507
Common shareholders of record	11,038	11,500	11,301	11,668	12,035	11,144	6,694
At Period End:
Book value per common share	$15.55	$15.38	$15.27	$19.53	$19.21	$20.12	$17.98
Tangible book value per common share	7.50	7.23	7.18	7.25	6.77	8.44	11.18
Market price per common share	8.00	8.33	9.68	5.89	15.91	18.44	26.88

(1)	On November 16, 2007, we completed our acquisition of Community Banks, Inc. All transactions since the acquisition date are included in our consolidated financial statements.
(2)	On April 21, 2006, we completed our acquisition of Minotola National Bank. All transactions since the acquisition date are included in our consolidated financial statements.
(3)	Not meaningful.
(4)	Supplemental Reporting of Non-GAAP-based Financial Measures:

Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP amounts. The most directly comparable measure is return on average equity, which is calculated using GAAP-based amounts. We calculate return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from our calculation of return on average equity. Management uses the return on average tangible equity in order to review our core operating results. Management believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average equity to return on average tangible equity is set forth below.

	Six Months Ended June 30,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Return on average equity (GAAP basis)	2.22%	1.01%	1.53%	0.65%	4.80%	6.66%	9.56%
Effect of excluding average intangible assets and related amortization	3.02	1.56	2.16	1.54	8.55	4.90	5.86
Return on average tangible equity	5.24	2.57	3.69	2.19	13.35	11.56	15.42

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical Tower, Susquehanna and Abington per share data. This data should be read together with Tower’s and Susquehanna’s historical financial statements and notes thereto, incorporated by reference in this document, and the Susquehanna unaudited pro forma financial statements included in this document. Please see “Where You Can Find More Information” beginning on page 101. The per share data is not necessarily indicative of the operating results that Susquehanna would have achieved had it completed the mergers as of the beginning of the periods presented and should not be considered as representative of future operations.

	As of and for the Six Months ended June 30, 2011	As of and for the Fiscal Year ended December 31, 2010
	(dollars)	(dollars)
Comparative Per Share Data

Basic net income per share
Susquehanna historical	$0.16	$0.13
Tower historical	0.31	0.16
Abington historical	0.19	0.41
Pro forma combined (Tower only)(1)	0.15	0.05
Pro forma combined (Tower and Abington)(1)(3)	0.15	0.09
Equivalent pro forma for one share of Tower common stock (Tower only)(5)	0.53	0.17
Equivalent pro forma for one share of Tower common stock (Tower and Abington)(3)(5)	0.53	0.30

Diluted net income per share
Susquehanna historical	$0.16	$0.13
Tower historical	0.31	0.16
Abington historical	0.19	0.39
Pro forma combined (Tower only)(1)	0.15	0.05
Pro forma combined (Tower and Abington)(1)(3)	0.15	0.09
Equivalent pro forma for one share of Tower common stock (Tower only)(5)	0.53	0.17
Equivalent pro forma for one share of Tower common stock (Tower and Abington)(3)(5)	0.53	0.30

Cash dividends declared per share
Susquehanna historical	$0.03	$0.04
Tower historical	0.56	1.12
Abington historical	0.12	0.24
Pro forma combined (Tower only)(4)	0.03	0.04
Pro forma combined (Tower and Abington)(3)(4)	0.03	0.04
Equivalent pro forma for one share of Tower common stock (Tower only)(5)	0.10	0.14
Equivalent pro forma for one share of Tower common stock (Tower and Abington)(3)(5)	0.10	0.14

Book value per share
Susquehanna historical	$15.55	$15.27
Tower historical	21.36	21.44
Abington historical	10.68	10.51
Pro forma combined (Tower only)(2)	14.09	13.86
Pro forma combined (Tower and Abington)(2)(3)	13.22	13.03
Equivalent pro forma for one share of Tower common stock (Tower only)(5)	48.89	48.10
Equivalent pro forma for one share of Tower common stock (Tower and Abington)(3)(5)	45.88	45.20

(1)

The pro forma combined basic earnings and diluted earnings of Susquehanna common stock is based on the pro forma combined net income for Susquehanna and Tower, and Abington where noted, divided by total pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analyses are performed. The pro forma information does not include transactional costs or anticipated cost savings.

(2)

The pro forma combined book value of Susquehanna common stock is based on the pro forma combined common stockholders’ equity of Susquehanna and Tower, and Abington where noted, divided by total pro forma common shares of the combined entities. The pro forma information does not include transactional costs or anticipated cost savings.

(3)	Assumes that the merger of Susquehanna and Abington will be consummated prior to the merger with Tower.
(4)

The pro forma combined cash dividends of Susquehanna common stock is based on the pro forma combined cash dividends of Susquehanna and Tower, and Abington where noted, divided by total pro forma common shares of the combined entities. The pro forma information does not include transactional costs or anticipated cost savings.

(5)	Pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 3.4696 in accordance with the merger agreement.

MARKET PRICES AND DIVIDEND INFORMATION

Susquehanna common stock and Tower common stock trade on The Nasdaq Global Select Market under the symbols “SUSQ” and “TOBC,” respectively.

The following table lists trading information for Susquehanna common stock and Tower common stock on The Nasdaq Global Select Market on June 17, 2011 and [                    ], 2011. June 17, 2011 was the last full day of trading of common stock of Susquehanna and Tower, respectively, before the public announcement of the signing of the merger agreement. [                    ], 2011 was the last full trading day prior to the printing of this document.

	Susquehanna									Tower (historical basis)									Tower (equivalent per share basis)(1)
	High			Low			Close			High			Low			Close			High			Low			Close
June 17, 2011		$8.49			$8.13			$8.26			$20.58			$20.02			$20.27			$29.46			$28.21			$28.66
[ ], 2011	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]	$	[	]

(1)

The equivalent per share amounts are calculated by multiplying the applicable price per share of Susquehanna common stock as reported on The Nasdaq Global Select Market by an assumed exchange ratio of 3.4696 in accordance with the merger agreement.

Based on the closing price of Susquehanna common stock on [                    ], 2011, and the exchange ratio of 3.4696 shares of Susquehanna common stock for each share of Tower common stock, a Tower shareholder receiving Susquehanna common stock would have received Susquehanna shares having a value of $[        ] for each share of Tower common stock he or she owned had the merger occurred on that date.

The table below lists the high and low quarterly sales price for the common stock of Susquehanna and the common stock of Tower as reported in published financial sources for each completed fiscal quarter of fiscal year 2011 and during the prior two fiscal years.

	Susquehanna		Tower
	High	Low	High	Low
Fiscal year 2011:
Second Quarter	$9.89	$7.51	$27.56	$19.00
First Quarter	$10.43	$8.63	$23.48	$20.60

Fiscal year 2010:
Fourth Quarter	$10.20	$7.38	$25.40	$20.19
Third Quarter	$9.44	$7.70	$23.60	$17.74
Second Quarter	$12.03	$7.59	$27.60	$21.16
First Quarter	$9.94	$5.85	$27.95	$22.57

Fiscal Year 2009:
Fourth Quarter	$6.10	$5.05	$26.75	$19.06
Third Quarter	$6.79	$3.78	$37.00	$25.26
Second Quarter	$10.60	$4.52	$37.50	$22.50
First Quarter	$15.95	$6.63	$26.50	$19.00

During the two most recent fiscal years, cash dividends on Susquehanna common stock have been declared quarterly in the amount per share of $0.02 for the second quarter of the fiscal year ended December 31, 2011, $0.01 for the first quarter of the fiscal year ended December 31, 2011 and each quarter in the year ended December 31, 2010, and $0.26, $0.05, $0.05 and $0.01 for the first through fourth quarters, respectively, of the year ended December 31, 2009. Dividends are paid by Susquehanna as and when declared by Susquehanna’s board of directors.

During the two most recent fiscal years, cash dividends on Tower common stock have been declared quarterly in the amount per share of $0.14 for the third quarter of the fiscal year ending December 31, 2011 and $0.28 for each of the second and first quarters of the fiscal year ending December 31, 2011 and the first through fourth quarters of the years ended December 31, 2010 and December 31, 2009. In addition, a special dividend on Tower common stock in an amount of $1.12 per share was declared payable on March 31, 2009, to Tower shareholders of record as of March 20, 2009. Dividends are paid by Tower as and when declared by Tower’s board of directors.

As of [                        ], 2011, the record date for the Susquehanna Special Meeting, the record number of Susquehanna shareholders was approximately [                    ]. As of [                    ], 2011, the record date for the Tower Special Meeting, the record number of Tower’s shareholders was approximately [                    ].

Following the merger, Susquehanna’s common stock will continue to be listed on The Nasdaq Global Select Market, and there will be no further market for Tower common stock.

FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the merger and the financial condition, results of operations, future performance and business of Susquehanna, Tower and the combined company after completion of the merger. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to or incorporated by reference in this document, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	whether the transactions contemplated by the merger agreement will be approved by shareholders of Susquehanna and Tower and applicable federal, state and local regulatory authorities;

•	the ability to complete the merger, and the merger of Susquehanna Bank and Graystone Tower Bank, within our anticipated time frame, or at all;

•

Susquehanna’s ability to successfully integrate any assets, liabilities, customers, systems, employees and management personnel acquired into its operations in connection with the merger, and its ability to realize related revenue synergies and cost savings within the expected time frame, or at all;

•	the adequacy of loss reserves;

•	the loss of certain key officers, which could adversely impact Susquehanna’s business;

•	Susquehanna’s ability to continue to grow its business, internally and through acquisition and successful integration of bank and non-bank entities while controlling costs;

•	impairment of goodwill or other assets;

•	continued relationships with major customers;

•	adverse international, national and regional economic and business conditions;

•	compliance with laws and regulatory requirements of federal and state agencies;

•	competition from other financial institutions in originating loans, attracting deposits, and providing various financial services that may affect Susquehanna’s profitability;

•	the ability to hedge certain risks economically;

•	Susquehanna’s ability to effectively implement technology driven products and services;

•	changes in consumer confidence, spending and savings habits relative to the bank and non-bank financial services Susquehanna provides;

•	changes in legal or regulatory requirements or the results of regulatory examinations that could adversely impact Susquehanna’s business and financial condition and restrict growth;

•	the impact of federal laws and related rules and regulations on Susquehanna’s business operations and competitiveness;

•	the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board;

•	the effects of and changes in the rate of Federal Deposit Insurance Corporation premiums;

•	the completion of the merger with Abington, and the merger of Susquehanna Bank and Abington Bank, within our anticipated time frame, or at all; and

•	Susquehanna’s success in managing the risks involved in the foregoing.

Susquehanna and Tower shareholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents.

All subsequent written and oral forward-looking statements attributable to Susquehanna or Tower or any person acting on their behalf in connection with the solicitation of proxies or otherwise in connection with the proposed merger are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Susquehanna nor Tower undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. We encourage readers to carefully review and consider the various disclosures in Susquehanna’s and Tower’s SEC filings, including, but not limited to, each of Susquehanna’s and Tower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

THE TOWER SPECIAL SHAREHOLDERS’ MEETING

Tower will hold its Special Meeting at [                    ], Eastern Time, on [                    ], 2011, at West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania. Tower’s board of directors is providing you with this document in order to solicit your proxy for use at the Tower Special Meeting. This document and accompanying form of proxy was mailed to you on or about [                    ], 2011.

PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

At the Tower Special Meeting of Shareholders, Tower shareholders will consider and vote on a proposal to approve and adopt the merger agreement. Details about the merger, including Tower’s reasons for the merger, the effect of approval and adoption of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page 29 of this document.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Tower’s common stock entitled to vote on the proposal will constitute a quorum at the Tower Special Meeting. Approval of the merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock of Tower entitled to vote at the Tower Special Meeting.

TOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TOWER

SHAREHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN

OF MERGER ENTERED INTO BY TOWER AND SUSQUEHANNA, DATED AS OF JUNE 20, 2011.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING

At the Tower Special Meeting, if there are insufficient proxies at the time of the Special Meeting to approve and adopt the merger agreement, the Tower shareholders may vote on a proposal to adjourn the Special Meeting to a later date to allow additional time to solicit additional proxies. The Tower board currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve and adopt the merger agreement (Proposal No. 1).

TOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL

OF THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT

ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER

AGREEMENT.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION PAYABLE TO THE

NAMED EXECUTIVE OFFICERS OF TOWER IN CONNECTION WITH THE MERGER

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Tower’s board of directors is providing shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation payable to the named executive officers of Tower in connection with the merger, as summarized in the table entitled “Compensation to Executive Officers of Tower in Connection with the Merger”, which is included in the section entitled “The Merger—Interests of Certain Persons in the Merger—Compensation to Executive Officers of Tower in Connection with the Merger” beginning on page 68 of this document. This proposal gives Tower shareholders the opportunity to express their views on the compensation that Tower’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger.

Tower and Susquehanna entered into the agreements providing for the benefits referred to above for a number of reasons, including each company’s belief that such agreements are integral in ensuring the continued dedication of the executives of their respective company and promoting stability of management, which each views as critical to its success, in an industry characterized by significant volatility.

Accordingly, at the Tower Special Meeting, Tower is asking its shareholders to approve, in a non-binding advisory vote, the compensation payable to its named executive officers in connection with the merger through the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Tower named executive officers in connection with the merger, as disclosed in the table entitled “Compensation to Executive Officers of Tower in Connection with the Merger” in this Joint Proxy Statement/Prospectus pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this Proposal No. 3 is a vote separate and apart from the vote on Proposal No. 1 to approve the merger agreement. Accordingly, you may vote to approve this Proposal No. 3 and not to approve Proposal No. 1, and vice versa. Because the vote is advisory in nature only, it will not be binding on either Tower or Susquehanna regardless of whether the merger agreement is approved. Accordingly, as the compensation to be paid in connection with the merger is a contractual obligation to the Tower executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the contractual conditions applicable to such payment, if the merger agreement is approved and the merger is completed.

The affirmative vote of the holders of a majority of the stock having voting powers, present in person or represented by proxy at Tower’s Special Meeting, is required to approve this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on this proposal.

TOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL,

ON AN ADVISORY NON-BINDING BASIS, OF THE COMPENSATION PAYABLE TO THE NAMED

EXECUTIVE OFFICERS OF TOWER IN CONNECTION WITH THE MERGER.

THE SUSQUEHANNA SPECIAL SHAREHOLDERS’ MEETING

Susquehanna will hold a Special Meeting of Shareholders at [                    ] Eastern Time, on [                    ], 2011, at 26 North Cedar Street, Lititz, Pennsylvania 17543. Susquehanna’s board of directors is providing you with this document in order to solicit your proxy for use this Special Meeting of Shareholders. This document and accompanying form of proxy was mailed to you on or about [            ], 2011.

PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

At the Susquehanna Special Meeting, Susquehanna shareholders will consider and vote on a proposal to approve and adopt the merger agreement between Tower and Susquehanna. Details about the merger, including Susquehanna’s reasons for the merger, the effect of approval and adoption of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page 29 of this document.

The presence at Susquehanna’s Special Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding Susquehanna shares entitled to vote on a particular matter will constitute a quorum for the purposes of that matter. Approval of the merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all Susquehanna shareholders are entitled to cast on the merger proposal.

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER ENTERED INTO

BY TOWER AND SUSQUEHANNA, DATED AS OF JUNE 20, 2011.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING

At the Susquehanna Special Meeting, if there are insufficient proxies at the time of the Special Meeting to approve and adopt the merger agreement, the Susquehanna shareholders may vote on a proposal to adjourn or postpone the Special Meeting to a later date to allow extra time to solicit additional proxies. The Susquehanna board currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve and adopt the merger agreement (Proposal No. 1).

SUSQUEHANNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO SOLICIT

ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

THE MERGER

Background and Negotiation of the Merger

The primary strategies of Susquehanna’s long-term strategic plan to create shareholder value include internal growth through expansion of its customer base in existing markets and external growth through acquisitions in selected markets. The four major growth corridors that Susquehanna has focused on are the Lancaster/York/Baltimore region, the Greater Delaware Valley, Interstate 81 and other the market areas that would fill gaps in the markets currently served by Susquehanna Bank and markets that would be contiguous to those markets.

Susquehanna routinely evaluates possible acquisitions of banks and businesses closely related to banking in these market areas and has completed a number of acquisitions in recent years, including the acquisitions of Community Banks, Inc. in 2007, Minotola National Bank in 2006 and Patriot Bank Corp. in 2004. In addition, Susquehanna’s pending acquisition of Abington is expected to close on October 1, 2011.

The board of directors and senior management of Tower regularly review and evaluate Tower’s business plan and strategic alternatives for enhancing long term shareholder value, including organic growth and de novo branching, acquisitions of branches or other institutions or business lines, and strategic partnerships or affiliations with other institutions. As a result of this ongoing evaluation process, Tower has successfully executed a variety of strategic growth initiatives in recent years, including the acquisition of Graystone Financial Corp. in 2009, the acquisition of First Chester County Corporation in December 2010 and opening 5 de novo branches since October 2009. In order to support this growth and further enhance its capital position, Tower also completed two underwritten public offerings of its common stock in August 2009 and December 2010.

In evaluating its business plan and strategic alternatives, Tower’s board and senior management also review Tower’s financial performance and return to shareholders, as well as trends in the financial marketplace, including merger and acquisition and capital market activity. These reviews often include presentations to the Tower board by various financial advisors, investment bankers and other consultants and advisors.

In connection with its regular consideration of Tower’s strategic plan, during the fall of 2010 and continuing into 2011, Tower’s senior management and board of directors regularly discussed the impact of certain external factors on Tower’s prospects for continued high performance, including recent and anticipated changes in laws and regulations affecting the financial services industry and the expected impact of such changes on future revenues, expenses and capital requirements, the historical and anticipated outlook for “small cap” financial institutions to efficiently access capital markets, and the continuing challenges and risks posed by regional and national economic and industry conditions. These discussions included consideration of the scale that may be necessary in order to operate efficiently and achieve the desired level of return for shareholders, and the alternatives for achieving the appropriate scale, including organic growth, strategic acquisitions and affiliating with a regional financial institution.

While jointly attending a banking industry conference on March 18, 2011, Andrew Samuel, Chairman and Chief Executive Officer of Tower, and William J. Reuter, Chairman and Chief Executive Officer of Susquehanna, met and generally discussed the banking environment, including the potential for future consolidation in the Mid-Atlantic region. That same day, Mr. Samuel also met with a representative of KBW and discussed Tower’s strategic plan.

On March 24, 2011, Tower’s senior management met and discussed challenges and risks to Tower’s strategic plan and available alternatives, including consideration of affiliating with one of several Mid-Atlantic regional financial institutions.

Thereafter, on March 29, 2011, Mr. Samuel met with representatives of KBW at Tower’s corporate offices and discussed certain industry challenges, including regulatory pressures and the capital market environment, and the outlook for growth and consolidation in the Mid-Atlantic region. At the conclusion of this meeting, Mr. Samuel asked KBW to begin to consider potential merger partners for Tower, including Susquehanna, and other regional financial institutions.

On April 4, 2011, Messrs. Samuel and Reuter met and discussed the potential merits of a business combination of Tower and Susquehanna, but no terms were discussed.

The Tower board of directors held a special meeting on April 5, 2011, which was also attended by Jeffrey Renninger, Tower’s President and Chief Operating Officer, and Janak Amin, President of Graystone Tower Bank. At the meeting, Mr. Samuel reviewed updated financial projections for Tower for the first quarter of 2011 and through December 31, 2013. The board discussed various challenges to achieving the necessary scale to produce desired levels of earnings growth, including the limited number of attractive acquisition candidates and possible need for additional capital in order to successfully pursue an acquisition oriented strategy, as well as the increasing regulatory pressures on the industry as a whole and the general economic and industry environment. The board also discussed certain regional financial institutions perceived as potential partners. Following these discussions, in order to assist management and the directors in fully exploring and understanding the strategic alternatives available to Tower, the board authorized Tower’s management to engage KBW to contact strategically selected regional financial services companies to determine their interest in engaging in discussions about a potential business combination with Tower.

On April 12, 2011, Tower entered into an engagement letter with KBW to act as Tower’s financial advisor with respect to a potential business combination involving the sale of Tower. In addition, on April 12, 2011, representatives of KBW met with Tower’s executive management to gather information in order to assist Tower in developing a confidential information memorandum for distribution to the parties identified as potential partners.

On April 18, 2011, Drew Hostetter, the Chief Financial Officer of Susquehanna, contacted representatives of J.P. Morgan to request it act as Susquehanna’s financial advisor should Susquehanna determine to pursue a business combination with Tower in the near future.

Representatives of KBW met with Tower’s executive management on April 19, 2011 and further developed and refined the proposed confidential information memorandum. In addition, Mr. Samuel and a representative of KBW discussed the process of soliciting indications of interest from potential merger partners and developed a list of five prospective partners perceived as most likely to have both a strong strategic interest in Tower and the ability to make an attractive proposal in the event the Tower board determined to pursue a business combination.

On April 20, 2011, KBW contacted the five institutions, including Susquehanna, to discuss their interest in pursuing a potential business combination with Tower and provided a form of confidentiality and nondisclosure agreement to each such party.

On April 21, 2011, confidentiality agreements were signed by two institutions, not including Susquehanna, and Susquehanna executed a confidentiality agreement on April 22, 2011.

On April 26, 2011, Tower’s board of directors met for a regularly scheduled meeting. Mr. Samuel provided the directors with an update on the strategic process being undertaken with KBW and the directors discussed various factors to be considered when evaluating Tower’s strategic alternatives, specifically as they relate to Tower’s employees, customers, shareholders and communities. Also on April 26, 2011, KBW on behalf of Tower provided the final confidential information memorandum to each of the three parties that had executed confidentiality agreements and provided each with access to additional supporting information available through a secure virtual data room.

On April 29, 2011, Susquehanna had its first internal meeting with senior officers to discuss a potential transaction with Tower and the due diligence process. Each Susquehanna employee at that meeting executed a confidentiality agreement. Also on April 29, 2011, Susquehanna informed representatives of Morgan, Lewis & Bockius, LLP, counsel to Susquehanna (“Morgan, Lewis”) of the auction process and potential transaction.

On May 2, 2011, a confidentiality agreement was signed by a fourth institution, which was then provided the confidential information memorandum and access to the virtual data room.

On May 3, 2011, Mr. Hostetter had discussions with representatives of J.P. Morgan regarding the valuation methodology that should be considered.

On May 4, 2011, Messrs. Samuel and Reuter met and discussed broad concepts of a potential combination of Tower and Susquehanna, including corporate and management structure. Specific pricing terms were not discussed.

On May 9, 2011, KBW contacted an additional institution, which signed a confidentiality agreement and was provided with a copy of the confidential information memorandum and access to the virtual data room.

During the week of May 11, 2011, Mr. Hostetter and other representatives of Susquehanna had numerous conversations with representatives of J.P. Morgan regarding the potential transaction.

On May 17, 2011, Susquehanna’s board of directors held a special meeting to discuss the potential business combination with Tower and review potential transaction terms. Also on May 17, 2011, Susquehanna submitted a non-binding indication of interest to KBW based on the information provided in the confidential information memorandum. Susquehanna proposed to pay $27.00 to $30.00 per share for each share of Tower’s common stock in an all stock or stock and cash transaction (up to $100 million in cash) for an approximate deal value of $325 million to $360 million. Susquehanna’s proposal also contemplated Messrs. Samuel, Renninger and Amin continuing in senior management roles with Susquehanna and the appointment of three Tower directors to the Susquehanna board of directors. Susquehanna’s non-binding indication of interest was preliminary and subject to, among other things, additional due diligence review. Three other institutions advised KBW that they would not be submitting indications of interest.

On May 19, 2011, KBW received and provided to Mr. Samuel a preliminary indication of interest letter from a second institution, providing for a valuation of Tower of $301 million (approximately $25.00 per share). This proposal did not include any commitment regarding continued involvement in the combined organization by Tower management or directors. After additional discussions with representatives of KBW by telephone, this institution verbally increased its proposal to $30.00 per share, for an approximate deal value of $360 million.

On May 20, 2011, Tower’s board of directors held a special meeting to review the preliminary indications of interest that had been received. Representatives of Rhoads & Sinon LLP, Tower’s outside legal counsel (“Rhoads & Sinon”), were present and reviewed with the directors their fiduciary duties within the context of a potential business combination. A representative of KBW was also present and reviewed the process undertaken by KBW and Tower management to solicit indications of interest, including the parties that were contacted, the parties that declined to submit a proposal and the two indications of interest that had been received. KBW made a presentation summarizing and comparing the terms of the proposals received. The board also reviewed with KBW, based on publicly available information, the historical financial performance of each party and the potential financial impact of a transaction on each prospective partner. After lengthy discussion regarding the strategic alternatives available to Tower, including continuing to pursue its strategic plan, Tower’s board of directors authorized management to permit Susquehanna and the second institution to each conduct an extensive due diligence investigation of Tower and submit revised indications of interest. After the meeting, KBW communicated the decision of Tower’s board to representatives of Susquehanna and the second institution. Following the board meeting on May 20, 2011, Tower’s executive management assembled a team of company employees to prepare due diligence materials. Each employee involved signed a confidentiality agreement regarding the potential transaction.

During the week of May 23, 2011, Susquehanna conducted extensive on-site due diligence of Tower, which included presentations by Tower’s executive management to Susquehanna’s executive team on May 27, 2011. Following such presentations, Susquehanna’s executive management and Tower’s executive management, along with representatives of KBW and J.P. Morgan, discussed Tower’s business and operations and the potential structure of a transaction.

During the week of May 31, 2011, the second institution performed extensive on-site due diligence of Tower. As part of the due diligence, on June 3, 2011, Tower’s executive management met with management representatives of the second financial institution and discussed the business, operations and strategy of each party. No potential deal terms were discussed.

On June 3 and 4, 2011, Susquehanna performed additional on-site due diligence of Tower’s loan portfolio.

On June 8, 2011, KBW received and delivered to Tower a revised indication of interest letter from the second institution, together with a proposed form of definitive merger agreement. The revised indication of interest proposed total consideration of $321.1 million, representing a purchase price of $26.77 per share, and contemplated an all-stock transaction with a fixed exchange ratio based upon the party’s closing price on June 7, 2011. KBW spoke with representatives of this party to discuss the financial terms of their proposal and discussed whether this was their best and final offer. The party confirmed that the revised indication was their best and final offer.

On June 9, 2011, Susquehanna’s board of directors held a special meeting to consider the proposed transaction and the submission of a revised indication of interest. Also attending the meeting were representatives of J.P. Morgan. At the meeting Messrs. Reuter and Hostetter, and Michael Quick, Executive Vice President and Chief Corporate Credit Officer of Susquehanna, together with representatives of J.P. Morgan, reviewed with the board the financial analysis of the proposed transaction with Tower. The board approved a revised indication of interest providing for total consideration ranging from $312 million to $336 million. Specifically, the consideration approved was in the form of either, at the low end of the range, $26.00 per share in cash or 3.2218 shares of Susquehanna common stock and, at the high end of the range, $28.00 per share in cash or 3.4696 shares of Susquehanna’s common stock. The board in approving the form of consideration to be offered also approved a fixed component of cash to be used ranging from $19 million at the low end of the range to $88 million at the high end of the range and authorized management to determine the amount to be offered in the initial revised indication of interest, as well as to revise any offer made up to the maximum approved by the board of directors. Based on Susquehanna’s stock price of $8.07 on June 8, 2011, the value of 3.4696 shares of Susquehanna’s common stock was equal to $28.00.

After the board of directors’ meeting, Susquehanna’s management met and determined that the revised indication of interest should provide for total consideration of $324 million payable in the form of either $27.00 per share in cash or 3.3457 shares of Susquehanna common stock, provided that $53 million of the aggregate consideration be paid in cash. Susquehanna delivered a revised indication of interest consistent with management’s decision to KBW, along with a proposed form of definitive merger agreement.

Later that afternoon, a representative of KBW called a representative of J.P. Morgan and discussed whether the Susquehanna indication was its best and final offer. Following internal discussions and conversations with J.P. Morgan, Messrs. Reuter and Hostetter met to discuss submitting a revised indication of interest at the high end of the board approved range. Later that evening, Susquehanna delivered a revised indication of interest to

KBW providing for total consideration of $336 million payable in the form of either $28.00 per share in cash or 3.4696 shares of Susquehanna’s common stock, provided that $88 million of the aggregate consideration would be paid in cash.

Tower’s board of directors, together with members of Tower’s executive management and representatives of KBW and Rhoads & Sinon, met on June 10, 2011 to discuss and evaluate the revised indications of interest. At the meeting, representatives of KBW updated the process undertaken by KBW and Tower management, including the due diligence conducted by each party and the receipt of revised indications of interest. KBW reviewed a summary and analysis of the financial terms contained within each proposal and also reviewed the non-financial terms of each proposal, including representations with respect to existing employment contracts, continued management involvement, employee severance, required approvals and timing for completion of the transaction. Directors reviewed and evaluated the indications of interest and the potential partners, including the financial terms, the potential opportunity for management and board influence in a combined organization, and the perceived impact on Tower’s employees and local communities. At the conclusion of this discussion, the Tower board authorized management to conduct reverse due diligence of Susquehanna and negotiate a definitive merger agreement and all related documents, on substantially the terms set forth in Susquehanna’s indication of interest.

From June 10 through June 20, 2011, legal counsel for both Susquehanna and Tower, together with the parties and their financial advisors, negotiated the terms and conditions of a definitive merger agreement and related documents, including employment agreements with each of Messrs. Samuel, Renninger and Amin.

On June 15, 2011, representatives of Tower, KBW, KPMG and Rhoads & Sinon conducted on-site due diligence of Susquehanna, which included presentations by Susquehanna’s management concerning its business, operations and strategies. The results of this investigation were reviewed internally by Tower management on June 16, 2011.

On June 18, 2011, Mr. Lundblad distributed to the Tower directors a summary memorandum and complete drafts of the proposed merger agreement and all related documents.

On June 20, 2011, the Tower board of directors met to review and consider the merger agreement. Tower’s management reviewed the results of Tower’s due diligence review of Susquehanna’s operations and financial condition. Carl Lundblad, Tower’s General Counsel, also reviewed the merger agreement and all exhibits, schedules and annexes thereto in detail. KBW reviewed an update of KBW’s analysis of the financial terms of the transaction and provided KBW’s oral opinion that the merger consideration was fair to the shareholders of Tower from a financial point of view, which opinion was subsequently confirmed in writing by KBW. Rhoads & Sinon reviewed with the directors their fiduciary duties under Pennsylvania law in connection with the proposed transaction. After careful and deliberate consideration of the foregoing presentations and further deliberations and discussions regarding the interests of Tower’s shareholders, customers, employees and communities, the Tower board of directors unanimously approved and adopted the merger agreement, including the exhibits thereto and agreed to recommend that the Tower shareholders approve the merger agreement.

On June 20, 2011, the Susquehanna board of directors held a special meeting to consider the proposed transaction with Tower. Also attending the meeting were representatives of J.P. Morgan and Morgan Lewis. At the meeting, Mr. Reuter and Eddie Dunklebarger, the President of Susquehanna, together with representatives of J.P. Morgan, reviewed with the board the financial terms and the financial analysis of the proposed transaction with Tower. J.P. Morgan rendered an oral opinion (subsequently confirmed in writing) as to the fairness to Susquehanna, from a financial point of view, of the exchange ratio and proposed aggregate cash consideration as of such date and based upon and subject to the factors and assumptions set forth in its written opinion. Morgan Lewis also reviewed with the board of directors the terms of the proposed merger agreement and related documents, as well as fiduciary duties of the directors in connection with the transaction. After lengthy discussion, Susquehanna’s board of directors unanimously approved the merger agreement and related documents and agreed to recommend that the Susquehanna shareholders approve the merger agreement.

Tower’s Reasons for the Merger

After careful consideration, the Tower board of directors determined that it was advisable and in the best interests of Tower for Tower to enter into the merger agreement with Susquehanna. Accordingly, Tower’s board unanimously recommends that Tower’s shareholders vote “FOR” approval and adoption of the merger agreement.

In the course of reaching its decision to approve the transaction with Susquehanna, the Tower board of directors consulted with senior management and Tower’s financial and legal advisors. Tower’s board of directors considered, among other things, the following factors:

•

The board’s understanding of the current and prospective environment in which Tower operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the trend toward consolidation in the financial services industry generally and the likely effect of these factors on Tower’s potential growth, profitability and strategic options;

•

The board’s view that the size of the institution and related economies of scale, beyond the level it believed to be reasonably achievable on an independent basis, was becoming increasingly important to continued success in the current and prospective financial services environment;

•

The process conducted by Tower’s management and KBW, Tower’s financial advisor, to identify potential merger partners and to solicit proposals as to the terms, structure and other aspects of a potential transaction from potential merger partners;

•

The board’s understanding of Tower’s business, operations, financial condition, earnings and prospects and of Susquehanna’s business, operations, financial condition, earnings and prospects, including the respective geographic markets in which the companies and their banking subsidiaries each operate;

•	The board’s perception that Tower’s operating philosophy as a community-oriented financial services company with a strong customer focus is compatible with Susquehanna’s operating philosophy;

•

The board’s perception regarding the enhanced future prospects of the combined company compared to those Tower was likely to achieve on a stand-alone basis, including the projected market capitalization and market position of the combined entity and the compatibility of Tower’s and Susquehanna’s business activities;

•

The fact that the complementary nature of the respective customer bases, business products and skills of Tower and Susquehanna could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•

The board’s review with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement and related documents, including the adequacy of the merger consideration, not only in relation to the current market price of Tower’s common stock, but also in relation to the historical, present and anticipated future operating results and financial position of Tower;

•	The prices and premiums over book value and market value paid in other recent acquisitions of financial institutions as presented by KBW to Tower’s board of directors;

•

Susquehanna’s historical and current quarterly dividend rate as compared to Tower’s historical and current dividend rate and the board’s perception regarding the prospects for maintaining or increasing such dividends;

•	The proposed board and management arrangements which would enhance the depth and experience of Susquehanna’s existing leadership, including Susquehanna’s commitment to appoint Andrew Samuel and two additional Tower directors to the Susquehanna board of directors, and the appointment of Andrew Samuel as President and Chief Revenue Officer of Susquehanna and of each of Jeffrey Renninger and Janak Amin as an executive vice president of Susquehanna Bank;

•

The reports of Tower’s management and financial presentation by KBW to Tower’s board of directors concerning the operations, financial condition and prospects of Susquehanna and the expected financial impact of the merger on the combined company;

•	The effects of the merger on Tower’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to Tower employees;

•	The board’s understanding of the likelihood of the successful completion of Susquehanna’s pending acquisition of Abington;

•

The fact that Tower shareholders will have the opportunity to receive shares of Susquehanna common stock in the merger, which would allow Tower shareholders to participate in a portion of the future performance of the combined company’s businesses and synergies resulting from the merger, and the value to Tower’s shareholders represented by that consideration;

•

The fact that $88 million of the merger consideration would be composed of cash at $28.00 per share, thereby permitting Tower shareholders who wished to receive cash as opposed to Susquehanna common stock to elect an all cash exchange or an exchange composed of part Susquehanna common stock and part cash, subject to the election, allocation and pro ration provisions of the merger agreement; and

•

The financial information and analyses presented by KBW to the Tower board of directors, and the opinion of KBW to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the consideration in the proposed merger was fair to holders of Tower common stock from a financial point of view, including the fact that such opinion assumed the successful completion of Susquehanna’s pending acquisition of Abington in accordance with its terms. A copy of the KBW written opinion that was delivered to the Tower board is included as Annex B to this document and described under “Opinion of Tower’s Financial Advisor”. Stockholders are encouraged to read the KBW opinion in its entirety.

The Tower board of directors also considered potential risks relating to the merger, including the following:

•

The potential challenges associated with obtaining the regulatory approvals required to complete the transaction in a timely manner, including the pendency of regulatory applications relating to Susquehanna’s acquisition of Abington;

•

The fact that certain provisions of the merger agreement prohibit Tower from soliciting, and limit its ability to respond to, proposals for alternative transactions, and the obligation to pay a termination fee of $13.5 million in the event that the merger agreement is terminated in certain circumstances, including if Tower terminates the merger agreement to accept a superior offer;

•

The fact that pursuant to the merger agreement, Tower must generally conduct its business in the ordinary course and Tower is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent Tower from undertaking business opportunities that may arise pending completion of the merger;

•

The risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Tower and Susquehanna;

•

The fact that because the stock consideration in the merger is a fixed exchange ratio of shares of Susquehanna common stock to Tower common stock, Tower shareholders could be adversely affected by a decrease in the trading price of Susquehanna common stock during the pendency of the merger;

•

The potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on Tower’s business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated; and

•	The risks described in the section entitled “Risk Factors” beginning on page 10.

Tower’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Tower board concluded the potential positive factors outweighed the potential risks of completing the merger.

During its consideration of the merger, Tower’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under “Interests of Certain Persons in the Merger” beginning on page 61.

The foregoing discussion of the factors considered by the Tower board of directors in evaluating the transaction is not intended to be exhaustive, but, rather, includes all material factors considered by the Tower board of directors. In reaching its decision to approve the transaction, the Tower board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Tower board of directors evaluated the factors described above, including asking questions of Tower management and legal and financial advisors, and determined that the transaction was in the best interests of Tower. In reaching its determination, the Tower board of directors relied on the experience of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of Tower’s Financial Advisor” below. It should be noted that this explanation of the reasoning of Tower’s board of directors and all other information in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 24.

Susquehanna’s Reasons for the Merger

At its meeting on June 20, 2011, Susquehanna’s board of directors determined that the terms of the merger agreement and the merger are in the best interests of Susquehanna. In making this determination, Susquehanna’s board of directors concluded, among other things, that the transaction with Tower provides a unique strategic fit that will significantly strengthen Susquehanna’s presence in central and southeastern Pennsylvania.

In the course of reaching its decision to approve the merger agreement, Susquehanna’s board of directors consulted with J.P. Morgan and Morgan Lewis. In addition to the factors described above, the board considered, among other things, the following:

•

The board’s familiarity with and review of Tower’s business, operations, financial condition and earnings on an historical and a prospective basis, including, without limitation, its potential growth and profitability;

•	The opportunities for deposit, loan and fee income growth presented by the transaction;

•	Tower’s loan and deposit mix is complimentary to Susquehanna’s;

•	The fact that the talented and experienced executives of Tower will bring their industry and market knowledge to Susquehanna;

•

The transaction will significantly strengthen Susquehanna’s presence in Lancaster, Dauphin, York, Cumberland, Franklin and Chester counties and provide additional presence in Centre, Fulton and Lebanon counties;

•	The fact that, based on deposit market share, this transaction will result in Susquehanna being ranked as the third largest bank in Chester County, a market with favorable demographic characteristics;

•

The fact that as a result of the transaction and the merger with Abington, Susquehanna will become the number one independent bank in terms of deposit market share and branches among banks with more than 90% of their deposits in Pennsylvania, Maryland and New Jersey;

•	The fact that the transaction is expected to be 10% accretive to the 2013 earnings, and will have a tangible book value dilution earn back period of approximately 5 years;

•	Tower, like Susquehanna, is focused on customer service and building relationships in local communities;

•	The transaction presents the opportunity to deploy the excess capital generated by the Abington acquisition;

•

The opinion of J.P. Morgan to the board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Consideration in the proposed merger was fair, from a financial point of view, to Susquehanna; and

•	The fact that the projected internal rate of return for this transaction is 25%, which is well above Susquehanna’s hurdle rate of 15%.

The foregoing discussion of the information and factors considered by Susquehanna’s board of directors is not intended to be exhaustive, but includes the material facts considered by the Susquehanna board of directors. In reaching its determination to approve and recommend the merger agreement, Susquehanna’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

After deliberating with respect to the merger with Tower, considering, among other things, the matters discussed above and the opinion of J.P. Morgan referred to above, the Susquehanna board of directors approved the merger agreement and the merger with Tower and recommended that the merger agreement be submitted to the shareholders for adoption. All of the Susquehanna directors voted to approve and adopt the merger agreement and the merger. This discussion of the Susquehanna board of directors’ reasons for approving the merger is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 24.

Recommendation of Tower’s Board of Directors

Tower’s board of directors believes that the terms of the transaction are in the best interests of Tower and has approved the merger agreement. Accordingly, Tower’s board of directors unanimously recommends that Tower shareholders vote “FOR” approval and adoption of the merger agreement.

Recommendation of Susquehanna’s Board of Directors

Susquehanna’s board of directors believes that the terms of the transaction are in the best interests of Susquehanna and has approved the merger agreement. Accordingly, Susquehanna’s board of directors unanimously recommends that Susquehanna shareholders vote “FOR” approval and adoption of the merger agreement.

Opinion of Tower’s Financial Advisor

In April 2011, Tower engaged KBW to render financial advisory and investment banking services to Tower. KBW agreed to assist Tower in assessing the fairness, from a financial point of view, of the merger consideration in the proposed merger with Susquehanna, to the shareholders of Tower. Tower selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Tower and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

As part of its engagement, a representative of KBW attended the meeting of the Tower board held on June 20, 2011, at which the Tower board evaluated the proposed merger with Susquehanna. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the merger consideration offered to Tower shareholders in the merger was fair, from a financial point of view. The Tower board approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Annex B to this document and is incorporated herein by reference. Tower shareholders are encouraged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Tower board and addresses only the fairness, from a financial point of view, of the consideration offered to the Tower shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Tower shareholder as to how the shareholder should vote at the Tower Special Meeting on the merger or any related matter.

In rendering its opinion, KBW reviewed, among other things:

•	the merger agreement;

•	Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ending December 31, 2010 of Tower and Susquehanna;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Tower and Susquehanna and certain other communications from Tower and Susquehanna to their respective stockholders; and

•	other financial information concerning the businesses and operations of Tower and Susquehanna furnished to KBW by Tower and Susquehanna for purposes of KBW’s analysis.

In addition, KBW held discussions with members of senior management of Tower and Susquehanna regarding past and current business operations, regulatory relations, financial condition, future prospects of their respective companies, and other matters KBW deemed relevant, including the pro forma impact on Susquehanna of the pending acquisition of Abington Bancorp, Inc. by Susquehanna.

In addition, KBW compared certain financial and stock market information for Tower and Susquehanna with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of Tower and Susquehanna as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to KBW and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements. KBW relied upon the assessments of Tower and its legal, tax and accounting advisors with respect to such matters. KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for Tower and Susquehanna are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property, assets or liabilities of Tower or Susquehanna, nor did it examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Tower’s and Susquehanna’s senior management teams. Tower and Susquehanna do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

In addition, KBW assumed the pending acquisition of Abington by Susquehanna is completed in accordance with its terms without any waivers, modifications or amendments and in the course of obtaining the necessary approvals, no restrictions will be imposed that will have a material adverse effect on the future results of operations or financial condition of Susquehanna on a pro forma basis. KBW expressed no opinion or view with respect to the terms, conditions, financial impact or fairness of the pending acquisition of Abington by Susquehanna.

KBW further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Tower common stock or shares of Susquehanna common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Tower and Susquehanna. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Tower board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Tower board with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Tower board on June 20, 2011, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Tower board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the Agreement, each outstanding share of common stock, no par value per share, of Tower not owned by Tower or Susquehanna or by any of their respective wholly-owned subsidiaries other than shares owned in a fiduciary capacity or as a result of debts previously contracted, will be converted into the right to receive either 3.4696 shares of common stock, par value $2.00 per share, of Susquehanna or $28.00 in cash. Based on Susquehanna’s closing price on June 17, 2011, one trading day before the announcement of the transaction, of $8.26, the merger consideration represented a price of $28.49 per share to Tower’s shareholders.

Selected Analyses. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Tower to the following publicly traded banks headquartered in Pennsylvania that trade on a major exchange and had assets between $1.0 billion and $10.0 billion.

Companies included in this group were:

F.N.B. Corporation	Bryn Mawr Bank Corporation
National Penn Bancshares, Inc.	Orrstown Financial Services, Inc.
First Commonwealth Financial Corporation	CNB Financial Corporation
S&T Bancorp, Inc.	VIST Financial Corp.
Metro Bancorp, Inc.	Citizens & Northern Corporation
Univest Corporation of Pennsylvania

Using publicly available information, KBW compared the financial performance, financial condition, and market performance of Susquehanna to the following commercial banks headquartered in Pennsylvania, New Jersey, New York, Ohio and Connecticut with total assets between $8.0 billion and $25 billion. Companies included in this group were:

First Niagara Financial Group, Inc.	Valley National Bancorp
Webster Financial Corporation	F.N.B. Corporation
Fulton Financial Corporation	National Penn Bancshares, Inc.
FirstMerit Corporation

To perform this analysis, KBW used financial information as of the three month period ended March 31, 2011. Market price information was as of June 17, 2011. Earnings estimates for 2011 and 2012 were taken from a nationally recognized earnings estimate consolidator for comparable companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Tower’s and Susquehanna’s historical financial statements, or to the data prepared by J.P. Morgan presented under the section “Opinion of Susquehanna’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Tower’s and Susquehanna’s financial condition:

	Tower	Tower Group Minimum	Tower Group Maximum
Core Return on Average Assets(1)	0.20%	0.24%	1.33%
Core Return on Average Equity(1)	2.1%	2.5%	12.6%
Net Interest Margin	4.15%	3.53%	4.19%
Efficiency Ratio	87.0%	52.8%	81.8%

	Susquehanna	Susquehanna Group Minimum	Susquehanna Group Maximum
Core Return on Average Assets(1)	0.33%	0.71%	1.00%
Core Return on Average Equity(1)	2.3%	5.9%	10.9%
Net Interest Margin	3.58%	3.43%	3.95%
Efficiency Ratio	64.0%	52.1%	68.4%

	Tower	Tower Group Minimum	Tower Group Maximum
Tangible Common Equity / Tangible Assets	8.83%	4.60%	10.49%
Total Capital Ratio	13.38%	12.39%	18.49%
Loan Loss Reserve / Loans	0.74%	0.87%	2.73%
Nonperforming Assets / Loans + OREO	2.00%	1.46%	4.53%
Net Charge-Offs / Average Loans	0.11%	0.04%	1.29%

	Susquehanna		Susquehanna Group Minimum	Susquehanna Group Maximum
Tangible Common Equity / Tangible Assets	7.36	%(2)	5.82%	9.91%
Total Capital Ratio	14.83	%(3)	12.39%	16.91%
Loan Loss Reserve / Loans	2.01%		0.93%	2.73%
Nonperforming Assets / Loans + OREO	3.30%		1.06%	5.87%
Net Charge-Offs / Average Loans	1.40%		0.17%	1.42%

(1)	Core income defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, the after-tax portion of income from investment securities, amortization of intangibles, goodwill and nonrecurring items.
(2)	8.02% pro forma for Abington acquisition, assuming the transaction closes in accordance with its terms with no amendment or modification thereto
(3)	15.56% pro forma for Abington acquisition, assuming the transaction closes in accordance with its terms with no amendment or modification thereto

KBW’s analysis showed the following concerning Tower’s and Susquehanna’s market performance:

	Tower		Tower Group Minimum		Tower Group Maximum
Stock Price / Book Value per Share	0.96	x	0.42	x	1.44	x
Stock Price / Tangible Book Value per Share	1.06	x	0.72	x	2.27	x
Stock Price / 2011 EPS(3)	15.3	x	8.7	x	31.0	x
Stock Price / 2012 EPS(3)	10.7	x	6.1	x	24.1	x
Dividend Yield	5.5%		0.0%		5.1%
2012 Dividend Payout Ratio	58.9%		0.0%		57.1%

	Susquehanna		Susquehanna Group Minimum		Susquehanna Group Maximum
Stock Price / Book Value per Share	0.54	x(1)	0.99	x	1.73	x
Stock Price / Tangible Book Value per Share	1.13	x(2)	1.38	x	2.32	x
Stock Price / 2011 EPS(3)	21.2	x	13.3	x	16.6	x
Stock Price / 2012 EPS(3)	12.5	x	11.7	x	14.7	x
Dividend Yield	1.0%		0.5%		5.2%
2012 Dividend Payout Ratio	12.1%		6.7%		76.0%

(1)	0.58x pro forma for Abington acquisition, assuming the transaction closes in accordance with its terms with no amendment or modification thereto
(2)	1.15x pro forma for Abington acquisition, assuming the transaction closes in accordance with its terms with no amendment or modification thereto
(3)	Estimates per First Call consensus estimates

Comparable Transaction Analysis. KBW reviewed publicly available information related to selected nationwide acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies announced after June 1, 2009, with announced aggregate transaction values between $100 million and $500 million. The transactions included in the groups were:

Acquiror	Acquiree
F.N.B. Corporation	Parkvale Financial Corporation
Valley National Bancorp	State Bancorp, Inc.
Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.
IBERIABANK Corporation	Cameron Bancshares, Inc.
Susquehanna Bancshares, Inc.	Abington Bancorp, Inc.
People’s United Financial, Inc.	Danvers Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
United Bankshares, Inc.	Centra Financial Holdings, Inc.
M&T Bank Corporation	Wilmington Trust Corporation
Community Bank System, Inc.	Wilber Corporation
Eastern Bank Corporation	Wainwright Bank & Trust Company
First Niagara Financial Group, Inc.	Harleysville National Corporation

Transaction multiples for the merger were derived from an offer price of $28.49 per share for Tower. For each transaction referred to above, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•

tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•	market premium based on the closing price 1-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	Susquehanna / Tower Merger	Comparable Transactions Minimum	Comparable Transactions Maximum
Book Value	134%	47%	198%
Tangible Book Value	149%	99%	200%
Core Deposit Premium	6.1%	(0.0%)	14.1%
Market Premium(1)	40.5%	(46.0%)	106.1%

(1)	Based on Tower closing price of $20.27 on June 17, 2011

No company or transaction used as a comparison in the above analysis is identical to Tower, Susquehanna or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Tower and Susquehanna. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Susquehanna. KBW also assumed the Abington transaction closes in accordance with its terms with no modification thereto. In the course of this analysis, KBW used earnings estimates for Susquehanna for 2012 and 2013 from a nationally recognized earnings estimate consolidator and used earnings estimates for Tower for 2012 and 2013 from Tower management. This analysis indicated that the merger is expected to be accretive to Susquehanna’s estimated earnings per share in 2012 and 2013. The analysis also indicated that the merger is expected to be dilutive to book value per share and dilutive to tangible book value per share for Susquehanna and that Susquehanna would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Susquehanna following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Tower could provide to equity holders through 2016 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Tower for 2011-2013 and applied a balance sheet growth rate of 8.0% thereafter, from Company management, and assumed discount rates ranging from 12.0% to 16.0%. The range of values was determined by adding (1) the present value of projected cash flows to Tower shareholders from 2011 to 2016 and (2) the present value of the terminal value of Tower’s common stock. In determining cash flows available to shareholders, KBW assumed Tower balance sheet growth of 8.0% per year, from Company management, and that Tower would maintain a tangible common equity / tangible asset ratio of 7.50% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Tower. In calculating the terminal value of Tower, KBW applied multiples ranging from 10.0 times to 13.0 times 2016 forecasted earnings. This resulted in a range of values of Tower from $18.77 to $26.46 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Tower.

The Tower board retained KBW as financial adviser to Tower regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Tower and Susquehanna. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Tower and Susquehanna for KBW’s own account and for the accounts of its customers.

Compensation of Tower’s Financial Advisor

Tower and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Tower paid KBW a cash fee of $250,000 concurrently with the rendering of the Fairness Opinion relating to the transaction and a cash fee of $250,000 upon execution by Tower and Susquehanna of the definitive agreement. Additionally, Tower has agreed to pay to KBW at the time of closing of the transaction a cash fee (“Contingent Fee”) equal to 1.00% of the aggregate consideration offered in exchange for the outstanding shares of common stock of Tower in the merger. The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Pursuant to the KBW engagement agreement, Tower also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

During the two years preceding the date of its opinion to Tower, KBW acted as financial advisor for Tower in connection with its acquisition of First Chester County Corporation. In addition, KBW acted as book running managing underwriter and as co-managing underwriter, respectively, in connection with two separate public offerings of common stock by Tower. In addition, KBW acted as book running managing underwriter in connection with a public offering of common stock and a public offering of cumulative trust preferred securities by Susquehanna.

Opinion of Susquehanna’s Financial Advisor

At the special meeting of the board of directors of Susquehanna on June 20, 2011, J.P. Morgan rendered its oral opinion to the board of directors of Susquehanna, subsequently confirmed in writing, that as of such date, and based upon and subject to the factors and assumptions set forth in its written opinion, the Consideration to be paid by Susquehanna in the merger, subject to certain limitations and proration procedures set forth in the merger agreement, was fair, from a financial point of view, to Susquehanna. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan.

The full text of the subsequently delivered written opinion of J.P. Morgan dated June 20, 2011, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this document and is incorporated herein by reference. Susquehanna’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of Susquehanna and is directed only to the Consideration to be paid by Susquehanna in the merger and does not constitute a recommendation as to how any holder of Susquehanna common stock should vote with respect to the merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this document is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion and performing its related financial analyses, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated June 19, 2011;

•	reviewed certain publicly available business and financial information concerning Tower and Susquehanna and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the Consideration received for such companies;

•

compared the financial and operating performance of Tower and Susquehanna with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Tower common stock and Susquehanna common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by (a) the management of Tower relating to its business and (b) the management of Susquehanna relating to its and Tower’s businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected by Susquehanna to result from the merger, which we refer to as “synergies”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Tower and Susquehanna with respect to certain aspects of the merger, and the past and current business operations of Tower and Susquehanna, the financial condition and future prospects and operations of Tower and Susquehanna, the effects of the merger on the financial condition and future prospects of Susquehanna and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Tower and Susquehanna or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not review individual credit files and did not conduct and was not provided with any valuation or appraisal of any assets or liabilities (including any derivative or off-balance-sheet liabilities), nor did J.P. Morgan evaluate the solvency of Tower or Susquehanna under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, J.P. Morgan is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, J.P. Morgan has not assumed that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses and forecasts provided to it or derived therefrom, including the synergies, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Tower and Susquehanna to which such analyses or forecasts relate, and J.P. Morgan has assumed, with Susquehanna’s approval, that the Synergies will be achieved at the times and in the amounts projected. J.P. Morgan expressed no view as to any such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and that the definitive merger agreement would not differ in any material respects from the draft furnished to it. J.P. Morgan also assumed that (A) the representations and warranties made by Susquehanna and Tower in the merger agreement and the related agreements were and will be true and correct in all ways material to its analysis and (B) the merger of Abington with and into Susquehanna will have been consummated prior to the closing of the merger, in accordance with the terms and conditions set forth in Agreement and Plan of Merger between Susquehanna and Abington, dated as of January 26, 2011. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Susquehanna with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Tower or Susquehanna or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, to Susquehanna of the Consideration in the merger, and J.P. Morgan expressed no opinion as to the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Susquehanna or as to the underlying decision by Susquehanna to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the Consideration to be paid in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Tower common stock or Susquehanna common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by J.P. Morgan, nor does the order of analyses described represent relative importance or weight given to those analyses by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of J.P. Morgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by J.P. Morgan. The projections furnished to J.P. Morgan and used in J.P. Morgan’s financial analyses were prepared by the management of Susquehanna. Susquehanna does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Historical Exchange Ratio Analysis. Based upon an assumed exchange ratio 3.4696x and the $8.26 closing market price of Susquehanna common stock on June 17, 2011, subject to approximately 75.0% being paid in stock plus an aggregate amount of $88 million being paid in cash, J.P. Morgan calculated that the implied value of the aggregate Consideration was $28.49 per share of Tower common stock. J.P. Morgan reviewed the stock price trading history of Susquehanna common stock and Tower common stock over the period from June 17, 2009 through June 17, 2011 and calculated (a) the implied exchange ratio indicated by the current price as of June 17, 2011 and the average historical trading prices of Susquehanna common stock and Tower common stock for the 10-day, 30-day, 60-day, 90-day and 12 month periods ending June 17, 2011 as shown in the table below as well as (b) the implied offer price obtained by multiplying the current price and the average exchange ratio for the relevant time period by the closing market price of Susquehanna common stock, $8.26, on June 17th, 2011 and (c) the implied premium of the offer price, $28.49, to the implied offer price for each of the periods listed below as calculated in (b).

Time Period	Average Exchange Ratio (a)		Implied Offer Price (b)	Implied Premium to Current Price (c)
Offer	3.4696	x	$28.49	NM
June 17, 2011	2.4540	x	$20.27	40.6%
10-day	2.4549	x	$20.28	40.5%
30-day	2.3906	x	$19.75	44.3%
60-day	2.3723	x	$19.59	45.4%
90-day	2.3641	x	$19.53	45.9%
12-month	2.4374	x	$20.13	41.5%

Tower Dividend Discount Analysis Without Synergies. J.P. Morgan calculated a range of implied values for the Tower common stock implied by discounting to present values estimates of Tower’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	March 31, 2012 valuation date;

•

the following held-for-investment loan growth and deposit growth assumptions for Tower provided to J.P. Morgan by Susquehanna management: 10.0% in 2012 and 2013, and rates declining from 8.0% to 3.0% for 2014 through 2022;

•	loan loss reserve to new originations ratio of 1.25% and net charge-offs ratio of 0.30%;

•	annual yield on loans of 5.25% and cost of deposits of 1.04%;

•	core deposit intangible of 2.2% amortized using a straight-line method over 10 years;

•	35% marginal tax rate;

•	fully diluted shares of 12.0 million;

•	terminal value of Tower common stock at the end of 2021 based on a price to forward earnings multiple range of 10.0x to 12.0x;

•	discount rates from 8.0% to 10.0% to calculate the present value of the dividend stream and terminal values; and

•	target tangible common equity to tangible asset ratio of 7.5%.

These calculations resulted in a range of implied values of $35.47 to $44.57 per share of Tower common stock, as illustrated by the following table:

	Terminal Multiple (x)
Discount Rate (%)	10.0	10.5	11.0	11.5	12.0
8.0	$40.43	$41.46	$42.50	$43.54	$44.57
8.5	$39.10	$40.09	$41.08	$42.07	$43.06
9.0	$37.84	$38.79	$39.73	$40.68	$41.63
9.5	$36.63	$37.53	$38.44	$39.35	$40.25
10.0	$35.47	$36.34	$37.21	$38.07	$38.94

Tower Dividend Discount Analysis With Synergies. In addition to the Tower dividend discount without synergies analysis, J.P. Morgan also performed a further dividend discount analysis with respect to Tower that included certain potential cost synergies and restructuring charges projected by Susquehanna’s management to result from the merger. J.P. Morgan performed this analysis by calculating a range of implied values for the Tower common stock implied by discounting to present values estimates of Tower’s future dividend stream and terminal value that included the impact of the management estimates with respect to cost synergies and balance sheet adjustments. In performing its analysis, J.P. Morgan utilized the following assumptions, among others, in addition to the assumptions utilized in performing the Tower stand alone dividend discount analysis without synergies described above:

•	Annual cost savings of $30 million, phased in 75% in 2012 and 100% in 2013 with 3.0% growth thereafter;

These calculations resulted in a range of implied values of $51.53 to $65.07 per share of Tower common stock, as illustrated by the following table:

	Terminal Multiple (x)
Discount Rate (%)	10.0	10.5	11.0	11.5	12.0
8.0	$59.16	$60.64	$62.11	$63.59	$65.07
8.5	$57.13	$58.54	$59.95	$61.36	$62.77
9.0	$55.18	$56.53	$57.88	$59.23	$60.58
9.5	$53.31	$54.61	$55.90	$57.19	$58.48
10.0	$51.53	$52.77	$54.00	$55.24	$56.47

J.P. Morgan also performed an additional dividend discount analysis with respect to Tower that took into account only 50% of the potential cost synergies and restructuring charges projected by Susquehanna’s management to result from the merger. These calculations resulted in a range of implied values of $43.67 to $55.01 per share of Tower common stock.

Tower Selected Companies Analysis. J.P. Morgan compared selected financial and market data of Tower with similar data for the following companies:

Selected Companies

S&T Bancorp, Inc.

Sandy Spring Bancorp, Inc.

Tompkins Financial Corporation

Hudson Valley Holding Corp.

Cardinal Financial Corporation

Univest Corporation of Pennsylvania

Eagle Bancorp, Inc.

Financial Institutions, Inc.

J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial information, publicly available market data and earnings per share estimates obtained from FactSet Research Systems Inc., SNL Financial, and the International Brokers’ Estimate System (“IBES”) and for Tower as provided to J.P. Morgan by Susquehanna management (such financial data as of March 31, 2011 and market data as of June 17, 2011). With respect to the selected companies, the information J.P. Morgan presented included:

•	multiple of price to estimated earnings per share for 2011;

•	multiple of price to estimated earnings per share for 2012;

•	multiple of price to tangible book value per share;

•	dividend yield; and

•	long-term growth.

Set forth below are observations that resulted from the comparison of the data related to the selected companies described above:

	Tower		Comparables
			Median		Low/High Range
Price to 2011 EPS	15.3	x	13.6	x	10.5x-16.8x
Price to 2012 EPS	10.7	x	11.2	x	9.4x-12.9x
Price to Tangible Book Value	1.1	x	1.3	x	1.2x-1.8x
Dividend Yield	5.5%		2.7%		0.0%-5.1%
Long-Term Growth	N/A		8.0%		5.0%-18.0%

Selected Transaction Analysis. Using publicly available information and earnings per share information obtained from FactSet Research Systems Inc., investor presentations and company filings, J.P. Morgan examined the following precedent financial institution transactions: the acquisition by Valley National Bancorp of State Bancorp, Inc. announced April 28, 2011, the acquisition by Brookline Bancorp, Inc. of the Bancorp Rhode Island, Inc. announced on April 19, 2011, the acquisition by People’s United Financial, Inc. of Danvers Bancorp, Inc. announced on January 20, 2011 and the acquisition by First Niagara Financial Group, Inc. of NewAlliance Bancshares, Inc. announced on August 19, 2010.

For each of the selected transactions, J.P. Morgan examined, among other things:

•	the multiple of the implied transaction price to the next 12 months earnings per share;

•	the multiple of the implied transaction price to tangible book value; and

•	the premium to core deposits (which are defined as total deposits minus jumbo time deposits).

Set forth below are observations that resulted from the comparison of the data related to the selected transactions described above:

	Valley National Bank / State Bank		Brookline / Bank of Rhode Island		People’s/Danvers		First Niagara / New Alliance
Price to Next Twelve Months EPS	17.9	x	20.5	x	23.8	x	20.0	x
Price to Tangible Book Value	1.9	x	1.9	x	1.9	x	1.6	x
Core Deposit Premium[1]	8.6%		11.6%		13.6%		11.1%

[1]	Core deposits defined as total deposits less foreign deposits and time deposits in excess of $100,000

Susquehanna Stand Alone Dividend Discount Analysis. J.P. Morgan calculated a range of implied values for Susquehanna common stock implied by discounting to present values Susquehanna management estimates for Susquehanna’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	March 31, 2012 valuation date;

•	fully diluted shares of 157.9 million;

•

earnings assumptions provided to J.P. Morgan by Susquehanna management: (a) 2011 earnings per share of $0.39, 2012 earnings per share of $0.68, 6.5% and earnings per share for 2013 of $0.90 and (b) 6.5% earnings growth rate for 2013 through 2018 and 5.5% to 3.0% declining earnings growth rate for 2019 through 2022;

•

asset growth assumptions provided to J.P. Morgan by Susquehanna management: 1.5% asset growth rate in 2011, 2.5% asset growth rate in 2012, 4.0% in 2013 through 2017 and 3.0% to 1.5% declining asset growth rate for 2018 through 2021;

•	terminal value of Susquehanna common stock at the end of 2021 based on a price to forward earnings multiple range of 10.0x to 12.0x;

•	discount rates from 8.0% to 11.0% to calculate the present value of the dividend stream and terminal values;

•	target tangible common equity to tangible asset ratio of 7.5%;

•	35% marginal tax rate; and

•	pro forma for merger between Susquehanna and Abington.

These calculations resulted in a range of implied values of $10.34 to $13.64 per share of Susquehanna common stock, as illustrated by the following table:

	Terminal Multiple (x)
Discount Rate (%)	10.0	10.5	11.0	11.5	12.0
8.0	$12.44	$12.74	$13.04	$13.34	$13.64
8.5	$12.05	$12.33	$12.62	$12.91	$13.20
9.0	$11.67	$11.95	$12.22	$12.50	$12.77
9.5	$11.32	$11.58	$11.84	$12.11	$12.37
10.0	$10.98	$11.23	$11.48	$11.73	$11.98
10.5	$10.65	$10.89	$11.13	$11.37	$11.61
11.0	$10.34	$10.57	$10.80	$11.03	$11.26

Susquehanna Selected Companies Analysis. J.P. Morgan compared selected financial and market data of Susquehanna with similar data for the following companies:

Selected Companies

•	First Niagara Financial Group, Inc.

•	Valley National Bancorp

•	Fulton Financial Corporation

•	FirstMerit Corporation

•	Webster Financial Corporation

•	F.N.B. Corporation

•	National Penn Bancshares, Inc.

J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial information, publicly available market data, earnings per share information obtained from FactSet Research Systems Inc., SNL Financial and earnings estimates for the peer group as provided by IBES and for Susquehanna as provided to J.P. Morgan by Susquehanna management (such financial data as of March 31, 2011 and market data as of June 17, 2011). With respect to the selected companies, the information J.P. Morgan presented included:

•	multiple of price to estimated earnings per share for 2011;

•	multiple of price to estimated earnings per share for 2012;

•	multiple of price to normalized earnings per share indicated in analyst equity research obtained through FactSet Research Systems, Inc.;

•	long-term growth percentage; and

•	dividend yield percentage.

Set forth below are observations that resulted from the comparison of the data related to the selected companies described above:

	Susquehanna		Comparables
			Median		Low/High Range
Price to 2011 EPS	21.2	x	14.5	x	13.3x-16.1	x
Price to 2012 EPS	12.5	x	12.2	x	11.8x-14.0	x
Price to Normalized EPS	9.1	x	10.6	x	9.7x-11.5	x
Price to Tangible Book Value	1.2	x	1.7	x	1.4x-2.4	x
Dividend Yield	1.0%		4.0%		0.2%-5.1%
Long-Term Growth	5.0%		7.3%		2.0%-8.0%

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Tower or Susquehanna, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Tower or Susquehanna, as applicable. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Tower or Susquehanna, as applicable and the transactions compared to the merger.

The Consideration was determined through arm’s-length negotiations between Tower and Susquehanna and was approved by Susquehanna’s board of directors. Although J.P. Morgan provided advice to Susquehanna during these negotiations, J.P. Morgan did not recommend any specific amount of Consideration to Susquehanna or its board of directors or that any specific amount of Consideration constituted the appropriate Consideration for the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Susquehanna with respect to the merger on the basis of such experience and its familiarity with Susquehanna.

Pursuant to an engagement letter dated June 3, 2011, Susquehanna retained J.P. Morgan as its financial advisor in connection with the merger. For services rendered in connection with the merger, Susquehanna has agreed to pay J.P. Morgan a fee of $1.8 million, which is payable upon completion of the merger. In addition, Susquehanna has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Susquehanna for which it and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to Susquehanna in connection with its acquisition of Abington, which was publicly announced in January 2011 and as joint bookrunner of Susquehanna’s offerings of its common stock and trust preferred securities in March 2010. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Susquehanna or Tower for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Merger Consideration

The merger agreement provides that at the effective time of the merger each share of Tower common stock issued and outstanding immediately prior to the effective time will be converted into either $28.00 in cash or 3.4696 shares of Susquehanna common stock. Tower shareholders will have the right to elect to convert their Tower common stock into cash, Susquehanna common stock or a combination of cash and Susquehanna common stock. See “—Election Procedure.” In the discussions below, we may refer to the number of shares of Susquehanna common stock to be received for each share of Tower common stock being converted into Susquehanna common stock as the “per share stock consideration,” and to the amount of cash to be received for each share of Tower common stock being converted into cash as the “per share cash consideration.” Susquehanna currently anticipates issuing the per share stock consideration to Tower shareholders using American Stock Transfer’s Direct Registration program, which means that each Tower shareholder’s per share stock consideration will initially be recorded in book entry form only on the records of Susquehanna’s transfer agent, American Stock Transfer, as opposed to new certificates being issued. Tower shareholders who receive Susquehanna shares through the Direct Registration program may request a Susquehanna physical stock certificate at no charge.

Under the terms of the merger agreement, regardless of the elections of Tower shareholders, Susquehanna will pay cash consideration that is fixed at $88 million, and the remaining merger consideration will be paid in the form of shares of Susquehanna common stock. As a result, the actual allocation of cash and shares of Susquehanna common stock that a Tower shareholder will receive in the merger will depend on the elections of other Tower shareholders and may be different from what that Tower shareholder actually elects. Since the aggregate amount of cash consideration to be paid to Tower shareholders is fixed, to the extent that Tower shareholders either oversubscribe or undersubscribe for the available pool of cash consideration, the exchange agent will allocate among such oversubscribing or undersubscribing Tower shareholders based upon the allocation procedures set forth in the merger agreement and described in further detail below.

Since the exchange ratio of 3.4696 shares of Susquehanna common stock for each share of Tower common stock is fixed, no assurance can be given that the value of the per share stock consideration that is received in the merger will be substantially equivalent to the $28.00 per share cash consideration. In addition, no assurance can be given that the value of the per share stock consideration that is received by a Tower shareholder at the effective time of the merger will be substantially equivalent to the value of the per share stock consideration as it would be computed at the time of the vote to approve the merger or at the time Tower shareholders elect the form of merger consideration to be received. As the market value of Susquehanna common stock fluctuates, based on numerous factors, the value of the shares of Susquehanna common stock that a Tower shareholder will receive will correspondingly fluctuate, and may be greater or less than the $28.00 per share cash consideration.

The per share stock consideration and the total cash amount payable by Susquehanna in the merger are subject to adjustment by Susquehanna if Tower elects to terminate the merger agreement based on the following conditions existing shortly before the effective date of the merger:

•	the average closing stock price of Susquehanna common stock for the 20 days prior to the third day preceding the merger is less than $6.46; and

•	Susquehanna’s stock price has underperformed the Nasdaq Bank Index by 20% or more since June 20, 2011.

In this event, Susquehanna has the right to increase the merger consideration to the extent necessary to cause either of these two conditions to be deemed not to exist. See “—Termination of the Merger Agreement.” If this does not occur, the fixed exchange ratio of 3.4696 shares of Susquehanna common stock and $28.00 in cash for each share of Tower common stock will not change regardless of changes in Susquehanna’s stock price.

If, between the date of the merger agreement and the effective time of the merger, the shares of Susquehanna common stock are changed into a different number or class of shares by reason of reclassification, split-up, combination, exchange of shares or readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the per share cash consideration and the per share stock consideration.

No fractional shares of Susquehanna common stock will be issued to any Tower shareholders upon completion of the merger. For each fractional share that would otherwise be issued, Susquehanna will pay cash in an amount equal to the product of the number of fractional shares held by the Tower shareholder multiplied by the average closing price of Susquehanna common stock for the five trading days preceding the merger date. No interest will be paid or accrued on cash payable in lieu of fractional shares of Susquehanna common stock.

The terms of the merger were determined by Tower and Susquehanna on the basis of arm’s-length negotiations.

Election Procedure

Subject to the allocation process described in the next section, each Tower shareholder may elect to receive with respect to his, her or its shares of Tower common stock, all cash, all Susquehanna common stock or a combination of cash and Susquehanna common stock.

Cash Election Shares. Tower shareholders who elect to receive cash for some or all of their shares will receive the per share cash consideration in respect of that portion of the shareholder’s shares of Tower common stock equal to the shareholder’s cash election, subject to the allocation process described below. In our discussion below, we refer to the shares held by Tower shareholders who have made cash elections as “cash election shares.”

Stock Election Shares. Tower shareholders who elect to receive Susquehanna common stock for some or all of their shares will receive the per share stock consideration in respect of that portion of the shareholder’s shares of Tower common stock equal to the shareholder’s stock election, subject to the allocation process described below. In our discussion, we refer to the shares held by shareholders who have made stock elections as “stock election shares.”

No-Election Shares. Tower shareholders who indicate that they have no preference as to whether they receive cash or Susquehanna common stock, and shareholders who do not make a valid election, will be deemed to have made a “non-election.” Tower shareholders who are deemed to have made a non-election will receive the per share stock consideration unless there is an oversubscription of the stock consideration, in which case they may receive the per share cash consideration for some or all their shares of Tower common stock. In our discussion we refer to the shares held by Tower shareholders who have made a non-election as “no election shares.” See “—Allocation” below.

For example, assuming that the merger closes on [                    ], 2011, the date of this Joint Proxy Statement/Prospectus, and assuming that a Tower shareholder holds 100 shares of Tower common stock and the exchange ratio is 3.4696 and the cash payment is $28.00 per share, if the shareholder makes:

•

An all stock election, the shareholder will receive 346 shares of Susquehanna common stock and approximately $[        ] in cash paid in lieu of the 0.96 fractional share (calculated by mutiplying the 0.96 fractional share by the average closing price of Susquehanna’s common stock during the five days prior to [                    ], 2011) ; or

•	An all cash election, the shareholder will receive $2,800 in cash.

A fixed amount of cash consideration will be paid to Tower shareholders as described below, and the remaining merger consideration will be issued in the form of shares of Susquehanna common stock. Accordingly, there is no assurance that a Tower shareholder will receive the form of consideration that the shareholder elects with respect to any or all of his or her shares of Tower common stock. If the elections of Tower shareholders result in an oversubscription for the available pool of per share stock consideration or the per share cash consideration, the procedures for allocating Susquehanna common stock and cash to be received by Tower shareholders will be followed by the exchange agent. See the section entitled “—Allocation” below.

Election Form. The merger agreement provides that 35 days prior to the anticipated date of completion of the merger, or on such different date as Tower and Susquehanna shall mutually agree, the companies will mail to Tower shareholders a form of election and other appropriate and customary transmittal materials. Each election form will allow the holder to specify (1) the number of shares with respect to which the holder elects to receive the per share stock consideration, (2) the number of shares with respect to which the holder elects to receive the per share cash consideration or (3) that the holder makes no election. The companies will mail the form of election to each Tower shareholder who is a holder of record as of the close of business on the fifth business day prior to the mailing date. Susquehanna will also make available forms of election to persons who become holders of Tower common stock subsequent to the fifth business day prior to the mailing date up until the close of business on the business day prior to the election deadline.

Holders of Tower common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. Shares of Tower common stock as to which the holder has not made a valid election prior to the election deadline, which is 5:00 p.m. on the 33rd day following the mailing date, will be deemed no election shares.

To make an election, a holder of Tower common stock must submit a properly completed election form so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the election form. An election form will be properly completed only if accompanied by certificates or evidence of book-entry shares representing all shares of Tower common stock covered by the election form (or appropriate evidence as to the loss, theft or destruction of such certificate, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification).

An election may be revoked or changed by the person submitting the election form at or prior to the election deadline. In the event an election form is revoked and no new election form is subsequently submitted prior to the election deadline, the exchange agent will, upon receiving a written request from the holder of Tower common stock making a revocation, return the certificates of Tower common stock submitted by that holder, and that holder will be deemed to have made a non-election. The exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding these matters will be binding and conclusive. Neither Susquehanna nor the exchange agent will be under any obligation to notify any person of any defects in an election form.

Letter of Transmittal. Soon after the completion of the merger, the exchange agent will send a letter of transmittal to each person who was a Tower shareholder at the effective time of the merger who has not previously and properly surrendered shares of Tower common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Tower common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

Until a Tower shareholder surrenders his or her Tower stock certificates or book entry shares for exchange, such shareholder will accrue, but will not be paid, any dividends or other distributions declared after the effective time of the merger with respect to Susquehanna common stock into which any shares of Tower common stock may have been converted. When a Tower shareholder surrenders his or her certificates or book entry shares, Susquehanna will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Tower of any shares of Tower common stock.

If certificates or book entry shares representing shares of Tower common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Tower common stock represented by that certificate or book entry share will have been converted.

If a certificate for Tower common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Allocation

A fixed amount of $88 million will be paid to Tower shareholders in the merger. The remaining merger consideration will be issued in the form of shares of Susquehanna common stock. Accordingly, there is no assurance that Tower shareholders will receive the form of merger consideration that they elect with respect to any or all shares of Tower common stock they hold. If the elections of all of the Tower shareholders result in an oversubscription of the available pool of cash or Susquehanna common stock, the exchange agent will allocate between the cash and shares of Susquehanna common stock to be received by Tower shareholders in the manner described below. The aggregate amount of cash consideration available for Tower shareholders in the merger is referred to below as the “total cash amount.”

Oversubscription of the Cash Consideration. If the aggregate cash amount that would be paid in the merger upon the conversion of the cash election shares is more than the total cash amount, then:

•	all stock election shares and no election shares will be converted into the per share stock consideration;

•

the exchange agent will then select from among the cash election shares, by a pro rata selection process, a sufficient number of shares to be converted into the per share stock consideration such that the aggregate cash amount that will be paid in the merger equals as closely as possible the total cash amount of $88 million;

•	all shares selected by the exchange agent through the pro rata selection process described in the point above will be converted into the per share stock consideration; and

•	the cash election shares that have not been selected by the exchange agent to be converted into the per share stock consideration will be converted into the per share cash consideration.

Oversubscription of the Stock Consideration. If the aggregate cash amount that would be paid in the merger upon the conversion of the cash election shares is less than the total cash amount, then:

•	all cash election shares will be converted into the per share cash consideration;

•

the exchange agent will then select from among the no election shares and then, if necessary, from among the stock election shares, by a pro rata selection process, a sufficient number of shares such that the aggregate cash amount that will be paid in the merger equals as closely as possible the total cash amount of $88 million;

•	all shares selected by the exchange agent through the pro rata selection process described in the point above will be converted into the per share cash consideration; and

•

the stock election shares and no election shares that have not been selected by the exchange agent to be converted into the per share cash consideration will be converted into the per share stock consideration.

The allocation described above will be computed by the exchange agent within 10 days after the election deadline, unless the merger has not been completed, in which case the allocation will be completed as soon as practicable after completion of the merger. The exchange agent will use an equitable pro rata allocation process to be mutually determined by Tower and Susquehanna.

Because the United States federal income tax consequences of receiving cash, Susquehanna common stock, or both cash and Susquehanna common stock will differ, Tower shareholders are encouraged to read carefully the information set forth under the caption “—Material Federal Income Tax Consequences” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them. In addition, because the per share stock consideration can fluctuate in value during the election period, the economic value per share received by Tower shareholders who receive the stock consideration may, as of the date of receipt by them, be more or less than the amount of cash consideration per share received by Tower stockholders who receive cash consideration.

Illustrations of Exchange Ratio Application; Value to Be Received

The following table illustrates possible variations in the value of the cash and shares of Susquehanna common stock to be received by Tower shareholders, based on various hypothetical average final prices of Susquehanna common stock and assuming that a shareholder owns 100 shares of Tower common stock and elects to receive 50% cash and 50% shares of Susquehanna common stock as consideration and no proration occurs. For each hypothetical average final price, the table indicates:

•	the corresponding exchange ratio;

•	the number and dollar value of whole shares of Susquehanna common stock that a shareholder would receive;

•	the amount of cash that a shareholder would receive for any fractional share;

•	the amount of cash consideration that a shareholder would receive; and

•	the total value of the cash and stock consideration that a shareholder would receive.

Illustrations of Exchange Ratio Application and the Value of Cash and Stock Consideration to be Received for 100 Shares of Tower Stock as to Which a 50% Cash and 50% Stock Election is Made

Assumed Average Final Price(1)	Exchange Ratio	Number of Susquehanna Shares to be Received	Value of Susquehanna Shares to be Received(2)	Cash Payment for Fractional Share(3)	Cash Consideration to be Received	Total Value to be Received Per 100 Shares
$8.50	3.4696	173.48	$1,470.50	$4.08	$1,400.00	$2,874.58
$8.25	3.4696	173.48	$1,427.25	$3.96	$1,400.00	$2,831.21
$8.00	3.4696	173.48	$1,384.00	$3.84	$1,400.00	$2,787.84
$7.75	3.4696	173.48	$1,340.75	$3.72	$1,400.00	$2,744.47
$7.50	3.4696	173.48	$1,297.50	$3.60	$1,400.00	$2,701.10
$7.25	3.4696	173.48	$1,254.25	$3.48	$1,400.00	$2,657.73
$7.00	3.4696	173.48	$1,211.00	$3.36	$1,400.00	$2,614.36
$6.75	3.4696	173.48	$1,167.75	$3.24	$1,400.00	$2,570.99
$6.50	3.4696	173.48	$1,124.50	$3.12	$1,400.00	$2,527.62
$6.25(4)	3.4696	173.48	$1,081.25	$3.00	$1,400.00	$2,484.25
$6.00	3.4696	173.48	$1,038.00	$2.88	$1,400.00	$2,440.88

(1)	On [ ], 2011, the latest practicable trading day before the printing of this document, the closing sales price of Susquehanna common stock was $[ ]. The “average final price” is the average closing sales price of Susquehanna common stock for the ten consecutive trading days preceding the effective date of the transaction.
(2)	Amount does not include the value of fractional shares.
(3)	All fractional share will be paid in cash in an amount equal to the product of the number of fractional shares held by the Tower shareholder multiplied by the average closing price of Susquehanna common stock for the five trading days preceding the merger date. The examples provided in the table above assume that the average closing price is equal to the assumed average final price.
(4)	Tower may terminate the merger agreement, without the consent of Susquehanna, if the trailing 20-day average closing stock price of Susquehanna prior to the merger is less than $6.46 and certain other conditions are met. See “The Merger—Termination of the Merger Agreement” beginning on page 77 of this document.

Material Federal Income Tax Consequences

The following discussion addresses the material United States federal income tax consequences of the merger to a Tower shareholder who holds shares of Tower common stock as a capital asset. This discussion is based upon the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Tower shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Tower shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Tower shareholders who hold their shares of Tower common stock as part of a hedge, straddle or conversion transaction, Tower shareholders who acquired their shares of Tower common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

Tower shareholders are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger.

The closing of the merger is conditioned upon the receipt by Tower of the opinion of Rhoads & Sinon and the receipt by Susquehanna of the opinion of Morgan Lewis, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of Tower and Susquehanna) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Tower nor Susquehanna intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below sets forth the opinions of Morgan Lewis and Rhoads & Sinon as to the material United States federal income tax consequences of the merger to Tower shareholders.

Shareholders receiving solely Susquehanna common stock. A Tower shareholder will not recognize gain or loss as a result of such shareholder’s shares of Tower common stock being exchanged in the merger solely for shares of Susquehanna common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of Susquehanna common stock. A Tower shareholder’s aggregate tax basis in shares of Susquehanna common stock received in the merger, including any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the shareholder’s Tower common shares surrendered in the merger. The holding period of the Susquehanna common stock will include the holding period of the shares of Tower common stock surrendered in the merger.

Shareholders receiving solely cash. Tower shareholders who exchange all their shares of Tower common stock solely for cash in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the Tower common shares exchanged. The amount and character of gain or loss will be computed separately for each block of Tower common shares that was purchased by the Tower shareholder in the same transaction. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term if, as of the effective date of the merger, such Tower shareholder has held the Tower common shares for more than one year or will be short term if, as of such date, such Tower shareholder has held the Tower common shares for one year or less. The deductability of capital losses is subject to limitations.

Shareholders receiving both cash and Susquehanna common stock. Tower shareholders who exchange Tower common shares for a combination of Susquehanna common stock and cash pursuant to the Merger will recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of the Susquehanna common stock received in the exchange over (ii) the tax basis of the Tower common shares surrendered in the transaction. For this purpose, a Tower shareholder must calculate gain or loss separately for each identifiable block of Tower common shares that such shareholder surrenders pursuant to the transaction, and a Tower shareholder cannot offset a loss realized on one block of such shares against a gain recognized on another block of such shares.

Any gain recognized generally will be treated as capital gain, except that the shareholder’s gain could be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes (under Sections 302 and 356 of the Code). The aggregate tax basis in the Susquehanna common shares received pursuant to the Merger (including the basis in any fractional share for which cash is received) will be equal to the aggregate tax basis in the Tower common shares surrendered in the transactions, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as a dividend. The holding period of the Susquehanna common shares received in the Merger by a holder of Tower common shares will include the holding period of the Tower common shares that he or she surrendered in exchange therefor. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of Susquehanna common stock are not taken into account in making the computations of gain realized or recognized and basis in the shares received. Rather, such cash and gain are treated as described below. If a Tower common shareholder has differing tax bases and/or holding periods in respect of the shareholder’s Tower common shares, the shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Susquehanna common stock that the shareholder receives.

Cash received in lieu of a fractional share. Cash received by a Tower shareholder in lieu of a fractional share of Susquehanna common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Tower common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Tower common stock is more than one year at the time of the merger. The deductability of capital losses is subject to limitations.

Backup Withholding. Tower shareholders may be subject to information reporting and backup withholding on any cash payments they receive in the merger. Tower shareholders generally will not be subject to backup withholding, however, if they (1) timely furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on an IRS Form W-9 or other acceptable form and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) are a corporation or come within certain exempt categories and otherwise comply with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules may be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS on a timely basis.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, a Tower shareholder’s individual circumstances. Moreover, the discussion does not address any non-income tax or any state, local or foreign tax consequences of the merger. Tax matters are very complicated and the tax consequences of the transaction to a Tower shareholder will depend upon the facts of his or her situation. Accordingly, Tower shareholders are strongly encouraged to consult with their tax advisors to determine the particular United States federal, state, local and foreign income and other tax consequences to them of the merger.

Employee Benefit Plans

Employee Benefit Plans. Employees of Tower and its subsidiaries who become employees of Susquehanna or its subsidiaries will be eligible to participate in those benefit plans of Susquehanna or its subsidiaries in which similarly situated employees of Susquehanna or its subsidiaries participate as soon as administratively practicable after the effective date of the merger, to the same extent that similarly situated employees of Susquehanna or its subsidiaries participate, including in Susquehanna’s severance plan; provided, however, that until the first anniversary after the effective date of the merger, Susquehanna may instead provide that employees of Tower and its subsidiaries who become employees of Susquehanna or its subsidiaries will continue to participate in the employee benefit plans of Tower and its subsidiaries on a basis that is substantially similar in the aggregate to benefits provided to employees of Susquehanna or its subsidiaries generally. After the effective date of the merger, Susquehanna may elect not to provide to employees of Tower and its subsidiaries any benefits that are not then provided by Susquehanna or its subsidiaries to their own employees, notwithstanding that such benefits were provided to Tower employees immediately prior to the effective date of the merger.

With respect to each employee benefit plan of Susquehanna and its subsidiaries for which length of service is taken into account for any purpose, service with Tower or any of its subsidiaries will be treated as service with Susquehanna for purposes of determining eligibility to participate, vesting and entitlement to benefits, including severance benefits and vacation entitlements (but not for accrual of benefits under defined benefit pension plans); provided that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such length of service will also be taken into account for purposes of satisfying waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations, if permitted by the plan. In addition, if permitted by the plan and subject to the requirements of applicable law, each plan of Susquehanna and its subsidiaries will waive pre-existing condition limitations to the extent such conditions are covered under the applicable Tower plan. Tower employees who become employees of Susquehanna and its subsidiaries will also be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the relevant plan of Susquehanna and its subsidiaries. In the event of a termination or consolidation of any Tower health plan, terminated Tower employees and qualified beneficiaries will have the right to continued coverage under the relevant Susquehanna health plan, in accordance with COBRA.

Benefit Agreements

Employee Stock Ownership Plan. Pursuant to its terms, the Graystone Tower Bank Employee Stock Ownership Plan (the “ESOP”) will be terminated as of the effective time of the merger, unless Susquehanna notifies Tower of its intent to continue the ESOP. The accounts of all participants and beneficiaries in the ESOP as of the effective time of the merger will become fully vested as of the effective time of the merger. Any shares of Tower common stock held in the ESOP shall be converted into the right to receive the stock consideration, which shall be allocated as earnings to the accounts of ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP. The merger agreement also requires Susquehanna to file all necessary documents with the IRS for a determination letter for termination of the ESOP as soon as practicable after the effective time. As soon as practicable following the effective time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Susquehanna has agreed to permit Tower employees to roll over the cash portion of their account balances in the ESOP to the Susquehanna 401(k) Plan.

401(k) Plan. Pursuant to the terms of the merger agreement, Tower is required to terminate its 401(k) Plan, immediately prior to the effective time of the merger, unless Susquehanna notifies Tower of its intent to continue the 401(k) Plan. The accounts of all participants and beneficiaries in the 401(k) Plan as of the effective time will become fully vested upon termination of the 401(k) Plan. Upon the later of the effective time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, Tower will, at each employee’s option, either distribute the account balances to participants or transfer the balances to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Susquehanna agrees to permit rollovers to Susquehanna’s 401(k) Plan.

Employee Stock Purchase Plan. Pursuant to the terms of the merger agreement, since the date of the merger agreement no participant in Tower’s Employee Stock Purchase Plan (“ESPP”) has been permitted to increase the rate of payroll deductions to the ESPP. Additionally, the ESPP was suspended effective July 1, 2011.

Dividend Reinvestment and Stock Purchase Plan. Pursuant to the terms of the merger agreement, Tower has suspended the acceptance of dividends and other contributions of participants in its Dividend Reinvestment and Stock Purchase Plan (“DRIP”). In addition, prior to the effective time of the merger, Tower is required to terminate its DRIP and distribute all shares of Tower common stock and the value of all cash held in a participant’s account in accordance with the terms of the DRIP.

Incentive Plans and Deferred Compensation Agreements. Pursuant to the terms of the merger agreement, and in recognition of the potential impact of the pendency of the merger on Tower’s performance for 2011, Susquehanna agreed that participants in any incentive plan of Tower or its subsidiaries shall be entitled to receive from Tower or its subsidiaries incentive bonuses at no less than the “Target” levels set forth in the applicable incentive plan regardless of actual achievement of such Targets, provided that no incentive bonuses shall be paid unless a “Threshold” level of performance is achieved pursuant to the terms of such incentive plans. Susquehanna also agreed that employees of Tower or its subsidiaries who are parties to deferred compensation agreements with Tower or its subsidiaries shall be entitled to receive from Tower or its subsidiaries the guaranteed grant of 3% of base salary and an additional contribution at no less than the minimum performance payout level set forth in the applicable deferred compensation agreement regardless of actual achievement of the performance target. In each case, payments are to be made with respect to the plan year ending December 31, 2011.

Outplacement Services for Tower Employees. After the effective time of the merger, employees of Tower and its subsidiaries who are part of any reduction in force during the six months following the merger will be eligible to participate in Susquehanna’s outplacement services plan for employees of Susquehanna and its subsidiaries. These outplacement services will be provided for a period of not less than six months by an outplacement agency selected by Susquehanna.

Retention Bonuses. Pursuant to the terms of the merger agreement, Susquehanna and Tower have agreed to pay out certain retention bonuses to selected employees of Tower and its subsidiaries who remain employed through certain dates following the effective time of the merger. Prior to closing, Susquehanna and Tower will mutually determine the date through which each employee must remain employed to be eligible for a retention bonus. The aggregate amount of such retention bonuses will not exceed $750,000, unless otherwise agreed to in writing by Susquehanna.

Treatment of Tower Stock Options

Stock Options. Each unexercised Tower option that remains outstanding under a Tower option plan as of the effective time of the merger and each Tower option plan will be assumed by Susquehanna. Susquehanna will not grant any new options or awards under the Tower option plans after the merger. Each Tower option assumed by Susquehanna will continue to have, and be subject to, the same terms and conditions of such Tower option immediately prior to the effective date of the merger, except that (1) each Tower option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Susquehanna common stock equal to the product of the number of shares of Tower common stock that were issuable upon exercise of such Tower option immediately prior to the effective date of the merger multiplied by 3.4696, rounded down to the nearest whole number of shares of Susquehanna common stock, and (2) the per share exercise price for the shares of Susquehanna common stock issuable upon the exercise of such assumed Tower option will be equal to the quotient determined by dividing the exercise price per share of Tower common stock at which such Tower option was exercisable immediately prior to the effective date of the merger by 3.4696, rounded up to the nearest whole cent.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors of Tower that you vote to approve and adopt the merger agreement, Tower shareholders should be aware that Tower directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Tower shareholders generally. The board of directors was aware of and considered these potential interests, among other matters, in the Tower board’s decision to approve the merger agreement.

As described in more detail below, these interests include certain payments and benefits that may be provided to Tower’s executive officers upon completion of the merger, including accelerated vesting of stock options and restricted stock awards, enhanced cash severance and continued health and welfare benefits. Additionally, for the non-employee directors, these interests include the accelerated vesting of stock options and restricted stock awards and, for those directors not appointed to the Susquehanna board of directors, a one time cash payment not to exceed $36,600 that Tower may make to such individuals immediately prior to the merger in consideration of their willingness to serve on Tower’s regional advisory boards (which Susquehanna intends to continue) following the merger.

The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Tower common stock.

Share Ownership. As of [                ], 2011, Tower’s executive officers and directors and their affiliates own [            ] shares, representing [    ]% of outstanding shares, of Tower common stock and [            ] shares of Susquehanna common stock.

Treatment of Tower Equity Awards. Tower’s executive officers and directors participate in Tower’s equity-based compensation plans and hold Tower stock options and restricted stock awards granted in accordance with the terms of such plans.

Tower Stock Options. Subject to continued service by the executives and directors, outstanding unvested Tower stock options held by such individuals vest at the rate of 20% per year beginning on the one year anniversary of the date of grant. Under the terms of the merger agreement and the respective equity-based compensation plan and award agreements, at the effective time of the merger, all outstanding Tower stock options that have not yet vested will immediately vest in full and be converted automatically into Susquehanna stock options, which, subject to the terms of the applicable plan, shall remain exercisable for the remainder of the original ten-year term of the Tower stock option. As of [                ], 2011, the record date for Tower’s Special Meeting, Tower’s executive officers and directors (as a group) held unvested options to acquire an aggregate of 39,200 shares of Tower common stock. Assuming the merger occurs on February 17, 2012, Tower’s executive officers and directors will hold unvested options to purchase 29,400 shares of Tower common stock that will automatically vest on that date.

Tower Restricted Stock Awards. Subject to continued service by the executives and directors, Tower restricted stock awards held by executives vest at the rate of 20% per year beginning on the one year anniversary of the date of grant and restricted stock awards held by non-employee directors vest in full on the one year anniversary of the date of grant. Under the terms of the merger agreement and the respective equity-based compensation plan and award agreements, all unvested restricted stock awards will vest at the effective time of the merger. As of [                ], 2011, the record date for Tower’s Special Meeting, Tower’s executive officers and directors (as a group) held 18,800 shares of unvested restricted stock awards that will automatically vest on that date. Assuming the merger occurs on February 17, 2012, Tower’s executive officers and directors (as a group) will hold 10,000 shares of unvested restricted stock awards that will automatically vest on that date.

The following table summarizes the number of unvested Tower stock options and restricted stock awards held by the executive officers and directors of Tower as of [                ], 2011, the record date of Tower’s Special Meeting. For an estimation of the total value to be received by Tower executive officers as a result of the accelerated vesting of outstanding stock options and restricted stock awards in connection with the merger, please see “Compensation to Executive Officers of Tower in Connection with the Merger” below.

Executive/Director	Number of Unvested Stock Options(1)	Number of Unvested Restricted Stock Awards
Andrew Samuel	8,880	4,000
Mark Merrill	3,440	1,500
Jeffrey Renninger	4,320	2,000
Janak Amin	4,320	2,000
Jane Tompkins	1,920	1,500
Carl Lundblad	1,920	1,500
All executive officers as a group (six persons)	24,800	12,500
All non-employee directors as a group (11 persons)	14,400	6,300

(1)	The weighted average exercise price of the Tower stock options held by executive officers and directors is $26.77 and $19.80, respectively.

For a more detailed explanation of the treatment of Tower stock options and restricted stock awards, please see “The Merger—Treatment of Tower Stock Options” beginning on page 60.

Indemnification and Insurance. Susquehanna and Tower have agreed in the merger agreement that, from and after the effective time of the merger, and subject to limitations set forth therein, Susquehanna will indemnify and hold harmless each present and former director and officer of Tower or any of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, pertaining or relating to the merger agreement or such person’s position as a former director or officer of Tower. Susquehanna has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the former directors and officers of Tower to be covered by the directors’ and officers’ insurance policy maintained by Tower or by a policy of at least the same coverage and containing terms no less advantageous to its beneficiaries than Tower’s policy.

Susquehanna Board of Directors. Susquehanna has agreed in the merger agreement that Andrew Samuel, the current Chairman and Chief Executive Officer of Tower, and two other current members of Tower’s board of directors, will be appointed to serve on the board of directors of Susquehanna, and one of these appointees will also be appointed to the executive committee of Susquehanna’s board of directors, upon consummation of the merger. In the event any such person is not available to serve as a director, Tower and Susquehanna will mutually agree upon the addition to the board of directors of Susquehanna of another director of Tower. In consideration of their willingness to serve on Tower’s existing regional advisory boards (which Susquehanna intends to continue) for a period of one year following completion of the merger, Susquehanna has consented to a one time cash payment by Tower of $36,600 to each member of Tower’s board of directors who is not appointed to the Susquehanna board of directors, which Tower may pay immediately prior to the effective time of the merger.

Executive Incentive Plans and Deferred Compensation Agreements. Tower’s executive officers participate in Tower’s cash incentive plans and are parties to deferred compensation agreements. In recognition of the potential impact of the pendency of the merger on Tower’s performance for 2011, Susquehanna has agreed to certain payments under these plans and agreements for 2011 as described in “Benefit Agreements – Incentive Plans and Deferred Compensation Agreements” above.

Existing Employment Agreements. In connection with its merger with Graystone Financial Corp., Tower assumed amended and restated employment agreements with Andrew Samuel, Jeffrey Renninger and Janak Amin, and entered into employment agreements with Mark Merrill, Jane Tompkins and Carl Lundblad, each of whom are executive officers of Tower.

Pursuant to the terms of their existing employment agreements, upon termination of the executive’s employment following a change of control, which includes the merger, for any reason other than cause, the executive will be entitled to a lump sum payment equal to, in the case of Mr. Samuel, three times the sum of his highest annual base salary during the immediately preceding three calendar years, the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination, and the highest value of stock options and other stock based incentives awarded to him with respect to one of the three calendar years immediately preceding the year of termination, plus the continuation of certain employee benefits for three years, and, in the case of each of the other executives, a payment equal to two times the sum of such compensation and the continuation of certain employee benefits for two years. In addition, Tower is required to reimburse such executives for any excise tax liability incurred pursuant to Section 280G and 4999 of the Code and for any additional taxes incurred as a result of such reimbursement.

Messrs. Samuel, Renninger and Amin have agreed to continue as employees of Susquehanna as of the effective time of the merger, pursuant to the terms of new employment agreements that each of Messrs. Samuel, Renninger and Amin entered into in conjunction with the execution of the merger agreement, which replace their existing employment agreements. Under the terms of the new employment agreements, Messrs. Samuel, Renninger and Amin will be entitled to receive certain benefits described herein upon consummation of the merger in lieu of the benefits they would otherwise be entitled to under their existing employment agreements described above. None of the other Tower executives have entered into new employment agreements with Susquehanna or Susquehanna Bank and, upon the termination of their employment following the merger for any reason other than cause, will be entitled to severance benefits under their existing agreements as described above. Please see “—Compensation to Executive Officers of Tower in Connection with the Merger” below and “—New Employment Agreements” below for more information regarding such benefits.

New Employment Agreements

New Employment Agreement with Andrew Samuel. In connection with the merger, Susquehanna, Susquehanna Bank, and Andrew Samuel, the current Chairman and Chief Executive Officer of Tower, have entered into a new employment agreement, pursuant to which Mr. Samuel will become the President and Chief Revenue Officer of Susquehanna, effective on the effective date of the merger.

Mr. Samuel’s new employment agreement is substantially similar to the employment agreement for William J. Reuter, Susquehanna’s Chairman and Chief Executive Officer. The material changes to Mr. Samuel’s agreement compared to Mr. Reuter’s agreement include the following: (A) Mr. Samuel’s agreement does not include a gross-up for excise taxes under Section 4999 of the Code; (B) Mr. Samuel’s agreement includes non-compete and non-solicitation provisions for the two-year period following a termination of employment for any reason while Mr. Reuter’s agreement provides for a three-year period in the event he is terminated following a change of control; (C) Mr. Samuel’s agreement includes a modified definition of Adverse Change as set forth below; and (D) Mr. Samuel’s agreement includes the retention payment discussed below.

Under the terms of the new agreement, in consideration for his agreement to continue with Susquehanna as President and Chief Revenue Officer and in consideration for his agreement to the non-compete and non-solicitation provisions contained in the agreement, and based on certain assumptions and available information as of the date of this document, Mr. Samuel will receive a retention payment on the first anniversary of the effective time of the merger equal to $2,605,649, subject to certain adjustments immediately prior to the effective date of the merger. If it is later determined that this payment is subject to an excise tax under

Section 4999 of the Code as a result of the merger, then Mr. Samuel will be entitled to receive a payment equal to the amount of such excise tax plus an additional amount equal to the federal, state and local income taxes and excise taxes or such reimbursement in order to place him in the same after-tax position he would have been in if the excise tax had not been imposed. If Mr. Samuel’s employment ceases prior to the first anniversary of the effective time due to termination by Susquehanna without cause, a resignation by Mr. Samuel due to an Adverse Change, disability or death, the retention payment shall be paid within 60 days of Mr. Samuel’s termination of employment, subject to any six-month delay required under Section 409A of the Code.

Pursuant to the terms of the new agreement, Mr. Samuel will receive a base salary of $550,000 and may receive a bonus subject to the discretion of Susquehanna. Mr. Samuel will also be entitled to other benefits including life insurance and disability benefits, health benefits, an automobile allowance commensurate with his position, a country club membership and other benefits generally available to employees of Susquehanna. The new agreement is for an initial term ending on the third December 31 next following the effective time of the merger and shall renew for an additional one year every December 31 unless notice of non-renewal is given.

If, after the effective date of the merger, Mr. Samuel’s employment with Susquehanna is terminated by Susquehanna without cause or by Mr. Samuel due to an Adverse Change, the new employment agreement provides that Mr. Samuel will be entitled to the following in addition to any amounts owing with respect to the retention payment described above:

•	Bi-weekly payments for a period of two years following termination of employment (the “Severance Period”) equal to 1/26th of the average annual compensation over the preceding three calendar years;

•	The benefit accrued under all defined benefit pension plans had Mr. Samuel remained employed for the Severance Period; and

•

A lump sum cash payment within 60 days of Mr. Samuel’s termination date equal to the monthly COBRA costs in effect under Susquehanna’s group health plan, less the monthly employee contribution rate, times the Severance Period.

Under the new agreement, an Adverse Change is defined as:

•

a significant change in the nature or scope of Mr. Samuel’s duties such that Mr. Samuel has been reduced to a position of materially lesser authority, status or responsibility that is inconsistent with Mr. Samuel’s position as President of Susquehanna;

•	the requirement that Mr. Samuel spend more than 20% of his work hours more than 60 miles beyond Susquehanna’s market area;

•	a material reduction in base salary;

•	failure to nominate Mr. Samuel for election as a member of the board of directors of Susquehanna;

•	a material and willful breach of the agreement by Susquehanna; or

•

the delivery by Susquehanna of notice of its intention not to renew the agreement; provided that Mr. Samuel is willing and able to execute a new agreement on substantially similar terms and to continue providing services to Susquehanna.

In the event Mr. Samuel’s employment is terminated without cause or due to an Adverse Change following a change in control, he will be entitled to receive the same benefits described above, except that the Severance Period will be extended from two years to three years. In addition, Mr. Samuel will be entitled to the following:

•

An additional fully vested benefit under all defined benefit pension plans of Susquehanna equal to the difference between (A) the benefit that he would have accrued under all of Susquehanna’s defined benefit pension plans, assuming (1) he remained continuously employed by Susquehanna until the third anniversary of the change in control, (2) his compensation increased at a rate of 4% per year, and (3) the terms of all such pension plans remained identical to those in effect immediately prior to the change in control; and (B) the actual benefit due to Mr. Samuel under all of Susquehanna’s defined benefit plans immediately prior to the change in control.

In addition, upon a change in control, all otherwise unvested equity awards will fully accelerate and any incentive awards applicable to incentive program cycles in effect at the time of the change in control will become payable at target levels, without regard to whether Mr. Samuel remains employed by Susquehanna and without regard to performance during the remainder of those incentive program cycles.

Mr. Samuel’s new employment agreement also includes a non-compete provision, which is applicable during the term of the agreement and for the two-year period following termination of Mr. Samuel’s employment for any reason. The non-compete provision has a geographic limit of a 25-mile radius from any office of Susquehanna and its affiliates and will extend to any business engaged in by Susquehanna or any of its affiliates. In addition, for a period of two years following termination of Mr. Samuel’s employment, Mr. Samuel will be prohibited from soliciting employees and customers of Susquehanna and its affiliates within 100 miles of an office of Susquehanna and its affiliates.

Any amounts that may become payable to Mr. Samuel by Susquehanna or Susquehanna Bank will be paid in a manner that complies with the applicable requirements of Section 409A of the Code. Mr. Samuel will be responsible for any penalty tax imposed on him under Section 409A of the Code.

New Employment Agreement with Jeffrey Renninger. In connection with the merger, Susquehanna, Susquehanna Bank, and Jeffrey Renninger, the current President and Chief Operating Officer of Tower, have entered into a new employment agreement, pursuant to which Mr. Renninger will become a senior vice president of Susquehanna and executive vice president of Susquehanna Bank, effective on the effective date of the merger.

Mr. Renninger’s new employment agreement is substantially similar to Susquehanna’s Tier 2 form employment agreement which is generally the employment agreement used for Susquehanna’s officers who are not named executive officers. The material changes to Mr. Renninger’s agreement compared to the Tier 2 form employment agreement include the following: (A) Mr. Renninger’s agreement does not include a gross-up for excise taxes under Section 4999 of the Code; (B) Mr. Renninger’s agreement includes non-compete and non-solicitation provisions for the eighteen month period following a termination of employment for any reason while the standard form agreement includes covenants for the one-year period for a termination of employment prior to a change of control and the two-year period for a termination of employment following a change of control: (C) Mr. Renninger’s agreement provides for severance equal to a minimum of 24 months, compared to 12 months in the Tier 2 form employment agreement; (D) Mr. Renninger’s agreement provides for severance in the event he is terminated without cause or resigns due to an Adverse Change with or without a change of control, compared to during the 12 month period following a change in control in the Tier 2 form employment agreement; (E) Mr. Renninger’s agreement includes a modified definition of Adverse Change as set forth below; and (F) Mr. Renninger’s agreement includes the retention payment discussed below.

Under the terms of the new agreement, in consideration for his agreement to continue in a senior leadership position with Susquehanna and in consideration for his agreement to the non-compete and non-solicitation provisions contained in the agreement, and based on certain assumptions and available information as of the date of this document, Mr. Renninger will receive a retention payment on the first anniversary of the effective time of the merger equal to $1,018,496, subject to certain adjustments immediately prior to the effective date of the merger. If it is later determined that this payment is subject to an excise tax under Section 4999 of the Code as a result of the merger, then Mr. Renninger will be entitled to receive a payment equal to the amount of such excise tax plus an additional amount equal to the federal, state and local income taxes and excise taxes or such reimbursement in order to place him in the same after-tax position he would have been in if the excise tax had not been imposed. If Mr. Renninger’s employment ceases prior to the first anniversary of the effective time due to termination Susquehanna without cause, a resignation by Mr. Renninger due to an Adverse Change, disability or death, the retention payment shall be paid within 60 days of Mr. Renninger’s termination of employment, subject to any six-month delay required under Section 409A of the Code.

Pursuant to the terms of the new agreement, Mr. Renninger will receive a base salary of $300,000 and may receive a bonus subject to the discretion of Susquehanna. Mr. Renninger will also be entitled to other benefits including life insurance and disability benefits, health benefits, an automobile allowance commensurate with his position, a country club membership and other benefits generally available to employees of Susquehanna. The new agreement is for an initial term ending on the second December 31 next following the effective time of the merger and shall renew for an additional one year every December 31 unless notice of non-renewal is given.

If, after the effective date of the merger, Mr. Renninger’s employment with Susquehanna is terminated by Susquehanna without cause or by Mr. Renninger due to an Adverse Change, the new employment agreement provides that Mr. Renninger will be entitled to his then current monthly salary rate at the greater of the number of months remaining under the employment agreement or 24 months in addition to any amount owing with respect to the retention payment described above.

Under the agreement, an Adverse Change is defined as:

•

a significant change in the nature or scope of Mr. Renninger’s duties such that Mr. Renninger has been reduced to a position of materially lesser authority, status or responsibility that is inconsistent with Mr. Renninger’s position as senior vice president of Susquehanna and executive vice president of Susquehanna Bank;

•	the requirement that Mr. Renninger spend more than 20% of his work hours more than 60 miles beyond Susquehanna’s market area;

•	a material reduction in base salary;

•	a material and willful breach of the agreement by Susquehanna; or

•

the delivery by Susquehanna of notice of its intention not to renew the agreement; provided that Mr. Renninger is willing and able to execute a new agreement on substantially similar terms and to continue providing services to Susquehanna.

Mr. Renninger’s new employment agreement also includes a non-compete provision, which is applicable during the term of the agreement and for the eighteen month period following termination of Mr. Renninger’s employment for any reason. The non-compete provision has a geographic limit of a 25-mile radius from any office of Susquehanna and its affiliates and will extend to any business engaged in by Susquehanna or any of its affiliates. In addition, for a period of eighteen months following termination of Mr. Renninger’s employment, Mr. Renninger will be prohibited from soliciting employees and customers of Susquehanna and its affiliates within 100 miles of an office of Susquehanna and its affiliates.

Any amounts that may become payable to Mr. Renninger by Susquehanna or Susquehanna Bank will be paid in a manner that complies with the applicable requirements of Section 409A of the Code. Mr. Renninger will be responsible for any penalty tax imposed on him under Section 409A of the Code.

New Employment Agreement with Janak Amin. In connection with the merger, Susquehanna, Susquehanna Bank, and Janak Amin, the current President and Chief Executive Officer of Graystone Tower Bank, have entered into a new employment agreement, pursuant to which Mr. Amin will become a senior vice president of Susquehanna and executive vice president of Susquehanna Bank, effective on the effective date of the merger.

Mr. Amin’s new employment agreement is also substantially similar to Susquehanna’s Tier 2 form employment agreement and contains the same material changes that were described above for Mr. Renninger’s agreement.

Under the terms of the new agreement, in consideration for his agreement to continue in a senior leadership position with Susquehanna and in consideration for his agreement to the non-compete and non-solicitation provisions contained in the agreement, and based on certain assumptions and available information as of the date of this document, Mr. Amin will receive a retention payment on the first anniversary of the effective time of the merger equal to $1,018,496, subject to certain adjustments immediately prior to the effective date of the merger. If it is later determined that this payment is subject to an excise tax under Section 4999 of the Code as a result of the merger, then Mr. Amin will be entitled to receive a payment equal to the amount of such excise tax plus an additional amount equal to the federal, state and local income taxes and excise taxes or such reimbursement in order to place him in the same after-tax position he would have been in if the excise tax had not been imposed. If Mr. Amin’s employment ceases prior to the first anniversary of the effective time due to termination by Susquehanna without cause, a resignation by Mr. Amin due to an Adverse Change, disability or death, the retention payment shall be paid within 60 days of Mr. Amin’s termination of employment, subject to any six-month delay required under section 409A of the Code.

Pursuant to the terms of the new agreement, Mr. Amin will receive a base salary of $300,000 and may receive a bonus subject to the discretion of Susquehanna. Mr. Amin will also be entitled to other benefits including life insurance and disability benefits, health benefits, an automobile allowance commensurate with his position, a country club membership and other benefits generally available to employees of Susquehanna. The new agreement is for an initial term ending on the second December 31 next following the effective time of the merger and shall renew for an additional one year every December 31 unless notice of non-renewal is given.

If, after the effective date of the merger, Mr. Amin’s employment with Susquehanna is terminated by Susquehanna without cause or by Mr. Amin due to an Adverse Change, the new employment agreement provides that Mr. Amin will be entitled to his then current monthly salary rate the greater of the number of months remaining under the employment agreement or 24 months in addition to any amount owing with respect to the retention payment described above.

Under the agreement, an Adverse Change is defined as:

•

a significant change in the nature or scope of Mr. Amin’s duties such that Mr. Amin has been reduced to a position of materially lesser authority, status or responsibility that is inconsistent with Mr. Amin’s position as senior vice president of Susquehanna and executive vice president of Susquehanna Bank;

•	the requirement that Mr. Amin spend more than 20% of his work hours more than 60 miles beyond Susquehanna’s market area;

•	a material reduction in base salary;

•	a material and willful breach of the agreement by Susquehanna; or

•

the delivery by Susquehanna of notice of its intention not to renew the agreement; provided that Mr. Amin is willing and able to execute a new agreement on substantially similar terms and to continue providing services to Susquehanna.

Mr. Amin’s new employment agreement also includes a non-compete provision, which is applicable during the term of the agreement and for the eighteen month period following termination of Mr. Amin’s employment for any reason. The non-compete provision has a geographic limit of a 25-mile radius from any office of Susquehanna and its affiliates and will extend to any business engaged in by Susquehanna or any of its affiliates. In addition, for a period of eighteen months following termination of Mr. Amin’s employment, Mr. Amin will be prohibited from soliciting employees and customers of Susquehanna and its affiliates within 100 miles of an office of Susquehanna and its affiliates.

Any amounts that may become payable to Mr. Amin by Susquehanna or Susquehanna Bank will be paid in a manner that complies with the applicable requirements of Section 409A of the Code. Mr. Amin will be responsible for any penalty tax imposed on him under Section 409A of the Code.

Compensation to Executive Officers of Tower in Connection with the Merger

Each of Tower’s executive officers is eligible to receive compensation that is based on or otherwise relates to the merger with Susquehanna (the “Golden Parachute Compensation”), which is summarized in the table below. While the table below includes the Golden Parachute Compensation to be paid to all of Tower’s executive officers, only the Golden Parachute Compensation payable to Tower’s named executive officers is subject to an advisory (non-binding) vote of the Tower shareholders, as more fully described in the section entitled “Proposal No. 3—Non-binding Advisory Vote to Approve the Compensation Payable to Named Executive Officers of Tower in Connection with the Merger” beginning on page 27. Tower’s named executive officers are Andrew Samuel, Jeffrey Renninger, Janak Amin, Mark Merrill and Jane Tompkins. Carl Lundblad is not a named executive officer and his Golden Parachute Compensation is not subject to the advisory vote.

Messrs. Samuel, Renninger and Amin will be entitled to receive compensation under their new employment agreements with Susquehanna, described above under “—New Employment Agreements,” and Messrs. Merrill and Lundblad and Ms. Tompkins will be entitled to receive compensation under their existing employment agreements with Tower, described above under “—Existing Employment Agreements.”

In addition to the amounts payable under their employment agreements, each of the executive officers will be entitled to accelerated vesting of outstanding Tower stock options and restricted stock awards upon the merger, and, in recognition of the potential impact of the pendency of the merger on Tower’s performance for 2011, the receipt of an incentive bonus for 2011 at no less than the “Target” level under the existing Tower incentive plans in which they participate (subject to the achievement of at least the “Threshold” level of performance under the plan), and the receipt of a contribution for 2011 under existing deferred compensation agreements at no less than the minimum performance payout level set forth in the applicable deferred compensation agreement, regardless of actual achievement of the performance target. For more information, please see the sections entitled “Treatment of Tower Equity Awards” and “Executive Incentive Plans and Deferred Compensation Agreements” above.

The following table sets forth the aggregate dollar value of the various elements of compensation that each executive officer of Tower would receive that is based on or otherwise relates to the merger, assuming the following:

•	the merger closed on August [ ], 2011, the latest practicable date prior to the filing of this document;

•	with respect to restricted stock awards, which will vest on the assumed closing date, each executive makes an election for, and receives, the cash consideration of $28.00 per share; and

•

the employment of Messrs. Merrill and Lundblad and Ms. Tompkins is terminated by Susquehanna without cause or by the executive for any reason immediately following the closing of the merger and Messrs. Samuel, Amin and Renninger’s employment does not terminate prior to the first anniversary of the effective date of the merger.

In addition to the above assumptions, the costs of providing continued life, disability, medical/health insurance coverage and other health and welfare benefits is based on estimates. Any changes in these assumptions or estimates would affect the amounts shown in the following table. For example, the executives’ elections with respect to the merger consideration to be received for any restricted stock that vests upon completion of the merger are subject to the same allocation and proration procedures that apply to other shareholders. Accordingly, even if they elect to receive cash consideration, the executives may actually receive stock consideration for a portion of such shares. Therefore, the amounts received with respect to such shares will likely differ from the amounts reflected in the Equity column. In addition, a portion of the options and restricted stock awards underlying the value included in the Equity column are expected to vest in the ordinary course prior to the actual date the merger is completed, which would reduce the value represented in this column, and the severance payments shown in the Cash column are expected to be higher based on the actual date that the merger is completed and the calculations required under the relevant employment agreements.

Executive Name	Cash(1)		Equity(2)		Pension/ NQDC(3)		Perquisites/ Benefits(4)	Tax Reimbursement(5)	Other(6)		Total
Andrew Samuel	—		$122,922	(8)	$105,805	(14)	—	—	$2,726,899	(20)	$2,955,626
Jeffrey Renninger	—		$61,314	(9)	$87,381	(15)	—	—	$1,076,196	(21)	$1,224,891
Janak Amin	—		$61,314	(10)	$99,814	(16)	—	—	$1,076,196	(22)	$1,237,324
Mark Merrill	$727,628	(7)	$46,231	(11)	$51,319	(17)	$28,434	$343,411	$41,125		$1,209,714
Jane Tompkins	$667,144	(7)	$44,362	(12)	$46,175	(18)	$24,884	$307,513	$38,588		$1,103,782
Carl Lundblad	$638,144	(7)	$44,362	(13)	$43,972	(19)	$27,760	$297,342	$36,750		$1,088,330

(1)	The amounts in this column represent cash payments owing under existing employment agreements upon termination of the executive’s employment following a change in control.
(2)	The amounts in this column represent the total value of the accelerated vesting of outstanding stock options and restricted stock awards, based on a per share value of the merger consideration of $28.00, less the applicable per share exercise price in the case of accelerated stock options. Such vesting is a single trigger event upon a change in control and is not conditioned upon termination of the executive’s employment.
(3)	The amounts in this column represent the vested deferred compensation account balances of each executive as of December 31, 2010, including interest accrued through July 31, 2011, plus an amount to be credited to the deferred compensation account equal to the minimum performance payout level set forth in the applicable deferred compensation agreement, as required to be paid under the merger agreement regardless of actual achievement in 2011 of the performance target (the “2011 Performance Payment”). Under the deferred compensation agreements, if a change in control occurs prior to normal retirement age and is followed within 24 months by the executive’s separation from service, the benefit paid is 100% of the executive’s deferral account balance determined as of the date of the executive’s separation from service. The benefit will be distributed to the executive in a lump sum within 90 days following separation from service. These amounts, with the exception of the 2011 Performance Payment, are currently 100% vested and thus do not represent an increased amount of benefits due to a change in control. The 2011 Performance Payment is payable by Tower or Graystone Tower Bank or, following the closing of the merger, by Susquehanna or Susquehanna Bank, in a lump sum on the scheduled contribution date provided by the applicable agreement and is included in this table because the merger agreement permits such contribution without regard to actual achievement in 2011 of the performance target.
(4)	With respect to Messrs. Merrill and Lundblad and Ms. Tompkins, the amounts in this column represent the estimated employer cost of continuing medical, dental, vision, disability, and life insurance premiums for 24 months. These benefits are subject to a double trigger as their receipt is conditioned upon the executive’s termination following the merger. With respect to Messrs. Samuel, Amin and Renninger, pursuant to employment agreements with Susquehanna, they will be entitled to continue to receive certain employment related benefits as a result of their employment with Susquehanna, including medical, dental, vision, disability, and life insurance, automobile and country club membership benefits, and certain other benefits in connection with their employment. Please refer to “—New Employment Agreements” beginning at page 63 for additional information regarding the employment agreements with Susquehanna.
(5)	The amounts in this column represent the estimated excise tax adjustment payment that is payable to the executives under existing employment agreements. In the event that a payment under the employment agreement or when combined with other benefits upon a change in control would result in the imposition of an excise tax under Section 4999 of the Code, then the executive is entitled to an additional payment equal to the amount required such that after the payment of all federal and state income and excise taxes, he/she would be in the same after-tax position as if no excise tax had been imposed.
(6)

The amounts in this column represent: (i) with respect to all executives, the difference between the cash amount payable to such individual assuming attainment of the “Target” level of performance under the 2011 executive incentive plan in which he or she participates and the amount payable assuming attainment of the “Threshold” level of performance for 2011 (“2011 Incentive Plan Payment”); and (ii) with respect to Messrs. Samuel, Amin and Renninger, cash retention payments payable to such individual pursuant to his new employment agreement with Susquehanna (the “Retention Payment”). The Retention Payment is payable in a lump sum upon the first anniversary of the effective time of the merger, provided the executive remains employed by Susquehanna on that date, or upon the earlier termination of the executive’s employment by Susquehanna without cause or by the executive upon an adverse change. Please refer to “—New Employment Agreements” beginning at page 63 for additional information regarding the employment agreements with Susquehanna. The 2011 Incentive Plan Payment is payable by Tower or Graystone Tower Bank or, following the closing, by Susquehanna or Susquehanna Bank, in a lump sum on the scheduled payment date provided by the applicable plan and is included in this table solely because the merger agreement permits such payment at the “Target” level regardless of whether the “Target” level of performance is actually attained, provided that the “Threshold” level of performance for 2011 is attained.
(7)	The payment amount is calculated as two times the sum of the executive’s highest annual base salary, highest cash bonus and other cash incentive compensation and highest value of stock options and other stock based incentives, in each case with respect to the calendar years 2008, 2009 and 2010. This is a double trigger arrangement as payment is triggered only if the merger is completed and the executive’s employment terminates within 30 days thereafter. The amount is to be paid in a lump sum within 20 days of termination of employment.
(8)	Represents $10,922 attributable to the value of accelerated vesting of stock options and $112,000 attributable to the value of accelerated vesting of restricted stock awards held by Mr. Samuel.
(9)	Represents $5,314 attributable to the value of accelerated vesting of stock options and $56,000 attributable to the value of accelerated restricted stock awards held by Mr. Renninger.
(10)	Represents $5,314 attributable to the value of accelerated vesting of stock options and $56,000 attributable to the value of accelerated vesting of restricted stock awards held by Mr. Amin.
(11)	Represents $4,231 attributable to the value of accelerated vesting of stock options and $42,000 attributable to the value of accelerated vesting of restricted stock awards held by Mr. Merrill.
(12)	Represents $2,362 attributable to the value of accelerated vesting of stock options and $42,000 attributable to the value of accelerated vesting of restricted stock awards held by Ms. Tompkins.
(13)	Represents $2,362 attributable to the value of accelerated vesting of stock options and $42,000 attributable to the value of accelerated vesting of restricted stock awards held by Mr. Lundblad.
(14)	Represents $86,405 attributable to the vested deferred compensation account balance of Mr. Samuel as of December 31, 2010, including interest accrued through July 31, 2011, and $19,400 attributable to Mr. Samuel’s 2011 Performance Payment.
(15)	Represents $78,726 attributable to the vested deferred compensation account balance of Mr. Renninger as of December 31, 2010, including interest accrued through July 31, 2011, and $8,655 attributable to Mr. Renninger’s 2011 Performance Payment.
(16)	Represents $91,159 attributable to the vested deferred compensation account balance of Mr. Amin as of December 31, 2010, including interest accrued through July 31, 2011, and $8,655 attributable to Mr. Amin’s 2011 Performance Payment.
(17)	Represents $44,269 attributable to the vested deferred compensation account balance of Mr. Merrill as of December 31, 2010, including interest accrued through July 31, 2011, and $7,050 attributable to Mr. Merrill’s 2011 Performance Payment.
(18)	Represents $39,560 attributable to the vested deferred compensation account balance of Ms. Tompkins as of December 31, 2010, including interest accrued through July 31, 2011, and $6,615 attributable to Ms. Tompkin’s 2011 Performance Payment.
(19)	Represents $37,672 attributable to the vested deferred compensation account balance of Mr. Lundblad as of December 31, 2010, including interest accrued through July 31, 2011, and $6,300 attributable to Mr. Lundblad’s 2011 Performance Payment.
(20)	Represents $2,605,649 attributable to Mr. Samuel’s Retention Payment and $121,250 attributable to Mr. Samuel’s 2011 Incentive Plan Payment.
(21)	Represents $1,018,496 attributable to Mr. Renninger’s Retention Payment and $57,700 attributable to Mr. Renninger’s 2011 Incentive Plan Payment.
(22)	Represents $1,018,496 attributable to Mr. Amin’s Retention Payment and $57,700 attributable to Mr. Amin’s 2011 Incentive Plan Payment.

Fractional Shares

Susquehanna will not issue fractional shares in the merger. Instead, a cash payment will be paid in an amount equal to the product of (1) the fractional part of a share of Susquehanna common stock multiplied by (2)  the average closing price of Susquehanna common stock for the five trading days preceding the merger date.

Effective Time

The merger will become effective at such time as the later of the following has occurred: (1) articles of merger reflecting the merger are filed with the Department of State of the Commonwealth of Pennsylvania, or (2) at a later time as specified in the articles of merger.

We anticipate that the merger will be completed during the first quarter of 2012. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Susquehanna and Tower will complete the merger. If the merger is not completed on or before April 30, 2012, either Susquehanna or Tower may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants in the merger agreement. Please see “—Conditions to the Completion of the Merger” and “—Regulatory Approvals Required for the Merger” for more information.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.

The respective obligations of Susquehanna and Tower to complete the merger are subject to the following conditions:

•	approval and adoption of the merger agreement by Tower and Susquehanna shareholders;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	absence of any order, decree or injunction of a court or agency of competent jurisdiction that prohibits the completion of the merger;

•	absence of any statute, rule or regulation that prohibits, restricts or makes illegal completion of the merger;

•	effectiveness of the Registration Statement of which this document is a part, and relating to the registration of the shares of Susquehanna common stock to be issued in the merger;

•	approval by The Nasdaq Global Select Market of listing of the shares of Susquehanna common stock to be issued in the merger;

•

accuracy of the other party’s representations and warranties contained in the merger agreement as of the dates specified in that agreement, except, in the case of most of those representations and warranties, where the failure to be so accurate would not have a “material adverse effect” on the party making those representations and warranties (see “—Representations and Warranties” below), and the performance by the other party of its obligations contained in the merger agreement in all material respects;

•

the receipt by each party of an opinion of its counsel substantially to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	the absence of any pending proceeding by any government entity seeking an injunction to prevent the merger.

Representations and Warranties

Each of Tower and Susquehanna has made representations and warranties to the other in the merger agreement as to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	capital structure;

•	governmental and third-party consents necessary to complete the merger;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	compliance with laws;

•	SEC filings;

•	bank regulatory filings;

•	financial statements;

•	absence of material adverse changes;

•	agreements with regulatory agencies and regulatory approvals;

•	receipt of a fairness opinion from its financial advisor;

•	fees payable to financial advisors in connection with the merger;

•	absence of legal proceedings and regulatory actions;

•	employees and employee benefit matters; and

•	tax matters.

Susquehanna has also made representations and warranties to Tower with respect to non-ownership of Tower common stock.

Tower has also made representations and warranties to Susquehanna with respect to:

•	environmental matters;

•	loan portfolio status;

•	properties;

•	material contracts;

•	effectiveness of insurance policies; and

•	the inapplicability of state anti-takeover laws and anti-takeover agreements or plans.

The term “material adverse effect” as used in the merger agreement means, with respect to Susquehanna or Tower, as the case may be, any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (1) the business, results of operations or financial condition of such party and its subsidiaries taken as a whole, or (2) the ability of such party and its subsidiaries to effect the transactions contemplated under the merger agreement. In determining whether a material adverse effect has occurred or is likely, the parties will disregard any effects resulting from any of the following:

•	the announcement or pendency of the transactions contemplated by the merger agreement;

•	legal claims asserted or other actions initiated by any holder of shares of Susquehanna or Tower related to the merger agreement;

•	changes in banking or similar laws, rules or regulations or interpretations thereof by courts or governmental authorities;

•	changes in GAAP or regulatory accounting principles that apply to banks, thrifts or their holding companies generally;

•	changes attributable to or resulting from general economic conditions, including changes in the prevailing level of interest rates;

•	any action or omission of either party or their subsidiaries taken in accordance with the terms of the merger agreement or with the prior consent of the other party; or

•	any expenses incurred by a party in connection with the merger agreement and the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Tower has agreed, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement and except as otherwise consented to by Susquehanna), to conduct its business in the ordinary course consistent with past practice.

In addition, each of the parties has agreed that it will not, and will not permit any of its subsidiaries to, without the prior consent of the other party:

•

take any action that is intended or may reasonably be expected to result in any of that party’s representations and warranties being or becoming untrue, or in any conditions to the merger not being satisfied;

•	take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any requisite regulatory approval; or

•	take or cause to be taken any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Tower has agreed to additional covenants that place restrictions on the conduct of business of Tower and its subsidiaries, including specific covenants providing that Tower and its subsidiaries will not, without the prior consent of Susquehanna:

•	amend Tower’s Articles of Incorporation, Tower’s Bylaws or other similar governing documents;

•

declare or pay any dividends on, or make other distributions in respect of its capital stock, other than (1) Tower’s normal quarterly dividend not in excess of $0.28 per share and (2) payment of dividends and other distributions under the capital securities issued by the First Chester County Capital Trusts and under the debentures and Tower guaranties related thereto;

•

repurchase, redeem or otherwise acquire any shares of capital stock of Tower or any of its subsidiaries or securities convertible into such stock, except for the acquisition of certain shares held in trust accounts or for debts previously contracted;

•	except as required by GAAP or regulatory accounting principles, change its methods of accounting in effect as of December 31, 2010;

•

split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock, or issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into, or any rights or options to acquire, any such shares, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, including the Tower Option Plans, Tower’s Dividend Reinvestment and Stock Purchase Plan, and the Employee Stock Purchase Plan;

•	enter into any new line of business;

•

other than in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money, engage in any repurchase transactions (not including the repayment of up to $9,000,000 of subordinated debt from funds on hand, which shall be permitted in Tower’s discretion), or guarantee or otherwise become responsible for the obligations of any third party;

•

acquire or agree to acquire any business or any corporation, partnership or other business organization or division of any of those organizations, or acquire any material assets, other than in connection with foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

•	make any capital expenditures in excess of $500,000, other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

•

except as specifically contemplated by the merger agreement or as required by applicable law or as required to maintain qualification pursuant to the Code of 1986, as amended, adopt, amend or terminate any employee benefit plan or any agreement, arrangement, plan or policy between Tower or any of its subsidiaries and any of its current or former directors, officers or employees (including, without limitation, any retention, stay bonus, severance or change of control agreement, arrangement, plan or policy);

•

except for (1) with respect to employees who are not executive officers of Tower, increases in connection with a promotion or job position change in the ordinary course of business consistent with past practice, or (2) normal increases in the ordinary course of business consistent with past practice not exceeding, in the case of employees who are not executive officers of Tower, 2.5% of the aggregate compensation paid to such employees or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any plan or agreement in effect as of the date of the merger agreement;

•	sell, purchase, enter into a lease, relocate, open or close any banking office or file any application pertaining to such action with any regulatory agency;

•

change its existing deposit policy other than changes made in the ordinary course of business consistent with past practices with respect to interest rates paid on deposits, incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days;

•	change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

•	purchase any mortgage loan servicing rights;

•

other than in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements; or

•

create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for property or services other than the renewal in the ordinary course of business of any lease term which expires before the completion of the merger.

Additional Agreements

Susquehanna and Tower have agreed to the following additional agreements under the merger agreement:

•	to promptly prepare and file with the SEC this document and the Registration Statement on Form S-4 of which this document is a part;

•	to use their reasonable best efforts to have the registration statement on Form S-4 declared effective under the Securities Act as promptly as practicable after such filing;

•	to mail this document to their respective shareholders;

•	to have Susquehanna cause the shares of its common stock to be issued to Tower shareholders to be listed on The Nasdaq Global Select Market;

•

to furnish to each other upon request all information, including written communications received by Susquehanna or Tower, concerning Susquehanna and Tower, as applicable, and their respective subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this document or any other document to be delivered in connection with the merger agreement;

•

to make available to Susquehanna or Tower, as applicable, and to cause each of their respective subsidiaries to make available during normal business hours their properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and any other information as such other party may reasonably request;

•

to take all steps necessary to duly call, give notice of, convene and hold a meeting of shareholders to be held as soon as is reasonably practicable after the date on which the Registration Statement of which this document is a part becomes effective for the purpose of voting upon the approval and adoption of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•

to recommend to their shareholders approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, subject to, in Tower’s case, the right of Tower and its board of directors to take action permitted under the merger agreement with respect to a superior proposal;

•

to take all actions necessary to comply with all legal requirements under the merger agreement and the transactions contemplated by the merger agreement, including obtaining appropriate governmental and third-party consents and other authorizations, and to cause each of its respective subsidiaries to do the same;

•

to have Susquehanna, or its successors and assigns, as applicable, indemnify Tower’s directors, officers, employees and subsidiaries, after the effective time of the merger with respect to actions against them for losses, claims, damages, liabilities, costs and expenses arising in whole or in part out of, or pertaining to, (1) the fact that such person was a director, officer or employee of Tower or its subsidiaries, or (2) the merger agreement or any of the transactions contemplated by the merger agreement; except that Susquehanna will not be required to indemnify such parties if Tower’s bylaws and other indemnification agreements do not require indemnification and the loss, claim, damage, liability, cost or expense arose out of, or resulted from, gross negligence, criminal activity, willful misconduct or recklessness of such party;

•

to coordinate with the other party regarding the declaration of any dividends in respect of Susquehanna common stock and Tower common stock and the record dates and payment dates relating to the same. Please see “Market Prices and Dividend Information” beginning on page 22 for more information;

•

to authorize and execute a merger agreement as soon as reasonably practicable following the signing of the merger agreement, under which Tower’s wholly owned subsidiary, Graystone Tower Bank, will merge with Susquehanna’s wholly owned subsidiary, Susquehanna Bank, and Susquehanna Bank will be the resulting company;

•

to have Susquehanna appoint Andrew S. Samuel and two other current members of Tower’s board of directors to the board of directors of Susquehanna and Susquehanna Bank upon the effectiveness of the merger;

•

to permit Tower employees who are terminated in connection with the merger, from and after the effective time of the merger, to participate in Susquehanna’s outplacement services plan for employees of Susquehanna and its subsidiaries for a period of not less than six months following termination of employment by an outplacement agency selected by Susquehanna;

•

to have Graystone Tower Bank terminate its 401(k) Plan and Employee Stock Ownership Plan immediately prior to the effective time of the merger unless Susquehanna notifies Graystone Tower Bank of its intention to continue such plans as set forth in the merger agreement; and

•	to permit Tower to pay retention bonuses to employees who remain employed through the effective time of the merger, in an amount not to exceed $750,000 in the aggregate.

No Solicitation by Tower

Tower has agreed that it will not, and it will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, affiliates or representatives to, directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries;

•

enter into or participate in any discussions or negotiations with, furnish information relating to Tower or any of its subsidiaries, afford access to the business, properties, assets, books or records of Tower or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate, or encourage any effort by a third party;

•	make any approval, recommendation or endorsement; or

•	enter into a letter of intent or similar document or any contract, agreement or commitment;

in any case, relating to the following:

•	a tender offer, exchange offer, or proposal for a merger, acquisition of all of the stock or assets of, or other business combination, involving Tower or its subsidiaries; or

•	the acquisition of a substantial equity interest in, or substantial portion of the assets of, Tower or any of its subsidiaries.

In this discussion, any offer or proposal of the type described in any of the above points is referred to as an “acquisition proposal.”

In addition, Tower has agreed that it will not, and it will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, affiliates or representatives to, directly or indirectly:

•

fail to make, withdraw or modify in a manner adverse to Susquehanna, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below; or

•	grant any waiver or release under any standstill agreement with respect to any class of equity securities of Tower.

The board of directors of Tower may:

•

comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act (relating to recommendation or solicitation of tender offers) with regard to an acquisition proposal, provided that the Tower board does not withdraw or modify in a manner adverse to Susquehanna its recommendation to its shareholders to approve the merger agreement (except as noted below); and

•	provide confidential information to, or enter into discussion or negotiations with, a third party in connection with a superior proposal (as defined below).

The term “superior proposal,” as defined under the merger agreement, means any bona fide, unsolicited written acquisition proposal made by a person other than Susquehanna, which the Tower board of directors in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all fees, expense reimbursement provisions, conditions and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal:

•

is more favorable to shareholders (in their capacities as shareholders) than the transactions contemplated by the merger agreement with Susquehanna and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Tower board; and

•	is reasonably capable of being completed.

However, prior to providing confidential information to, or entering into discussions or negotiations with, the other party in connection with a superior proposal, the Tower board of directors must determine after consultation with counsel that failure to take such action would breach the directors’ duties under applicable law. In addition, Tower must execute a confidentiality agreement with the other party, with terms no less favorable than those under Tower’s confidentiality agreement with Susquehanna, and must advise Susquehanna of the requests for such information and the material terms and conditions relating to that other party’s superior proposal within at least 72 hours of providing such information or engaging in discussions or negotiations with the third party.

Tower also may, in order to accept a superior proposal, withdraw or modify in a manner adverse to Susquehanna its recommendation to its shareholders to approve the merger agreement.

Termination of the Merger Agreement

General. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by both the shareholders of Tower and of Susquehanna, in any of the following ways:

•	by mutual consent of Susquehanna and Tower;

•

by either Susquehanna or Tower, 30 days after the date on which any application for a required regulatory approval is denied or is withdrawn at the request of the governmental entity which must grant that approval, unless within the 30-day period following a denial or withdrawal a petition for rehearing or an amended application has been filed with that governmental entity; except that no party may so terminate the merger agreement if a denial or request for withdrawal is a result of the failure of that party to perform or observe its covenants contained in the merger agreement;

•	by either Susquehanna or Tower, if any governmental entity has issued a final non-appealable order enjoining or otherwise prohibiting the merger;

•

by either Susquehanna or Tower, if the merger is not completed on or before April 30, 2012, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements contained in the merger agreement;

•

by either Susquehanna or Tower, provided the terminating party is not then in material breach of its obligations under the merger agreement through the board of directors to call a meeting of its shareholders to approve the merger agreement, including its obligations to recommend that its shareholders approve the merger agreement (except as otherwise permitted by Tower with respect to a superior proposal) if the approval of the shareholders of either Susquehanna or Tower required for completion of the merger is not obtained, after all reasonable efforts, at the shareholder meetings to be held by Susquehanna and Tower, or at any adjournment or postponement thereof;

•

by either Susquehanna or Tower, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and (2) there has been a material breach of any of the representations or warranties of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations and warranties described above under “—Conditions to Completion of the Merger”;

•

by either Susquehanna or Tower if (1) the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, and (2) there has been a material breach of any of the covenants or agreements of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger;

•

by Susquehanna if (1) the Tower board of directors, in order to accept a superior proposal, withdraws or modifies in a manner adverse to Susquehanna its recommendation to its shareholders to approve the merger agreement, or (2) prior to the approval and adoption of the merger agreement by Tower’s shareholders, any person or group becomes the beneficial owner of at least 20% of the outstanding Tower common stock, and Tower’s board of directors has failed to publicly reaffirm the recommendation for approval and adoption of the merger agreement and the transactions contemplated required by the merger agreement within five business days after Susquehanna requests that Tower’s board of directors publicly reaffirm such recommendation; or

•	by Tower, if the price of Susquehanna common stock declines below certain levels established by formulas set forth in the merger agreement, and as described in the following paragraphs.

Price-based Termination. According to the terms of the merger agreement, Tower has the right to terminate the merger if both of the following conditions are satisfied:

(1)	the average closing price of Susquehanna common stock as reported on The Nasdaq Global Select Market for the 20 consecutive trading days ending on the third calendar day immediately prior to the effective date of the merger is less than $6.46, and

(2)	the “Susquehanna Ratio” is less than the “Bank Index Ratio.”

•

“Susquehanna Ratio” is the amount obtained by dividing the average of the last reported sale prices per share of Susquehanna common stock as reported on The Nasdaq Global Select Market during the 20-day valuation period by $8.07.

•

“Bank Index Ratio” is the amount obtained by dividing the closing price of the Nasdaq Bank Index on the third calendar day immediately prior to the effective date of the merger by 1,730.81 (which was the closing price of the Nasdaq Bank Index on June 17, 2011), and subtracting 0.20 from that quotient.

In order to exercise this termination right, Tower would have to give prompt written notice to Susquehanna at any time during the three-day period prior to the day that the merger would otherwise become effective. During the three-day period beginning with its receipt of Tower’s notice, Susquehanna will have the option to avoid termination by electing to increase the exchange ratio of 3.4696 and/or the total cash amount of $88 million in a manner such that the conditions in either clause (1) or (2) immediately above will be deemed not to exist (provided, however, that the total cash amount is not increased in a manner that would cause the failure of the conditions set forth in the merger agreement), as follows:

•

the condition set forth in clause (1) above will be deemed not to exist if the exchange ratio and/or total cash amount is increased so that the average per share consideration after the increase is not less than 80% of the per share consideration calculated by using $8.07 in lieu of the average closing price per share of Susquehanna common stock as referred to above; and

•

the condition set forth in clause (2) above will be deemed not to exist if the exchange ratio and/or total cash amount is increased so that the Adjusted Susquehanna Ratio is not less than the Bank Index Ratio. The term “Adjusted Susquehanna Ratio” means the number obtained by dividing (x) the sum of the average closing price as referred to above multiplied by 3.4696, plus the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the exchange ratio and/or total cash amount by the total number of shares of Tower common stock outstanding on the third calendar day immediately prior to the effective date, by (y) 8.07 multiplied by 3.4696.

The description in this section of Tower’s right to terminate the merger agreement because of a decline of Susquehanna’s stock price is not complete and is qualified in its entirety by reference to the specific provisions of the merger agreement.

It is not possible to know whether the price-based termination right will be triggered until after the third calendar day immediately prior to the effective date of the merger. Tower’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination right were triggered. In considering whether to exercise its termination right, the Tower board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at that time and would consult with its financial advisors and legal counsel. If Tower’s shareholders approve the merger agreement at Tower’s Special Meeting and afterward the price-based termination right is triggered, the Tower board of directors will have the authority, consistent with its fiduciary duties, to elect either to complete the merger, whether or not there is any increase in the total stock consideration and/or the total cash consideration and without any further action by or re-solicitation of the shareholders of Tower, or to terminate the merger agreement.

Termination Fee. Tower must pay Susquehanna a termination fee of $13.5 million if:

•

Susquehanna terminates the merger agreement because (1) Tower breaches its covenants relating to non-solicitation as described above under “—No Solicitation by Tower” or (2) Tower’s board of directors fails to recommend the merger to its shareholders;

•

Susquehanna terminates the merger agreement because (1) Tower’s board of directors, in order to accept a superior proposal, withdraws or adversely modifies its recommendation of the merger, or (2) a third party becomes the beneficial owner of at least 20% of the outstanding Tower common stock, and Tower’s board of directors has failed to publicly reaffirm the recommendation for approval and adoption of the merger agreement and the transactions contemplated required by the merger agreement within five business days after Susquehanna requests that Tower’s board of directors publicly reaffirm such recommendation; or

•

Tower receives a third-party acquisition proposal prior to termination of the merger agreement, fails to consummate the merger by April 30, 2012, and any of the following events occurs within 12 months following such termination:

•	Tower merges with such third party;

•	such third party directly or indirectly acquires more than 50% of the total assets or outstanding common stock of Tower; or

•

Tower institutes a plan of liquidation, recapitalization or share repurchase relating to more than 50% of its outstanding common stock or pays an extraordinary dividend relating to more than 50% of its outstanding common stock, in any such case in which such third party is a participant.

Tower agreed to this termination fee arrangement in order to induce Susquehanna to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Tower.

Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of Susquehanna or Tower or their respective officers or directors, except that:

•	any termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement;

•	certain provisions of the merger agreement relating to the payment of fees and expenses and the confidential treatment of information will survive the termination; and

•

except as otherwise provided by the merger agreement, Susquehanna and Tower each will bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver. At any time prior to the completion of the merger, each of Susquehanna and Tower may, to the extent legally allowed:

•	extend the time for the performance of the obligations under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

Amendment. Subject to compliance with applicable law, Susquehanna and Tower may amend the merger agreement at any time before or after approval and adoption of the merger agreement by Tower shareholders. However, after approval and adoption of the merger agreement by Tower shareholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Tower shareholders except as contemplated by the merger agreement.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of, all notices to federal and state authorities required to complete the merger of Susquehanna and Tower and the subsequent merger of Graystone Tower Bank with and into Susquehanna Bank.

Susquehanna and Tower have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Pennsylvania Department of Banking, and the Maryland Office of the Commissioner of Financial Regulation. The merger cannot proceed in the absence of these required regulatory approvals.

Susquehanna and Tower are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below and compliance with the applicable corporation laws of Pennsylvania. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions.

Federal Reserve Board. Tower is a financial holding company, and Graystone Tower Bank is a Pennsylvania state-chartered bank. Graystone Tower Bank owns several non-banking subsidiaries that are engaged in activities previously determined by the Federal Reserve Board to be closely related to banking and therefore permissible activities. The acquisition by Susquehanna of Graystone Tower Bank by merging with its holding company requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act (the “BHC Act”), and Susquehanna will also request the Federal Reserve Board’s approval to acquire indirectly the other non-banking subsidiaries of Graystone Tower Bank.

The BHC Act requires the Federal Reserve Board to determine that the proposed acquisition can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. As part of its evaluation under these public interest factors, the Federal Reserve Board reviews the financial and managerial resources of the companies involved, the effect of the proposal on competition in the relevant markets, the extent to which the proposed acquisition would result in a greater or more concentrated risk to the U.S. banking or financial system, and the public benefits of the proposal. In acting on a notice to acquire a bank, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”). Applicable regulations require publication of a notice of the BHC Act proposal, affording interested persons an opportunity to submit comments and to request a hearing.

The parties intend to merge Graystone Tower Bank with and into Susquehanna Bank immediately after the merger. The merger of Susquehanna Bank and Graystone Tower Bank, referred to as the bank merger, is subject to the prior approval of the Federal Reserve Board under the Bank Merger Act. The Federal Reserve Board may not approve the merger if:

•	it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of the merger, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned the risk to the stability of the U.S. banking or financial system, and the convenience and needs of the communities to be served. Under the CRA, the Federal Reserve Board also must take into account the record of performance of each applicant bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such bank. In addition, the Federal Reserve Board must take into account the effectiveness of the bank holding companies and banks in combating money laundering activities. Applicable regulations require publication of notice of an application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the Federal Reserve Board generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

State Approval and Notices. The merger is subject to the prior approval of the Pennsylvania Department of Banking under Sections 115 and 1603 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Sections 103 and 1604 thereof, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the institutions involved. In determining whether to approve the merger and the bank merger, the Pennsylvania Department of Banking will consider, among other things, whether the merger and the bank merger would be consistent with adequate and sound banking and in the public interest.

Susquehanna must also file a notice of intention to establish branches with the Office of the Commissioner of Financial Regulation for the State of Maryland prior to operation of the Graystone Tower Bank branches which reside in Maryland pursuant to Section 5–1005 of the Maryland Financial Institutions Article.

There can be no assurance that all requisite approvals will be obtained or that such approvals will be received on a timely basis.

Nasdaq Listing

Susquehanna common stock is listed on The Nasdaq Global Select Market. Susquehanna has agreed to use its reasonable best efforts to cause the shares of Susquehanna common stock to be issued in the merger to be listed with The Nasdaq Global Select Market. It is a condition of the merger that those shares be listed with The Nasdaq Global Select Market.

Expenses

The merger agreement provides that each of Susquehanna and Tower will pay its own expenses in connection with the transactions contemplated by the merger agreement.

Alternative Structure

The merger agreement provides that Susquehanna may, with the consent of Tower, modify the structure of the merger and/or the merger of Graystone Tower Bank with and into Susquehanna Bank, provided that, as a result of such modification (1) the merger consideration to be paid to Tower shareholders is not changed in kind or reduced in amount, (2) there are no adverse tax consequences to Tower shareholders, (3) there are no adverse tax consequences to Susquehanna or Tower, and (4) the receipt of any required regulatory approvals will not be jeopardized or materially delayed and the consummation of the merger will not otherwise be impeded or materially delayed.

Dissenters’ Rights

Dissenters’ rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay such shareholders the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances and exceptions to those rights are set forth in the Pennsylvania Business Corporation Law (the “BCL”).

Neither Susquehanna nor Tower shareholders are entitled to dissenters’ rights under Pennsylvania law in connection with the merger because their shares are listed on The Nasdaq Global Select Market. Pennsylvania law generally states that in connection with the consummation of a plan of merger, shareholders of a company whose stock is listed on a national securities exchange are not entitled to dissenters’ rights.

Accounting Treatment

For purposes of preparing Susquehanna’s consolidated financial statements, Susquehanna will establish a new accounting basis for Tower’s assets (including intangible assets) and liabilities based upon their fair values, recognize the merger consideration based upon stock value on the closing date of the transaction and expense the costs of the merger. A final determination of asset and liability values and required acquisition accounting adjustments has not yet been made. Susquehanna will determine the fair value of Tower’s assets and liabilities and will make appropriate acquisition accounting adjustments upon completion of that determination. However, for purposes of disclosing pro forma information in this document, Susquehanna has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Litigation Related to the Merger

On July 1, 2011, Stephan Bushansky, a purported shareholder of Tower, filed a purported shareholder derivative action in the Court of Common Pleas of Dauphin County, Pennsylvania captioned Bushansky v. Tower Bancorp, Inc., et al., No. 2011 CV 6519EQ. The lawsuit names as defendants each of the current members of Tower’s board of directors (the “Director Defendants”), Susquehanna and names Tower as a nominal defendant (The Director Defendants, Susquehanna and Tower are collectively called “Defendants”). The complaint alleges that the Director Defendants breached their fiduciary duties by failing to maximize stockholder value in connection with Tower’s proposed merger with Susquehanna and also alleges that Defendants aided and abetted those alleged breaches of fiduciary duty. The complaint seeks injunctive relief to prevent the consummation of the merger or, in the event the merger is consummated, damages allegedly resulting from the Defendants’ alleged wrongful conduct. Tower and Susquehanna believe there are substantial legal and factual defenses to the claims asserted.

Also in connection with the proposed merger with Susquehanna, Tower has received three letters from attorneys representing three separate purported shareholders, including Mr. Bushansky, demanding that the Tower board remedy alleged breaches of fiduciary duties in connection with the merger (the “Demand Letters”). The Demand Letters assert that Tower’s directors breached their fiduciary duties by causing Tower to enter into the merger agreement. Among other things, the Demand Letters allege that the merger is unfair to Tower’s shareholders. The Demand Letters request that Tower’s board terminate the merger agreement or take action to, among other things, ensure that the consideration paid to Tower’s shareholders is fair and to recover alleged damages on behalf of Tower. Tower’s board of directors intends to respond to the Demand Letters.

Certain Other Transactions between Tower and Susquehanna

On July 26, 2011, Graystone Tower Bank and Susquehanna Commercial Finance, Inc. (“SCFI”), a subsidiary of Susquehanna, entered into an agreement pursuant to which SCFI agreed to purchase, in SCFI’s discretion, Graystone Tower Bank’s rights, interest in and title to, certain equipment leases, installment sales contracts and other chattel paper originated by Graystone Tower Bank in the ordinary course of its business.

SHAREHOLDER RIGHTS

Selected Provisions of Susquehanna’s Articles of Incorporation

The following is a summary of certain material provisions of Susquehanna’s Articles of Incorporation. This summary is qualified in its entirety by reference to the complete text of Susquehanna’s Articles of Incorporation, a copy of which has been filed with the SEC as an exhibit to the Registration Statement of which this document forms a part, and may be obtained in the manner described under “Where You Can Find More Information” beginning on page 101.

Evaluation of an Acquisition Transaction by Susquehanna’s Board of Directors

Susquehanna’s Articles of Incorporation provide that the board of directors may oppose, recommend, or remain neutral with respect to an “acquisition transaction,” as defined below, on the basis of the board of directors’ evaluation of what is in the best interests of Susquehanna. When considering whether to oppose, recommend or remain neutral with respect to an acquisition transaction, the board of directors may evaluate any or all of the following:

•

the adequacy of the consideration being offered, not only in relation to the then current market price of Susquehanna’s securities, but also in relation to (a) the historical and present operating results or financial position of Susquehanna, (b) whether equal or more favorable consideration could be obtained currently or in the future in a freely negotiated transaction with another party, and (c) the future value of Susquehanna as a continuing independent entity;

•	the economic or social effects that the acquisition transaction might have on the employees, depositors, and customers of Susquehanna or its subsidiaries and the communities they serve;

•

the reputations and business practices of an offeror and its management and affiliates and whether they might affect the business of Susquehanna and its subsidiaries, the future value of Susquehanna’s securities and the employees, depositors, customers and the communities served by Susquehanna and its subsidiaries; and

•	any antitrust or other legal, administrative or regulatory difficulties that might be created by the acquisition transaction.

If the Susquehanna board of directors determines that an acquisition transaction should be opposed, it may take any lawful action to accomplish its purpose, including the following:

•	advising shareholders not to accept the offer;

•	pursuing litigation against the offeror;

•	filing complaints with governmental and regulatory authorities;

•	causing Susquehanna to acquire its own securities;

•	selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto;

•

making an acquisition of another entity that the board of directors believes in good faith to be in the best interest of Susquehanna and that also creates an antitrust or other regulatory problem for the offeror; and

•	seeking a more favorable offer from another individual or entity.

Under Susquehanna’s Articles of Incorporation, the term “acquisition transaction” means any action, proposal, plan or attempt by any corporation or other business entity or any person or group to:

•	make any tender offer or exchange offer for any equity security of Susquehanna;

•	merge or consolidate Susquehanna, or any subsidiary of Susquehanna, with or into another corporation or entity; or

•	purchase or otherwise acquire all or substantially all of the assets of Susquehanna or of any of its subsidiaries;

•	and means any transaction or series of transactions similar in purpose, form or effect to any of the foregoing.

Votes Required to Approve Business Combinations

Susquehanna’s Articles of Incorporation include special voting requirements in connection with the approval of any business combination, as defined. A “business combination” includes any one or more of the following transactions:

•

any merger or consolidation of Susquehanna or any subsidiary with or into (1) a 20% shareholder, or (2) any other corporation (whether or not itself a 20% shareholder) which is, or after such merger or consolidation would be, an affiliate of a 20% shareholder; or

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of related transactions) to or with any 20% shareholder of assets, whether of Susquehanna or any subsidiary or subsidiaries of Susquehanna, or any combination thereof, the aggregate value of which is equal to or greater than 10% of Susquehanna’s consolidated shareholders equity; or

•

the issuance or transfer by Susquehanna or by any subsidiary (in one transaction or in a series of related transactions) of any securities of Susquehanna or any subsidiary to any 20% shareholder or affiliate of a 20% shareholder in exchange for cash, securities or other property or any combination thereof, having an aggregate fair market value equal to or greater than 10% of Susquehanna’s consolidated shareholders equity; or

•

any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of Susquehanna with any of its subsidiaries or any similar transaction (whether or not with, into or otherwise involving a 20% shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Susquehanna or any subsidiary, which is directly or indirectly owned by any 20% shareholder or any affiliate of a 20% shareholder;

provided, however, no transaction described above will constitute a business combination if the Susquehanna board of directors has by resolution authorized or ratified the execution and delivery of a written agreement in principle, memorandum of understanding or letter of interest respecting such transaction prior to the time the 20% shareholder involved in such transaction acquired, directly or indirectly, more than 10% of the outstanding capital stock of Susquehanna which would be entitled to vote on such transaction. By its terms, the merger will not constitute a business combination for these purposes.

Under the above-referenced special voting provisions of Susquehanna’s Articles of Incorporation, the following votes are required in connection with the approval of any business combination which is subject to such provisions:

•	the affirmative vote of the holders of the outstanding capital stock of Susquehanna entitled to cast at least 85% of the votes which all shareholders are entitled to cast on the matter;

•	the affirmative vote of the holders of at least 75% of the votes which all shareholders are entitled to cast on the matter, if and only if all of the following conditions are satisfied:

(1) the ratio of (a) the aggregate amount of cash and the fair market value of all other consideration to be received in such business combination by Susquehanna, a subsidiary, or the holders of common stock, as the case may be, divided by the number of shares of common stock issued and outstanding immediately prior to the first public announcement relating to such business combination, to (b) the market price of the common stock per share immediately prior to the first public announcement relating to such business combination, is at least as great as the ratio of (c) the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which the 20% shareholder has paid for any shares of common stock acquired by it within the three-year period prior to the record date for determining shareholders entitled to vote on such business combination, to (d) the market price of the common stock immediately prior to the initial acquisition by the 20% shareholder of any common stock;

(2) the aggregate amount of the cash and fair market value of other consideration to be received in such business combination by Susquehanna, a subsidiary or the holders of common stock, as the case may be, divided by the number of shares of common stock issued and outstanding immediately prior to the first public announcement relating to such business combination is not less than the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the 20% shareholder for any block of common stock owned by it;

(3) the form of consideration to be received by holders of common stock in such business combination will be no less favorable than the consideration paid by the 20% shareholder in acquiring the largest block of common stock already owned by it;

(4) after the 20% shareholder has acquired ownership of not less than 20% of the then outstanding votes, referred to as a 20% interest, and prior to the consummation of the subject business combination:

(a) the 20% shareholder has taken all action necessary to ensure that Susquehanna’s board of directors included at all times representation by continuing director(s) proportionate to the ratio that the voting shares which from time to time are owned by persons who are neither 20% shareholders nor substantial shareholders, as defined below under “—Substantial Shareholder Status Implications,” bear to all voting shares outstanding at the respective times (with a continuing director to occupy any resulting fractional board position);

(b) the 20% shareholder has not acquired any newly issued shares of stock, directly or indirectly, from Susquehanna (except upon conversion of convertible securities acquired by it prior to obtaining a 20% interest or as a result of a pro rata stock dividend or stock split); and

(c) the 20% shareholder has not acquired any additional shares of Susquehanna’s outstanding common stock or securities convertible into or exchangeable for common stock, except as a part of the transaction which resulted in the 20% shareholder acquiring its 20% interest;

(5) prior to the consummation of the subject business combination, the 20% shareholder has not (a) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Susquehanna, or (b) made any major change in Susquehanna’s business or equity capital structure without the unanimous approval of the whole board; and

(6) a proxy statement meeting the requirements of the Exchange Act has been mailed to all holders of voting shares for the purpose of soliciting shareholder approval of the business combination.

Any of the following business combinations, which are not otherwise subject to provisions set forth above, require the affirmative vote of the holders of at least 66 2/3% of the votes which all Susquehanna shareholders are entitled to cast on the matter:

(1) any merger or consolidation of Susquehanna with or into another corporation;

(2) any merger or consolidation of a subsidiary with or into another corporation if (1) the resulting, surviving or continuing corporation, as the case may be, would not be a subsidiary, or (2) the total number of common shares of Susquehanna issued or delivered in connection with such transaction, plus those initially issuable upon conversion of any other shares, securities or obligation to be issued in connection with such transaction, exceed 15% of the common shares of Susquehanna outstanding immediately prior to the date on which such transaction is consummated;

(3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of Susquehanna;

(4) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of a subsidiary whose total assets exceed 20% of the total assets of Susquehanna as reflected on the most recent consolidated balance sheet of Susquehanna; or

(5) any sale of all or substantially all of the stock in a subsidiary whose total assets exceed 20% of the total assets of Susquehanna as reflected on the most recent consolidated balance sheet of Susquehanna.

Transactions involving Susquehanna or a subsidiary that are not business combinations or that are not described in (1) through (5) above require only such shareholder approval, if any, as may be required pursuant to the Pennsylvania BCL.

Votes Required to Approve Liquidation or Dissolution

Any plan or proposal for the liquidation or dissolution of Susquehanna, which would require or permit a distribution of any surplus remaining after paying off all debts and liabilities of Susquehanna to its shareholders in accordance with their respective rights and preferences, will require the affirmative vote of the holders of at least 66 2/3% of the votes which all Susquehanna shareholders are entitled to cast on the matter; except that the affirmative vote of the holders of at least 85% of the votes which all shareholders are entitled to cast on the matter will be required for any such plan or proposal which would permit such distribution to shareholders to be made other than in cash.

Substantial Shareholder Status Implications

Susquehanna’s Articles of Incorporation also provide that from and after the date any person becomes a “substantial holder,” as defined below, and until such time as such person ceases to be a substantial shareholder, holders of issued and outstanding voting shares of any class or series beneficially owned by such substantial shareholder, as of any record date for the determination of shareholders entitled to vote on or consent to any matter, in excess of 10% of the then issued and outstanding shares of such class or series will, subject to certain provisions set forth below and in Susquehanna’s Articles of Incorporation, be entitled to cast 1/10th of one vote per share for each such share in excess of 10% of the then issued and outstanding shares of such class or series.

Notwithstanding the foregoing, in the event a substantial shareholder, or an affiliate thereof, or any other person deemed to be the beneficial owner of voting shares also beneficially owned by such substantial shareholder, consummates a tender offer, the requirements of which are set forth in Susquehanna’s Articles of Incorporation, holders of all voting shares beneficially owned by the substantial shareholder will be entitled to cast one vote per share (or such greater or lesser number of votes per share as provided for each share of such class of stock under Susquehanna’s Articles of Incorporation) on each matter voted on or consented to by the shareholders of Susquehanna. The number of votes that may be cast by any record owner by virtue of the provisions in respect of voting shares of any class or series beneficially owned by a substantial shareholder will be a number equal to the total number of votes that a single record owner of all voting shares of such class or series beneficially owned by such substantial shareholder would be entitled to cast, multiplied by a fraction:

•	the numerator of which is the number of shares of such class or series beneficially owned by the substantial shareholder and owned of record by the record owner; and

•	the denominator of which is the total number of shares of such class or series beneficially owned by the substantial shareholder.

A substantial shareholder will not be permitted to cast, by virtue of his or her beneficial or record ownership of voting shares of any class or series beneficially owned by the substantial shareholder, votes in excess of 35% of the total number of votes that the holders of all then outstanding voting shares of such class or series would be entitled to cast until such time as the substantial shareholder consummates a tender offer, the requirements of which are set forth in Susquehanna’s Articles of Incorporation.

The term “substantial shareholder,” under Susquehanna’s Articles of Incorporation means any person, other than Susquehanna or any subsidiary, who or which is the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting shares (determined solely on the basis of the total number of voting shares so beneficially owned and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares) in relation to the total number of voting shares issued and outstanding. A person will not be deemed to be a substantial shareholder for any purposes hereof, if such person (or an affiliate thereof or any other person deemed to be the beneficial owner of voting shares also beneficially owned by such person), prior to the time such person becomes the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting shares, commences and consummates a tender offer for any and all shares of common stock, the terms of which will be approved and recommended to shareholders, as in the best interests of Susquehanna and its shareholders, by two-thirds of the members of the whole board (but only if at least a majority of the members of the board of directors acting upon such matter are continuing directors (as defined in Susquehanna’s Articles of Incorporation)).

Comparison of Shareholder Rights

The rights of Tower shareholders are governed by Pennsylvania law, including the Pennsylvania BCL, and Tower’s Articles of Incorporation and Tower’s Bylaws. The rights of Susquehanna shareholders are governed by Pennsylvania law, including the Pennsylvania BCL, and Susquehanna’s Articles of Incorporation and Susquehanna’s Bylaws.

Upon consummation of the merger, Tower shareholders will become Susquehanna shareholders. Consequently, after the merger, the rights of such shareholders will be governed by Susquehanna’s Articles of Incorporation, Susquehanna’s Bylaws and Pennsylvania law. Because both Tower and Susquehanna are Pennsylvania corporations, the differences in the rights of Tower and Susquehanna shareholders will generally consist of differences found in the companies’ respective Articles of Incorporation and Bylaws.

A comparison of the rights of Tower and Susquehanna shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to in, and is qualified in its entirety by reference to, Pennsylvania law and the companies’ respective Articles of Incorporation and Bylaws.

Authorized Capital

Tower. Tower is authorized to issue 50,000,000 shares of common stock, without par value, and 500,000 shares of preferred stock, without par value.

Susquehanna. Susquehanna is currently authorized to issue 400,000,000 shares of common stock, par value $2.00 per share, and 5,000,000 shares of preferred stock, without par value.

Annual Meetings of Shareholders

Tower. Tower’s Bylaws provide that an annual meeting will be held at such date and time as may be determined by its board of directors, but no later than May 31 or, if May 31 is a legal holiday, the next business day.

Susquehanna. Susquehanna’s Bylaws provide that an annual meeting will be held at such date or hour as the board of directors may from time to time determine.

Special Meetings of Shareholders

Tower. Special meetings of the Tower shareholders can be called by Tower’s chairman of the board, its president, executive vice president, a majority of the board of directors or its executive committee, or by shareholders entitled to cast at least one-fourth of the votes which all shareholders are entitled to cast at a particular meeting, in the manner provided in Tower’s Bylaws.

Susquehanna. Special meetings of the Susquehanna shareholders can be called by Susquehanna’s chairman of the board, president, its board of directors or the holders of not less than 20% of all the shares issued and outstanding and entitled to vote at the particular meeting, in the manner provided in Susquehanna’s Bylaws.

Cumulative Voting

Tower. Tower’s Articles of Incorporation prohibit cumulative voting in the election of directors.

Susquehanna. Susquehanna’s Articles of Incorporation prohibit cumulative voting in the election of directors.

Advance Notice of Nomination of Directors

Tower. Tower’s Bylaws provide that any nomination of a candidate for election to the board of directors made by a shareholder must be made by a written notice, which must satisfy certain requirements in Tower’s Bylaws, to the secretary and delivered no later than 45 days prior to the date of the meeting of shareholders called for the election of directors.

Susquehanna. Nominations of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of Susquehanna entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management, must be made in writing and delivered or mailed to the secretary of Susquehanna not less than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. If Susquehanna did not hold an annual meeting in the preceding year or if the date of the annual meeting is changed by more than 30 days from the date of the preceding year’s annual meeting, notice must be delivered 120 days prior to the date the annual meeting, or (if later) no later than 10 days after the date the annual meeting is first publicly announced.

Number of Directors

Tower. The number of Tower directors shall be not less than five and not more than twenty-five, as set from time to time by resolution of the board of directors. Tower’s board of directors has currently authorized 12 as the number of directors.

Susquehanna. The number of Susquehanna directors will be as the Susquehanna board of directors may determine, but not less than five. Susquehanna’s board currently consists of 16 directors, and Susquehanna will also appoint Robert W. White, the Chairman of the Boards of Abington and its subsidiary Abington Bank, to the Susquehanna board of directors upon the consummation of the merger of Abington with and into Susquehanna, which is expected to occur on or around October 1, 2011. In addition, Susquehanna has agreed in the merger agreement that as of the effective time of the merger, it will appoint Andrew Samuel, Tower’s Chairman and Chief Executive Officer, [                    ] and [                    ] to the Susquehanna board of directors.

Director Qualifications

Tower. Tower’s Bylaws require its directors to be natural persons of full age.

Susquehanna. Each Susquehanna director must be under 72 years of age.

Director Classification

Tower. The Tower board of directors has been declassified pursuant to an amendment to Tower’s Bylaws adopted July 27, 2010. The Tower Bylaws provide that: (i) beginning with Tower’s 2011 annual meeting of shareholders, nominees elected to the Tower board of directors will be elected for one-year terms; (ii) directors elected prior to the 2011 annual meeting will serve the remainder of their elected term, even if greater than one year; (iii) a director selected to fill a vacancy resulting from an increase in the number of directors will hold office until the next annual meeting following his selection; (iv) a director appointed to fill a vacancy resulting from the death, resignation or removal from office of a director shall hold office for the remainder of the term of the director they are replacing.

Susquehanna. The Susquehanna board of directors is declassified. All directors are elected annually for one-year terms.

Removal of Directors

Tower. Tower’s Articles of Incorporation and Tower’s Bylaws do not provide for the removal of directors by the Tower shareholders. Under Section 1726 of the Pennsylvania BCL, any director or the entire board may be removed from office, without cause, by a vote of the shareholders of the company, and the board may be removed from office at any time, with or without cause, by the unanimous vote or consent of shareholders entitled to vote thereon.

Susquehanna. Any Susquehanna director or the entire board may be removed from office, with or without cause, but only by the affirmative vote of the holders of at least 75% of the outstanding shares of Susquehanna capital stock entitled to vote generally in the election of directors (considered for this purpose as one class), which is not applicable with respect to the director or directors elected by the holders of preferred stock who have the right, voting separately as a class, to elect one or more directors.

Pennsylvania Anti-Takeover Provisions

Under the Pennsylvania BCL, certain anti-takeover provisions apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt out of these anti-takeover sections. Except for the control share acquisitions provisions, which Tower has opted out of, neither Tower nor Susquehanna has opted out of any of these anti-takeover provisions. A general summary of these applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote until either their voting rights have been restored by two separate votes of the shareholders at a meeting, as described below, or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights. First, the approval of an absolute majority of all voting power must be obtained. All voting shares are entitled to participate in this vote. Second, the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (1) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (2) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (1) any person or group publicly discloses that the person or group may acquire control of the corporation, or (2) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors becomes an “interested shareholder.” A corporation subject to this provision may not consummate mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (1) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (2) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Voting Rights

Amendment of Articles of Incorporation

Under Pennsylvania law, an amendment to a company’s articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class. Pennsylvania law also provides that shareholders of a registered corporation are not entitled by statute to propose amendments to the articles of incorporation.

Tower. Tower’s Articles of Incorporation provide that the following transactions require the approval of at least 66 2/3% of the outstanding shares of common stock of Tower: any merger or consolidation that would otherwise require the approval of Tower shareholders under the Pennsylvania BCL; any liquidation or dissolution of Tower; any action that would result in the sale or disposition of all or substantially all of the assets of Tower; any merger or consolidation of a wholly-owned bank subsidiary of Tower if the surviving or resulting entity would not be a wholly-owned subsidiary of Tower; or any acquisition by Tower in exchange for shares of Tower capital stock if, following such acquisition, such shares represent more than 50% of the voting power of Tower capital stock then outstanding. In addition, if any class or series of shares is entitled to vote thereon as a class, the Pennsylvania BCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation.

Susquehanna. Susquehanna’s Articles of Incorporation provide that, in addition to any affirmative vote required by law, amendments to Susquehanna’s Articles of Incorporation require the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting where such action is taken. Furthermore, any amendment to Article 9 (Bylaw Amendments), Article 10 (Shareholder Action Without a Meeting), Article 11 (Board Action on Acquisition Transactions) or Article 13 (Articles of Incorporation Amendments) requires the affirmative vote of holders of at least 75% of the votes that all shareholders are entitled to cast thereon at a regular or special meeting of shareholders. Any amendment to Article 11 (Voting Requirements for Business Combinations) requires the affirmative vote of the holders of at least 85% of the votes that all shareholders are entitled to cast on the matter. This 85% vote is not required for any amendment, alteration, change or repeal recommended to the shareholders by 85% of the entire board, but only if all members of the entire board will continue to be directors after such amendment, alteration, change or repeal (referred to as “continuing directors”). If such amendment, alteration, change or repeal is recommended to the shareholders by 85% of the entire board, all members of which are continuing directors, a vote of 75% of the votes that all shareholders are entitled to cast at a regular or special meeting of shareholders will apply.

Amendment of Bylaws

Tower. Tower’s Bylaws may be amended by a majority vote of the outstanding shares of common stock or by a majority vote of the full board of directors at a regular or special meeting of the board of directors; provided, however, that any such amendment by the board of directors is subject to the power of the Tower shareholders to amend or repeal such amendment by the affirmative vote of the holders of at least a majority of outstanding shares of Tower’s common stock.

Susquehanna. To the fullest extent permitted by law, Susquehanna’s board of directors is expressly vested with the authority to amend Susquehanna’s Bylaws. This authority is subject to the statutory power of Susquehanna shareholders to change such action, but only upon the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders are entitled to cast.

Required Vote for Certain Business Combinations

Tower. Tower’s Articles of Incorporation provide that the following transactions require the approval of at least 66 2/3% of the outstanding shares of common stock of Tower: any merger or consolidation that would otherwise require the approval of Tower shareholders under the Pennsylvania BCL; any liquidation or dissolution of Tower; any action that would result in the sale or disposition of all or substantially all of the assets of Tower; any merger or consolidation of a wholly-owned bank subsidiary of Tower if the surviving or resulting entity would not be a wholly-owned subsidiary of Tower; or any acquisition by Tower in exchange for shares of Tower capital stock if, following such acquisition, such shares represent more than 50% of the voting power of Tower capital stock then outstanding. In addition, if any class or series of shares is entitled to vote thereon as a class, the Pennsylvania BCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation.

Susquehanna. As more fully described above, Susquehanna’s Articles of Incorporation contain special provisions regarding the required vote for certain business combinations. Please see “—Selected Provisions of Susquehanna’s Articles of Incorporation” beginning on page 84 for more information.

DESCRIPTION OF TOWER

Background. Tower Bancorp, Inc. is a Pennsylvania business corporation with principal executive offices at 112 Market Street, Harrisburg, Pennsylvania. Tower was incorporated in 1983 and is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

Tower’s telephone number is (717) 231-2700, and its website address is www.towerbancorp.com. Tower’s common stock is traded on The Nasdaq Global Select Market under the symbol “TOBC”. Tower makes available free of charge, through the Investor Relations section of its website, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Recent History and Business of Tower. On March 31, 2009, Tower merged with Graystone Financial, a privately held, non-reporting corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Pursuant to a merger agreement between Tower and Graystone Financial, Tower remained the surviving holding company and the First National Bank of Greencastle, the wholly-owned bank subsidiary of Tower, merged with and into Graystone Financial Bank, the wholly-owned subsidiary of Graystone Financial, with Graystone Bank as the surviving institution under the name “Graystone Tower Bank.”

On December 10, 2010, Tower acquired First Chester County Corporation, a publicly held corporation and a registered financial holding company under the Bank Holding Company Act of 1956, as amended. Pursuant to the merger agreement between Tower and First Chester County Corporation, Tower remains the surviving holding company and the First National Bank of Chester County (“FNB”), the wholly-owned subsidiary of First Chester County Corporation, merged with and into Graystone Tower Bank, with Graystone Tower Bank as the surviving institution.

Tower’s primary activity consists of owning and supervising its subsidiary, Graystone Tower Bank. The day-to-day management of Graystone Tower Bank is conducted by the subsidiary’s officers. Tower derives the majority of its current income from Graystone Tower Bank.

As of June 30, 2011, Tower had total assets of approximately $2.5 billion, total deposits of approximately $2.1 billion, and shareholders’ equity of approximately $256.5 million.

Bank Subsidiary. Graystone Tower Bank was originally incorporated on September 2, 2005, as a Pennsylvania-chartered bank and commenced operations on November 10, 2005. Graystone Tower Bank is a full-service community bank operating 47 branches throughout southeastern and central Pennsylvania and Washington County, Maryland. Through Graystone Tower Bank’s Graystone Bank, Tower Bank, and 1N Bank divisions, together with the Graystone Wealth Management and Graystone Mortgage divisions, the Bank offers a complete range of financial products to consumers, businesses and not-for-profit customers.

The principal component of earnings for Graystone Tower Bank is net interest income, which is the difference between the yield on interest earning assets and the cost of interest bearing liabilities. Residential mortgage services are provided through the Graystone Mortgage division. The Graystone Wealth Management division also provides a broad range of trust and investment management services and provides services for estates, trust, agency accounts and individual and employer sponsored retirement plans. Revenue from the Wealth Management Division consists primarily of annually recurring asset based fee as well as commissions for brokerage services. Additional investment products and services, including mutual funds, annuities, retirement planning and insurance, are made available through Graystone Insurances Services, LLC, a wholly-owned subsidiary of the Bank. As of June 30, 2011, Graystone Tower Bank had 584 full-time employees and 51 part-time employees.

For more information about Tower, please see “Where You Can Find More Information” on page 101 of this document.

DESCRIPTION OF SUSQUEHANNA

Susquehanna Bancshares, Inc. is a financial services holding company that provides a wide range of retail and commercial banking and financial services through its subsidiaries in the mid-Atlantic region. In addition to a commercial bank, Susquehanna operates a trust and investment company, an asset management company (which provides investment advisory, asset management, brokerage and retirement planning services), a property and casualty insurance brokerage company and a vehicle leasing company. As of December 31, 2010, Susquehanna had total assets of approximately $14 billion, consolidated net loans and leases of $9.6 billion, deposits of $9.2 billion, and shareholders’ equity of $2.0 billion.

Susquehanna was incorporated in Pennsylvania in 1982. Its executive offices are located at 26 North Cedar Street, Lititz, Pennsylvania 17543. Susquehanna’s telephone number is (717) 626-4721, and its website address is www.susquehanna.net. Susquehanna’s stock is traded on The Nasdaq Global Select Market under the symbol “SUSQ”. Susquehanna makes available free of charge, through the Investor Relations section of its website, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

Susquehanna manages its bank subsidiary’s operations through divisions based on geographic market, which allows each division to retain flexibility with regard to loan approvals and product pricing, while enjoying the economies of scale and cost savings realized as a result of consolidated support functions. Susquehanna believes that this approach differentiates it from other large competitors because it gives Susquehanna’s subsidiaries greater flexibility to better serve their markets and increase responsiveness to the needs of local customers. Susquehanna also provides its bank subsidiary guidance in the areas of credit policy and administration, risk assessment, investment advisory administration, strategic planning, investment portfolio management, asset liability management, liquidity management and other financial, administrative and control services.

Bank Subsidiary. Susquehanna Bank’s operations are divided into three regional divisions. The Pennsylvania division includes 110 banking offices operating primarily in the central Pennsylvania market area, including Adams, Berks, Chester, Cumberland, Dauphin, Lancaster, Luzerne, Lycoming, Northumberland, Schuylkill, Snyder, Union, and York counties. The Maryland division includes 51 banking offices operating primarily in the market areas of Maryland and southwestern central Pennsylvania, including Allegany, Anne Arundel, Baltimore, Carroll, Garrett, Harford, Howard, Washington, and Worcester counties and the City of Baltimore in Maryland, Berkeley County in West Virginia and Bedford and Franklin counties in Pennsylvania. The Delaware Valley division includes 60 banking offices operating primarily in the suburban Philadelphia, Pennsylvania and southern New Jersey market areas, including Philadelphia, Berks, Chester, Delaware, Lehigh, Montgomery, and Northampton counties in Pennsylvania and Atlantic, Burlington, Camden, Cumberland, and Gloucester counties in New Jersey.

Susquehanna’s commercial bank provides a wide-range of retail banking services, including checking, savings and club accounts, check cards, debit cards, money market accounts, certificates of deposit, individual retirement accounts, home equity lines of credit, residential mortgage loans, home improvement loans, automobile loans, personal loans, and internet banking services. It also provides a wide-range of commercial banking services, including business checking accounts, cash management services, money market accounts, land acquisition and development loans, commercial loans, floor plan, equipment and working capital lines of credit, small business loans, and Internet banking services.

Non-Bank Subsidiaries. Susquehanna Trust & Investment Company and Valley Forge Asset Management Corp. operate primarily in the same market areas as Susquehanna Bank. The Addis Group, LLC operates primarily in southeastern Pennsylvania, southern New Jersey, and northern Delaware. Boston Service Company, Inc. (t/a Hann Financial Service Corp.) operates primarily in New Jersey, eastern Pennsylvania, and southeastern New York. Stratton Management Company operates throughout the continental United States.

Susquehanna’s non-bank subsidiaries offer a variety of financial services to complement its core banking operations, broaden its customer base, and diversify its revenue sources. The Addis Group, LLC provides commercial, property and casualty insurance, and risk management programs for medium-and large-sized companies. Susquehanna Trust & Investment Company, a subsidiary of Susquehanna Bank, provides traditional trust and custodial services, and acts as administrator, executor, guardian, and managing agent for individuals, businesses and non-profit entities. Valley Forge Asset Management Corp. offers investment advisory, asset management and brokerage services for institutional and high net worth individual clients, and retirement planning services. Stratton Management Company provides equity management of assets for institutions, pensions, endowments and high-net-worth individuals. Boston Service Company, Inc. (t/a Hann Financial Service Corp.) provides comprehensive consumer vehicle financing services. As of June 30, 2011, Susquehanna had 2,923 full-time and 198 part-time employees.

For more information about Susquehanna, please see “Where You Can Find More Information” on page 101 of this document.

SUSQUEHANNA’S PENDING ACQUISITION OF ABINGTON BANCORP, INC.

Susquehanna and Abington have entered into a merger agreement, the consummation of which is anticipated to occur on or around October 1, 2011. As a result of the merger with Abington, Susquehanna will assume all of the assets of Abington. A description of Abington is provided below.

Abington is a Pennsylvania corporation and is a savings and loan holding company regulated by the Board of Governors of the Federal Reserve System. Abington Bank is a wholly owned subsidiary of Abington and is a Pennsylvania-chartered, FDIC-insured savings bank, which conducts business under the name “Abington Bank.” Abington’s results of operations are primarily dependent on the results of Abington Bank. As of June 30, 2011, Abington had total assets of $1.2 billion, total deposits of $840.7 million, and total stockholders’ equity of $216.3 million.

Abington Bank is a community-oriented savings bank, which was originally organized in 1867 and is headquartered in Jenkintown, Pennsylvania. Abington’s banking office network currently consists of its headquarters and main office, 12 other full-service branch offices and seven limited service branch offices. In addition, Abington maintains a loan processing office in Jenkintown, Pennsylvania. Abington also provides on-line banking and telephone banking services.

Abington is primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Abington’s principal sources of funds are deposits, repayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and funds borrowed from outside sources such as the Federal Home Loan Bank of Pittsburgh. These funds are primarily used for the origination of various loan types in Abington’s market area including single-family residential mortgage loans, construction loans, non-residential or commercial real estate mortgage loans, home equity loans, commercial business loans and consumer loans. In addition to offering loans and deposits, Abington also offers securities and annuities to its customers through an affiliation with a third-party broker-dealer.

Abington’s common stock is traded on The Nasdaq Global Select Market under the symbol “ABBC”. Abington’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by Abington with the SEC are available free of charge on Abington’s website under the Investor Relations menu.

LEGAL MATTERS

The legality of the Susquehanna common stock to be issued in connection with the merger will be passed upon by Morgan Lewis, counsel to Susquehanna. Certain legal matters will be passed upon for Tower by Rhoads & Sinon, counsel to Tower. As of [            ], 2011, certain Rhoads & Sinon attorneys beneficially own in the aggregate [            ] shares of Tower common stock. In addition, Morgan Lewis has delivered an opinion to Susquehanna concerning various federal income tax consequences of the merger, and Rhoads & Sinon has delivered an opinion to Tower concerning various federal income tax consequences of the merger. Please see “The Merger—Material Federal Income Tax Consequences” on pages 56 through 58 for more information.

EXPERTS

Tower

The consolidated financial statements of Tower Bancorp, Inc. as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2010 contains an explanatory paragraph that states First Chester County Corporation, an acquired entity, was excluded from management’s assessment and KPMG LLP’s evaluation of the effectiveness of Tower Bancorp, Inc.’s internal control over financial reporting as of December 31, 2010.

The consolidated financial statements of Graystone Financial Corp. for the year ended December 31, 2008 have been incorporated by reference herein in reliance upon the report of ParenteBeard LLC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Susquehanna

The consolidated financial statements of Susquehanna Bancshares, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Joint Proxy Statement/Prospectus by reference to Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Tower

Because Tower and Susquehanna anticipate that the merger will close during the first quarter of fiscal year 2012, Tower does not intend to hold a 2012 annual meeting of shareholders. In the event that the merger is not completed and such a meeting is held, any Tower shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in Tower’s proxy statement for its 2012 annual meeting of shareholders must deliver the proposal in writing to the Tower’s Corporate Secretary at Tower’s principal executive offices at 112 Market Street, Harrisburg, Pennsylvania, not later than December 13, 2011, and must comply with all applicable requirements of Tower’s Bylaws.

Susquehanna

Proposals intended for inclusion in the proxy statement and proxy card for Susquehanna’s 2012 annual meeting of shareholders must be received by Susquehanna’s Corporate Secretary no later than November 17, 2011. These proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in Susquehanna’s proxy statement for Susquehanna’s 2012 annual meeting. Proposals to be considered at Susquehanna’s 2012 annual meeting of shareholders, that will not be included in Susquehanna’s proxy statement and proxy card for such meeting, must be received by Susquehanna’s Corporate Secretary no later than January 7, 2012 and must comply with all applicable requirements of Susquehanna’s Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Susquehanna and Tower file annual, quarterly and special reports, proxy and other information statements with the SEC. You may read and copy any reports, statements or other information that Susquehanna and Tower file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the public reference room. These SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. Our reference to the SEC’s Internet site is intended to be an inactive textual reference only. You may also obtain filed documents from commercial document retrieval services (some of which also provide online delivery).

Susquehanna has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, with respect to the Susquehanna common stock to be issued in the merger. This document is part of that Registration Statement and constitutes a prospectus of Susquehanna. This document does not contain all of the information discussed in the Registration Statement or the exhibits to the Registration Statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the Registration Statement, copies of which may be obtained from the SEC as set forth above.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document and information that we file later with the SEC will automatically update and supersede this information.

This document incorporates by reference the documents set forth below that Susquehanna and Tower have previously filed with the SEC, and any future filings that Susquehanna and Tower make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the merger or the termination of the merger agreement. These documents contain important information about Susquehanna and Tower and their respective businesses and financial condition.

Tower’s SEC filings for incorporation by reference

•	Tower’s Current Report on Form 8-K/A, filed with the SEC on July 27, 2011

•	Tower’s Current Report on Form 8-K, filed with the SEC on July 27, 2011*

•	Tower’s Current Report on Form 8-K, filed with the SEC on June 27, 2011

•	Tower’s Current Report on Form 8-K, filed with the SEC on June 21, 2011*

•	Tower’s Current Report on Form 8-K, filed with the SEC on May 27, 2011

•	Tower’s Current Report on Form 8-K, filed with the SEC on May 23, 2011

•	Tower’s Current Report on Form 8-K, filed with the SEC on May 2, 2011

•	Tower’s Current Report on Form 8-K, filed with the SEC on April 27, 2011*

•	Tower’s Current Report on Form 8-K, filed with the SEC on April 6, 2011

•	Tower’s Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2011

•	Tower’s Quarterly Report on Form 10-Q, filed with the SEC on May 10, 2011, as amended on May 11, 2011

•	Tower’s Annual Report on Form 10-K for the year ended December 31, 2010

Susquehanna’s SEC filings for incorporation by reference

•	Susquehanna’s Current Report on Form 8-K, filed with the SEC on August 3, 2011

•	Susquehanna’s Current Report on Form 8-K, filed with the SEC on July 27, 2011*

•	Susquehanna’s Current Report on Form 8-K, filed with the SEC on July 22, 2011

•	Susquehanna’s Current Report on Form 8-K, filed with the SEC on June 21, 2011*

•	Susquehanna’s Current Report on Form 8-K, filed with the SEC on May 23, 2011

•	Susquehanna’s Current Report on Form 8-K, filed with the SEC on May 10, 2011

•	Susquehanna’s Current Report on Form 8-K, filed with the SEC on March 2, 2011

•	Susquehanna’s Quarterly Report on Form 10-Q, filed with the SEC on August 8, 2011

•	Susquehanna’s Quarterly Report on Form 10-Q, filed with the SEC on May 5, 2011

•	Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2010

•

The description of Susquehanna common stock set forth in its Registration Statement on Form S-14, as filed with the SEC on February 3, 1982 and amended on April 25, 1983 and referred to in a Form 8-K filed with the SEC on September 20, 1982, relating to the initial registration of Susquehanna as a successor filer to Farmers First Bank

*	Excluding information furnished under Items 2.02 and 7.01 and exhibits relating thereto.

Any statements contained in this document concerning the provisions of any document filed with the SEC are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.

Documents incorporated by reference are available from Susquehanna or Tower without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this document incorporates. If you want to receive a copy of any document incorporated by reference, please request it in writing or by telephone from the appropriate company at the following address:

Tower Bancorp, Inc.

112 Market Street

Harrisburg, Pennsylvania 17101

Attn: Brent Smith

(717) 724-4666

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Attn: Abram G. Koser

(717) 625-6305

Each Tower shareholder will receive a separate copy of this Joint Proxy Statement/Prospectus, regardless of whether such shareholder is residing at a shared address with one or more other Tower shareholders.

Susquehanna will provide a single copy of this Joint Proxy Statement/Prospectus to Susquehanna shareholders residing at the same address. If any such Susquehanna shareholder would prefer to receive separate copies of these documents, please send a written request to Susquehanna at the above address. Susquehanna will promptly provide a separate copy of this Joint Proxy Statement/Prospectus to any Susquehanna shareholder residing at a shared address with one or more other Susquehanna shareholders upon receipt of such a request.

If you would like to request documents from Tower or Susquehanna, please do so by [                    ], 2011 to receive them before Susquehanna’s or Tower’s Special Meetings, as applicable.

You should rely only on the information contained or incorporated by reference in this document in connection with deciding your vote upon the approval of the merger. Neither Tower nor Susquehanna has authorized anyone to provide you with information different from what is contained in this document. This document is dated [            ], 2011. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders nor the issuance of Susquehanna common stock in the merger shall create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

Between

SUSQUEHANNA BANCSHARES, INC.

and

TOWER BANCORP, INC.

Dated as of June 20, 2011

i

(continued)

ii

(continued)

iii

(continued)

Exhibit A – Employment Agreement of Andrew Samuel

Exhibit B – Employment Agreement of Janak Amin

Exhibit C – Employment Agreement of Jeffrey Renninger

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 20, 2011, is entered into between Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), and Tower Bancorp, Inc., a Pennsylvania corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations.”

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Parent;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Susquehanna Bank, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of Parent (the “Parent Bank”), and Graystone Tower Bank, a bank organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of the Company (the “Company Bank”), will enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which the Company Bank shall merge with and into the Parent Bank (the “Bank Merger), with the Parent Bank constituting the surviving bank (the “Surviving Bank”), and it is intended that the Bank Merger be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. The name of the Surviving Corporation shall continue to be Susquehanna Bancshares, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

1.2 Effective Time. Subject to the provisions of this Agreement, articles of merger complying with the PBCL (the “Articles of Merger”) shall be duly prepared, executed and delivered for filing with the Department of State of the Commonwealth of Pennsylvania (the “Department”), in each case on the Closing Date (as defined in Section 10.1 hereof). The Merger shall become effective at such time as the Articles of Merger are filed by the Department or at such later time as may be specified in the Articles of Merger (such time being the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Article I, and Sections 2.2(e) and Section 9.1(g) hereof, each share of the common stock, no par value per share, of the Company (the “Company

Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(d) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 1.5, either (i) the Per Share Stock Consideration (as defined below) or (ii) the Per Share Cash Consideration (as defined below). The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Merger Consideration.”

For purposes of this Agreement:

“Per Share Stock Consideration” shall mean a number of shares of common stock, par value $2.00 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio.

“Per Share Cash Consideration” shall mean $28.00.

“Exchange Ratio” shall mean 3.4696.

“Total Cash Amount” shall equal Eighty Eight Million Dollars ($88,000,000).

“Determination Date” shall mean the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

(b) All of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or owner designated by a book entry previously representing a non-certificated share of Company Common Stock (a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(b) hereof, and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e) hereof.

(c) If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Stock Consideration. In the event that Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted, prior to the Effective Time, into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement, so that each Company shareholder shall be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the consummation of such conversion.

(d) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties, including all shares of Company Common Stock held in connection with the Company’s employee stock ownership plan (such plan and the trust related thereto, the “ESOP”) (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist, and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(e) The calculations required by Section 1.4(a) shall be prepared jointly by Parent and the Company prior to the Closing Date.

1.5 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent (as defined below)) in such form as Parent and the Company shall mutually agree (the “Election Form”) shall be mailed 35 days prior to the anticipated Effective Date or on such other date as the Company and Parent shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”), or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the 33rd day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates or evidence of Book-Entry Shares (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no new Election Form is subsequently submitted prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the Certificates representing such Company Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the

Election Forms, and any good faith decisions of the Exchange Agent as to such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Within ten business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(1) Cash Election Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares (such amount hereinafter, the “Section 1.5(e) Cash Amount”) is greater than the Total Cash Amount, then:

(A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(2) Cash Election Shares Less Than Total Cash Amount. If the Section 1.5(e) Cash Amount is less than the Total Cash Amount, then:

(A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process (excluding, to the extent possible, shares of Company Common Stock acquired through the exercise of any incentive stock option at any time within twelve months prior to the Effective Date), a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) the Stock Election Shares and the No Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(3) Cash Election Shares Equal to Total Cash Amount. If the Section 1.5(e) Cash Amount is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Company.

1.6 Option Plans; Stock Options.

(a) At the Effective Time, each unexercised stock option outstanding to purchase shares of Company Common Stock under the Company’s 2010 Stock Incentive Plan (the “2010 Plan”), 1995 Non-Qualified Stock Option Plan (the “1995 Option Plan”), 2007 Stock Incentive Plan (“2007 Plan”), the

Company’s Stock Option Plan for Outside Directors (the “Director Plan”)”), the American Home Bank, National Association 2001 Stock Option Plan (the “AHB Plan”) or the First Chester 1995 Stock Option Plan (the “FC Plan,” and together with the 2010 Plan, the 1995 Option Plan, the 2007 Plan, the Director Plan and the AHB Plan, the “Company Option Plans,” and each such option being a “Company Option”), and each Company Option Plan, shall be assumed by Parent in a transaction described in Sections 409A or 424(a), as applicable of the Code. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Option immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to the holders of Company Options, notices describing the conversion of such Company Options (as modified by this Section 1.6(a)), and the agreements evidencing the Company Options shall continue in effect on the same terms and conditions (as modified by this Section 1.6(a)). Parent shall comply with the terms of all such Company Options. Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 1.6(a). As soon as practicable after the Effective Time, Parent shall file a registration statement or statements on Form S-8 or Form S-3 (or any successor form) with respect to the shares of Parent Common Stock subject to Company Options assumed by Parent pursuant to this Agreement.

(b) Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent equity securities) and dispositions of Company equity securities (including derivative securities with respect to any Company equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(c) Following the earlier to occur of (i) the end of the Offering Period (as defined in the Company’s Employee Stock Purchase Plan (the “ESPP”)) in effect as of the date hereof and (ii) the Election Form Record Date, no additional payroll deductions (or other contributions) shall be made pursuant to the ESPP. After the date hereof, no participant (as defined in the ESPP) shall be permitted to increase the rate of his or her payroll deduction relating to the ESPP above the rate in effect as of the date hereof (or such lesser rate as may be reduced by the participant following the date hereof). The rights of participants in the ESPP with respect to any Offering Period currently underway under the ESPP shall be determined by treating the earlier of (i) the last business day of the current Offering Period or (ii) the last business day prior to the Election Form Record Date, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. As of the Effective Time, the ESPP shall be terminated

1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.8 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.9 Bylaws. At the Effective Time, the Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Directors and Officers.

(a) At and after the Effective Time, the directors of Parent shall consist of all of the directors of Parent serving immediately prior to the Effective Time and the additional persons who shall become directors of Parent in accordance with Section 7.11 hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.11 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code and the Treasury Regulations thereunder.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the “Exchange Agent”) selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates and Book-Entry Shares, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 1.4 and Section 2.2(a) in exchange for outstanding shares of Company Common Stock, (ii) such cash as shall be necessary to pay the Per Share Cash Consideration in accordance with Section 1.4 and 2.2(a) hereof, and (iii) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(e) hereof. Such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of Certificates or Book-Entry Shares who theretofore has not submitted such holder’s Certificate or evidence of Book-Entry Shares with a properly completed Election Form, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After completion of the allocation procedure set forth in Section 1.5 and upon surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (x) a certificate or evidence of Book-Entry Share representing that number of whole shares of Parent Common Stock which such holder of Company Common Stock became entitled to receive pursuant to the provisions of Article I hereof and/or (y) a check representing the aggregate Per Share Cash Consideration and/or the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of Article I, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration, the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates or Book-Entry Shares.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until the holder thereof shall surrender such Certificate or Book-Entry Shares in accordance with this Article II. After the surrender of a Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate or Book-Entry Shares.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Book-Entry Shares surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock or cash or both, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the NASDAQ Stock Market as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

DISCLOSURE SCHEDULES

Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Articles VI or VII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Article III, the Company hereby represents and warrants to Parent as follows:

4.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. The Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (t) the announcement or pendency of the transactions contemplated by this Agreement, (u) any legal claims asserted or other actions initiated by any holder of shares of Company Common Stock or Parent Common Stock arising out of or related to this Agreement, (v) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (w) any change in accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (x) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (y) any action or omission of the Company or Parent or any Subsidiary of either of them taken in accordance with the terms of this Agreement or with the prior written consent of the other party hereto, or (z) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

(b) The Company Bank is a bank duly organized, validly existing and in good standing under the laws of Commonwealth of Pennsylvania. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other

Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on such Subsidiary. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate (or equivalent) actions held or taken since December 31, 2007 by their respective shareholders, members or partners, as the case may be, and Boards of Directors or similar governing authority (including committees thereof).

4.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, no par value per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement, there were 12,005,547 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock were issued or outstanding. As of the date of this Agreement, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 638,597 shares of Company Common Stock reserved pursuant to the Company Option Plans, (ii) 241,367 shares of Company Common Stock reserved for issuance pursuant to the ESPP, and (iii) 920,866 shares of Company Common Stock reserved for issuance pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRIP”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. As of the date of this Agreement, the names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule. Each Company Option has been granted with an exercise price of not less than the fair market value of a share of Company Common Stock as of the date such Company Option was granted.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or other equity interests of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective material properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective material properties or assets may be bound or affected.

4.4 Consents and Approvals. Except for (a) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), (b) the approval and adoption of this Agreement by the requisite vote of the shareholders of the Company, and (c) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made by the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.

4.5 SEC Reports. The Company has previously made available to Parent a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2007 by the Company with the SEC pursuant to the Securities Act, or the Exchange Act (the “Company Reports”) and (b) communication mailed by the Company to its shareholders since December 31, 2007, and no such Company Report (either when filed or at its effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2007, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

4.6 Regulatory Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with (i) the Board of Governors of the Federal Reserve System

(the “Federal Reserve Board”), (ii) the FDIC, and (iii) the Pennsylvania Department of Banking or any other state bank regulatory authority (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as may be set forth in Section 4.6 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2007. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

4.7 Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated balance sheet of the Company and its Subsidiaries as of December 31 for the fiscal year 2010, and the related consolidated statements of operations, changes in equity and comprehensive income and cash flows for the fiscal years 2009 and 2010, accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Company (the “2010 Audited Financial Statements”) and (b) the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2011, and the related consolidated statements of operations, changes in equity and comprehensive income and cash flows for the three-month period then ended (the “March 31 Unaudited Financial Statements”). Each of the December 31, 2010 and March 31, 2011 consolidated balance sheets of the Company (including the related notes, where applicable) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of such balance sheet, and the other financial statements referred to in this Section 4.7 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed with the SEC after the date hereof will fairly present in all material respects (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.8 Broker’s Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. (“KBW”) in accordance with the terms of a letter agreement dated April 7, 2011, between KBW and the Company a true and correct copy of which has been previously made available by the Company to Parent.

4.9 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.9(a) of the Company Disclosure Schedule, or as disclosed in the 2010 Audited Financial Statements or the March 31 Unaudited Financial Statements (together the “Financial Statements”) or any Company Report (as defined in Section 4.5) filed with the SEC prior to the date of this Agreement, since December 31, 2010 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect (as defined herein) on the Company.

(b) Except as may be set forth in Section 4.9(b) of the Company Disclosure Schedule or as disclosed in the Financial Statements or any Company Report filed with the SEC prior to the date of this Agreement, since December 31, 2010, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as may be set forth in Section 4.9(c) of the Company Disclosure Schedule or as permitted by this Agreement between the date hereof and the Closing, since December 31, 2010 neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2010 (other than increases in wages or salaries with respect to any such individual equaling less than 10% or, with respect to employees who are not executive officers, in connection with a promotion or job position change in the ordinary course of business consistent with past practice), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for bonus payments and severance or termination payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

4.10 Legal Proceedings. (a) Except as may be set forth in Section 4.10(a) of the Company Disclosure Schedule, there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

4.11 Taxes. (a) Except as may be set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (“IRS”) or appropriate state tax authorities through December 31, 2004 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, and (iii) there are no claims, audits or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and the Company has not been notified in writing of any proposed Tax claims, audits or assessments against the Company or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Company have been established). There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined by Section 1504(a) of the Code), neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise. Neither the Company nor any of its Subsidiaries has entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published Internal Revenue Service guidance). Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) For the purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, unclaimed property, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

4.12 Employees. (a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee, director or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise (the “Plans”).

(b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto (or if there is no Plan document, a summary of the material terms of the Plan); (ii) any related trust or other funding vehicle; (iii) the actuarial report and annual report for such Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan; and (v) the most recent summary plan description and related summaries of material modifications.

(c) Except as may be set forth in Section 4.12(c) of the Company Disclosure Schedule: each of the Plans has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA; there is no material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Company’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements, as described in Section 4.7, and such liability with respect to any Plan will not materially increase as a result of the Merger; each of the Plans intended to be “qualified” within the meaning of section 401(a) of the Code has received or has applied for a favorable determination letter from the IRS, and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination; each of the Plans has been timely amended to comply with current law and regulations; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the Pension Benefit Guaranty Corporation (the “PBGC”) (which premiums have been paid when due)); to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA has occurred that could result in any liability, direct or indirect, for the Company or an ERISA Affiliate or any shareholder, officer, director or employee of the Company or an ERISA Affiliate; neither the Company nor any of its Subsidiaries has any liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries; each Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all of the requirements of ERISA and section 4980B of the Code; no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC); all amounts that the Company and its ERISA Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans have been paid; all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any employee or former employee of the Company or any of its Subsidiaries provides for payments that would not be deductible under Section 162(m) of the Code; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of section 280G(c) of the Code) of the Company or any of its Subsidiaries provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that will result in any nondeductible compensation under section 280G(a) of the Code or will result in an excise tax payable by such disqualified individuals under section 4999 of the Code; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in section 413 of the Code; there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; each Plan that is deemed to constitute a nonqualified deferred compensation plan subject to section 409A of the Code has been or will be (to the extent any such Plans are eligible for correction or amendment) amended prior to the Effective Time to comply in form and operation with section 409A of the Code; neither the Company nor any Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code; all Plans may be amended or terminated without penalty by the Company or a Subsidiary at any time on or after the Closing; all persons classified by the Company or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company and its ERISA Affiliates have fully and accurately reported the compensation of their independent contractors on IRS Forms 1099 when required to do so; the Company and its ERISA Affiliates have no obligations to provide benefits with respect to such persons under Plans or otherwise; and no individuals are currently providing, or have ever provided, services to the Company or its ERISA Affiliates pursuant to a leasing agreement or similar type of arrangement, nor has the Company or its ERISA Affiliates entered into any arrangement whereby such services will be provided.

4.13 Company Information. The information relating to the Company and its Subsidiaries which is provided to Parent by the Company for inclusion in the Proxy Statement and the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any material violations of any of the above.

4.15 Certain Contracts. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral)

(i) with respect to the service of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or consultant of the Company or any of its Subsidiaries, (iii) as of the date of this Agreement which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $50,000 per annum in the case of any one such agreement or $100,000 in total payments in the case of any one such agreement, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract of the type described in clause (iii) of this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously delivered or made available to Parent true and correct copies of each contract of the type described in this Section 4.15(a).

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

4.16 Agreements with Regulatory Agencies. Except as may be set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or since December 31, 2007 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.17 Environmental Matters. Except as may be set forth in Section 4.17 of the Company Disclosure Schedule:

(a) To the knowledge of the Company, each of the Company and its Subsidiaries, and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries, or, to the knowledge of the Company, any Participation Facility or any Loan Property, has been or may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property; and

(c) To the knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner that requires remediation under any Environmental Law. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner than requires remediation under any Environmental Law.

The following definitions apply for purposes of this Section 4.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Company or any of its Subsidiaries operates or participates in the management and, where required by the context, said term means the owner or operator of such facility.

4.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from KBW to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

4.20 Loan Portfolio. (a) Except as may be set forth in Section 4.20(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $100,000, and under the terms of which the obligor was, as of March 31, 2011, over 90 days delinquent in payment of principal or interest or (y) to the knowledge of the Company, the unpaid principal balance of which exceeds $200,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to the Company as required by the relevant loan agreement shall not deemed a material default), or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of March 31, 2011, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of March 31, 2011, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of March 31, 2011, was classified as “Other Real Estate Owned” and the book value thereof.

(b) To the knowledge of the Company, each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.21 Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2010 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in material default thereunder.

4.22 Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.23 State Takeover Laws and Charter Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.16 hereof, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable state takeover laws and any comparable provisions in the Articles of Incorporation or Bylaws of the Company or any “Rights Agreement,” “Poison Pill” or similar anti-takeover agreement or plan to which the Company or any Subsidiary is a party.

4.24 Insurance. The Company and its Subsidiaries have policies of insurance to which the Company or its Subsidiaries are parties or that provide coverage to the Company and its Subsidiaries (the “Company Policies”) and all such Company Policies: are valid and enforceable; are issued by insurers that are financially sound and reputable; taken together, provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as the Company and its Subsidiaries; and are sufficient for compliance with all legal requirements. Except as set forth on Section 4.24 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights under any Company Policy or (b) any notice of cancellation or any other indication that any Company Policy is no longer in full force or effect or that the issuer of any Company Policy is not willing or able to perform its obligations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III, Parent hereby represents and warrants to the Company as follows:

5.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualify would not have a Material Adverse Effect on the Parent. Parent is duly registered as a financial holding company under the BHC Act. The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of Parent has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be licensed or qualified would not have a Material Adverse Effect on the Subsidiary of Parent. The deposit accounts of each Subsidiary of Parent that is a bank are insured by the FDIC through the Federal Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. The charter documents and bylaws of each Subsidiary of Parent that is a “Significant Subsidiary” (within the meaning of Rule 1-02 of Regulation S-X of the SEC), copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

5.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent preferred stock, with 300,000 of the 5,000,000 shares of Parent preferred stock designated as fixed rate cumulative perpetual preferred stock, Series A, no par value per share. As of May 31, 2011, there were 130,013,568 shares of Parent Common Stock issued and outstanding and 2,527 shares of Parent Common Stock held in Parent’s treasury. As of the date of this Agreement, there were no shares of Parent preferred stock issued and outstanding. As of May 31, 2011, no shares of Parent Common Stock were reserved for issuance, except that an aggregate of 1,880,895 shares of Parent Common Stock were (i) reserved for issuance upon the exercise of stock options pursuant to Parent’s equity compensation plans and (ii) reserved for issuance pursuant to the 2011 Susquehanna Employee Stock Purchase Plan. There are 31,000,000 shares of Parent Common Stock reserved for issuance to the shareholders and holders of options to purchase shares of Abington Bancorp, Inc. pursuant to the Agreement and Plan of Merger, dated January 26, 2011, between Parent and Abington Bancorp, Inc. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as may be set forth in Section 5.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

5.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite vote of Parent’s shareholders, no other corporate proceedings on the part of Parent are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (c) the approval and adoption of this Agreement and the issuance of shares of Parent Common Stock pursuant to this Agreement by the requisite vote of the shareholders of Parent, (d) the filing of the Articles of Merger with the Department, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Stock Market, (g) approval of the transactions contemplated by this Agreement by the Pennsylvania Department of Banking and/or filings in connection therewith pursuant to the Pennsylvania Banking Code, as amended, (h) the filing of a notice of intention to establish a branch or branches with the Office of the Commissioner of Financial Regulation of the State of Maryland and the receipt of any required approvals thereof, and (i) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent of the Merger and the other transactions contemplated hereby.

5.5 SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2007 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since December 31, 2007, and no such

Parent Report (when filed and at its respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2007, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto.

5.6 Regulatory Reports. The Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, and except as may be set forth in Section 5.6 of the Parent Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2007. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

5.7 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheet of the Parent and its Subsidiaries as of December 31 for the fiscal year 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2009 and 2010, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to the Parent (the “2010 Parent Audited Financial Statements”) and (b) the consolidated balance sheet of the Parent and its Subsidiaries as of March, 31, 2011, and the related consolidated statements of income and shareholders’ equity for three-month period then ended (the “March 31 Parent Unaudited Financial Statements”). Each of the December 31, 2010 and March 31, 2011 consolidated balance sheets of the Parent (including the related notes, where applicable) fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as of the date of such balance sheet, and the other financial statements referred to in this Section 5.7 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed with the SEC after the date hereof will fairly present in all material respects (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

5.8 Broker’s Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, J.P. Morgan (“JPM”).

5.9 Absence of Certain Changes or Events. Except as may be set forth in Section 5.9 of the Parent Disclosure Schedule, or as disclosed in the 2010 Parent Audited Financial Statements or the March 31 Parent Unaudited Financial Statements or any Parent Report (as defined in Section 5.5) filed with the SEC prior to the date of this Agreement, since December 31, 2010 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Parent.

5.10 Legal Proceedings. (a) Except as may be set forth in Section 5.10(a) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Parent’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Parent or any of its Subsidiaries including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 5.10(b) of the Parent Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Parent, any of its Subsidiaries or the assets of the Parent or any of its Subsidiaries.

5.11 Employees. Except as may be set forth in Section 5.11 of the Parent Disclosure Schedule: each of the Parent Plans has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA; there is no material liability relating to the Parent Plans (with materiality determined with respect to the Parent Plans in the aggregate) that has not been disclosed on Parent’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements. For the purposes of this Agreement, “Parent Plans” means the following: each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance plan, policy or agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent, or any of its ERISA Affiliates, all of which together with the Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee, director or consultant of Parent or any Subsidiary or with respect to which Parent or any Subsidiary has any liability or obligation, contingent or otherwise.

5.12 Taxes. Except as may be set forth in Section 5.12 of the Parent Disclosure Schedule, each of the Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Parent (in accordance with GAAP) for all Taxes required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 5.12 of the Parent Disclosure Schedule, as of the date hereof (i) neither the Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the IRS or appropriate state tax authorities through December 31, 2004 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review and (iii) there are no claims, audits or assessments pending against the Parent or any of its Subsidiaries for any alleged deficiency in Taxes, and the Parent has not been notified in writing of any proposed Tax claims, audits or assessments against the Parent or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Parent have been established). There are no material liens for Taxes upon the assets of the Parent or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Parent and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Except with respect to the affiliated group of corporations of which the Parent is the common parent (as defined by Section 1504(a) of the Code), neither the Parent nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise. Neither the Parent nor any of its Subsidiaries has entered into any transaction that is either a “listed transaction” or that the

Parent believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published Internal Revenue Service guidance). Neither the Parent nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.13 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

5.14 Compliance with Applicable Law. The Parent and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Parent or any of its Subsidiaries, and neither the Parent nor any of its Subsidiaries has received notice of any violations of any of the above.

5.15 Agreements with Regulatory Agencies. Except as may be set forth in Section 5.15 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is or since December 31, 2007 has been subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement whether or not set forth on Section 5.15 of the Parent Disclosure Schedule, any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Parent or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

5.16 Ownership of Company Common Stock; Affiliates and Associations.

(a) Except as set forth in Section 5.16 of the Parent Disclosure Schedule, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares or DPC shares); and

(b) Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company (as such terms are defined in Section 2553 of the PBCL).

5.17 Opinion. Prior to the execution of this Agreement, Parent has received an opinion from JPM to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent.

5.18 Approvals. As of the date of this Agreement, Parent knows of no reason why (i) all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger) should not be obtained, and (ii) the merger between the Parent and Abington Bancorp, Inc. should not be consummated by December 31, 2011 without the imposition of any materially adverse regulatory conditions, including any requirement to raise additional capital.

5.19 Reorganization. As of the date of this Agreement, Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.20 Financing. At Closing, Parent will have available sufficient cash and cash equivalents on hand to pay the Total Cash Amount as contemplated by Section 1.5 hereof.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company or a Subsidiary which is not a wholly-owned Subsidiary, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than (i) normal quarterly dividends on the Company’s Common Stock not in excess of $0.28 per share and (ii) payment of dividends and other distributions under the capital securities issued by the First Chester County Capital Trusts and under the debentures and Company guaranties related thereto;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(d) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, including the Company Option Plans, the Company’s Dividend Reinvestment and Stock Purchase Plan, and the ESPP;

(c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

(d) make any capital expenditures other than those which are (i) made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) not in excess of $500,000 in the aggregate;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c)) or take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(h) change its methods of accounting in effect at December 31, 2010, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors, or make any Tax election or enter into any agreement or arrangement with respect to Taxes;

(i) (i) except as set forth in Sections 7.7, 7.16, 7.17, 7.18 or 7.19 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance or change-of-control agreement, arrangement, plan or policy), or (ii) except for (y) with respect to employees who are not executive officers of the Company, increases in connection with a promotion or job position change in the ordinary course of business consistent with past practice, or (z) normal increases in the ordinary course of business consistent with past practice not exceeding, in the case of employees who are not executive officers of the Company, 2.5% of the aggregate compensation paid to such employees or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions (not including the repayment of up to $9,000,000 of subordinated debt from funds on hand, which shall be permitted in the Company’s discretion) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits, incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days;

(m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency;

(n) change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

(o) purchase any mortgage loan servicing rights;

(p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for property or services to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, and in either case, which involves the payment or receipt by the Company or any of its Subsidiaries of amounts in excess of $100,000 per year, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(q) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(r) agree to do any of the foregoing.

6.2 Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(b) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

(c) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(d) agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters. (a) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to its respective shareholders. Parent shall also use its reasonable best efforts to obtain as promptly as practicable all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished by either party to the other pursuant to Section 7.2(a) shall be subject to, and the receiving party shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated April 22, 2011 (the “Confidentiality Agreement”), between Parent and KBW on behalf of the Company.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby and except as otherwise permitted in this Section 7.3, the Company will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate (including by way of furnishing information) any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal, (v) fail to make, withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof, or (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company.

(b) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted (i) to comply with requirements under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (provided that the Board of Directors of the Company shall not withdraw or modify in an adverse manner its approval recommendation referred to in Section 7.4 hereof except as set forth below), (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, the Company’s Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes), and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company notifies Parent in writing promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and (iii) to withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal. The Company will promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(c) The Company agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(d) For purposes of this Section 7.3:

(i) The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the Company or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries.

(ii) The term “Superior Proposal” means, with respect to the Company, any bona-fide, unsolicited written Acquisition Proposal made by a person other than Parent which is on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all break-up fees, expense reimbursement provisions and conditions to consummation and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) is more favorable to its shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company, and (B) is reasonably capable of being completed.

(e) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) business days following such Payment Event, a fee of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (the “Break-up Fee”).

“Payment Event” means (x) the termination of this Agreement by Parent pursuant to Section 9.1(f) as a result of a breach by the Company of any of its covenants under Section 7.3(a) or (c), Section 7.4 or Section 7.5 or pursuant to Section 9.1(h), or (y) the occurrence of any of the following events within twelve (12) months of the termination of this Agreement pursuant to Section 9.1(c), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination (which shall not have been withdrawn in good faith prior to such termination): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, such Third Party; (ii) such Third Party, directly or indirectly acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) such Third Party, directly or indirectly, acquires more than 50% of the outstanding Company Common Stock; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Company Common Stock or an extraordinary dividend relating to more than 50% of the outstanding Company Common Stock or 50% of the assets of the Company and its Subsidiaries, taken as a whole, in any such case in which such Third Party is a participant. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act (other than Parent or its affiliates).

(f) The Company acknowledges that the agreements contained in Section 7.3(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event the Company fails to pay to Parent the Break-up Fee, promptly when due, the Company shall, in addition thereto, pay to Parent all costs and expenses (including attorney’s fees and disbursements) incurred in collecting such Break-up Fee together with interest on the amount of the

Break-up Fee (or any unpaid portion thereof), from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.

7.4 Shareholder Meetings. The Company and Parent each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby. Subject, in the case of the Company, to the right of the Company and its Board of Directors to take action permitted by Section 7.3(b) with respect to a Superior Proposal, the Company and Parent each will, through its respective Board of Directors, recommend to its respective shareholders approval and adoption of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement. The Company and Parent shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party’s shareholders on the same day.

7.5 Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries (a) to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.6 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, as of the Effective Time.

7.7 Employee Benefit Plans; Existing Agreements. (a) Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries who become employees of Parent or its Subsidiaries (“Continuing Employees”) shall be eligible to participate, effective as soon as administratively practicable following the Effective Time, in each of the Parent Plans in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate, including, for the avoidance of doubt, Parent’s severance plan; provided, however, that, in the case of all benefits then provided to the Continuing Employees, until the first anniversary of the Effective Time, Parent may instead provide such employees with participation in the employee benefit plans of the Company in which they participated immediately prior to the Effective Time, provided that the result is the provision of benefits to Continuing Employees that are substantially similar in the aggregate to the benefits provided to the employees of Parent and its Subsidiaries generally (it being understood that inclusion of Continuing Employees in Parent’s employee benefit plans may occur at different times with respect to different plans). From and after the Effective Time, Parent may elect not to provide to the Continuing Employees any benefits which are not then provided by Parent and its Subsidiaries to their employees notwithstanding that such benefits were provided by the Company and its Subsidiaries to their employees immediately prior to the Effective Time.

(b) With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Parent Plan. If permitted by the Parent Plan and subject to the requirements of applicable law, each Parent Plan shall waive pre-existing condition limitations to the extent such conditions are covered under the applicable Company Plan, and Continuing Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. In the event of a termination or consolidation of any health plan of the Company or its Subsidiaries, terminated employees of the Company and its Subsidiaries and qualified beneficiaries shall have the right to continued coverage under group health plans of Parent and its Subsidiaries in accordance with COBRA.

(c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all the Plans, to the extent the Plans are in effect as of the Effective Time. Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Company for all purposes to the extent applicable under the Plans.

7.8 Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in the bylaws of the Company, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlements which arose out of or resulted from the gross negligence, criminal activity, willful misconduct or recklessness of the Indemnified Party. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to vary, limit or otherwise restrict any rights or indemnification protections afforded to any Indemnified Party by the bylaws of the Company or by any other agreement between the Company or any of its Subsidiaries and any Indemnified Party, in each case as in effect prior to the Effective Time.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.8.

(d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

7.10 Coordination of Dividends. After the date of this Agreement each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

7.11 Appointment of Directors; Advisory Board. Effective as of the Effective Time, Parent shall appoint Andrew S. Samuel and two other current members of the Company’s Board of Directors (collectively, the “Appointed Directors”), who shall be designated prior to the Effective Time by the Company’s Board of Directors after consultation with Parent, to fill the three open vacancies on Parent’s Board of Directors. If any such person does not become a director of Parent because of death, disability or otherwise, Parent agrees, after consultation with the members of the Company’s Board of Directors, to cause a different member of the Board of Directors of the Company as of the date hereof who is mutually agreeable to Parent and the Company to be elected or appointed to the Board of Directors of Parent as the new Parent director. Nothing in this Section 7.11 shall require the election or appointment of any individual whose election or appointment is prohibited or advised against by any Regulatory Agency. Effective as of the Effective Time, Parent shall cause the Appointed Director who is designated prior to the Effective Time by the Company’s Board of Directors after consultation with Parent to be appointed to the Executive Committee of Parent’s Board of Directors.

7.12 Execution and Authorization of Bank Merger Agreement.

(a) As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of the Parent Bank to approve and adopt the Bank Merger Agreement, (ii) cause the

Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Company Bank.

(b) The Bank Merger Agreement shall provide that effective as of the effective time of the Bank Merger, the Surviving Bank and its Board of Directors shall appoint each of the Appointed Directors as a director of the Parent Bank, to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank (and Parent hereby covenants to vote in favor of such appointment to the extent necessary). If any such person does not become a director of the Surviving Bank because of death, disability or otherwise, Parent agrees, after consultation with the members of the Company’s Board of Directors, to cause a member of the Board of Directors of the Company as of the date hereof who is mutually agreeable to Parent and the Company to be elected or appointed to the Board of Directors of the Surviving Bank as the replacement director.

(c) The Bank Merger Agreement shall contain other terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

7.13 Outplacement Services for Company Employees. From and after the Effective Time, Parent shall permit all employees of the Company and its Subsidiaries whose employment is terminated as of the Effective Time, as well as all Continuing Employees whose employment is terminated in the six (6) month period following the Effective Time, to participate in Parent’s outplacement services plan for employees of Parent and its Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Parent.

7.14 Dividend Reinvestment. The Company shall take all such necessary action to suspend the acceptance of dividends and other contributions of participants in the DRIP effective promptly after the date of this Agreement (taking into account any Company dividends that have been declared but not yet paid as of the date hereof). In addition, prior to the Effective Time, the Company shall take such action as is necessary to terminate the DRIP and shall distribute all shares of Company Common Stock and the value of all cash held in participant’s plan accounts in accordance with the terms of the DRIP.

7.15 New Employment Agreements. Concurrently with the execution of this Agreement, Parent shall enter into employment agreements with Andrew Samuel, Janak Amin and Jeffrey Renninger (collectively, the “New Employees”) which will be effective as of the Effective Time and will be substantially in the forms attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively (the “New Employment Agreements”).

7.16 ESOP Matters. The Company Bank Employee Stock Ownership Plan (the “ESOP”) shall be terminated by the Company Bank in accordance with its terms effective as of the Effective Time unless the Parent notifies the Company Bank of its intention to continue the ESOP after the Effective Time as set forth in Section 7.7. The accounts of all participants and beneficiaries in the ESOP as of the Effective Time shall become fully vested as of the Effective Time. Any shares of Company Common Stock held in the ESOP shall be converted into the Merger Consideration and shall be allocated as earnings to the accounts of ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP. As soon as practicable after the Effective Time, the Parent shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP. As soon as practicable following the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit Continuing Employees to rollover the cash portion of their account balances in the ESOP to the Parent 401(k) Plan.

7.17 401(k) Plan Matters. The Company Bank shall take all actions necessary to terminate its 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Effective Time, unless the Parent notifies the Company Bank of its intention to continue the 401(k) Plan after the Effective Time as set forth in Section 7.7. The accounts of all participants and beneficiaries in the 401(k) Plan as of the Effective Time shall become fully vested upon termination of the 401(k) Plan. As soon as practicable following the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination, the account balances in the 401(k) Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Parent agrees to permit Continuing Employees to rollover their account balances in the 401(k) Plan to the Parent 401(k) Plan.

7.18 Retention Bonuses. The Company desires to pay retention bonuses to selected employees of the Company and its Subsidiaries who remain employed by the Company and its Subsidiaries and the Parent and its Subsidiaries through certain dates following the Effective Time. Prior to the Closing, in consultation with the Parent, the Company will select which employees of the Company and its Subsidiaries will be eligible to receive a retention bonus and the amount of each such retention bonus. Prior to the Closing, the Company and the Parent will mutually determine the date through which each such employee must remain employed to be eligible for the bonus. The aggregate amount of such retention bonuses will not exceed $750,000, unless otherwise agreed in writing by the Parent.

7.19 Payouts under the Company’s Incentive Plans and Deferred Compensation Agreements. The Parent agrees that (i) participants in any incentive plan of the Company or any of its Subsidiaries shall be entitled to receive from the Company or a Company Subsidiary incentive bonuses at no less than the “Target” levels set forth in the applicable incentive plan regardless of actual achievement of such Targets; provided, however, that no incentive bonuses shall be paid unless a “Threshold” level of performance is achieved pursuant to the terms of such incentive plans; and (ii) employees of the Company or any Company Subsidiary who are parties to deferred compensation agreements with the Company or a Company Subsidiary shall be entitled to receive from the Company or a Company Subsidiary the guaranteed grant of 3% of Base Salary and an additional Grant or bonus at no less than the minimum performance payout level set forth in the applicable deferred compensation agreement regardless of actual achievement of the performance target. The foregoing amounts shall be paid by the Company or a Company Subsidiary or, following the Closing, the Parent or a Parent Subsidiary, on the scheduled payment date provided by the applicable plan or agreement.

7.20 Compliance with Section 409A. Prior to the Effective Time, and to the extent any such Plans are eligible for correction or amendment, the Company or a Company Subsidiary shall take any and all actions necessary, pursuant to the IRS guidance under Notice 2008-113, Notice 2010-6 or Notice 2010-80, to ensure that each Plan that is deemed to constitute a nonqualified deferred compensation plan subject to section 409A of the Code is in operational and documentary compliance with section 409A of the Code as of the Effective Time. To the extent that the Company or a Company Subsidiary has identified any potential failure of a nonqualified deferred compensation plan to comply with Section 409A of the Code, the Company will provide to the Parent: (a) notice regarding any such potential failure, (b) documentation regarding any such required correction prior to such correction, and (c) evidence such correction has been completed, including evidence that the Company or Company Subsidiary and any affected individual has satisfied or will satisfy the reporting requirements, as applicable.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite votes of the holders of the outstanding shares of Company Common Stock and Parent Common Stock under applicable law and the rules of the NASDAQ Stock Market.

(b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) S-4. The S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 4.2(a), 4.8 and 4.9(a)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, in each case except to the extent the failure to be true and correct (without giving effect to any limitations as to “material,” “materiality,” or “Material Adverse Effect” set forth therein) would not have and would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) Section 4.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date and (iii) Section 4.8 and Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) Federal Tax Opinion. Parent shall have received an opinion from Morgan, Lewis & Bockius LLP, counsel to Parent (“Parent’s Counsel”), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel. For the purpose of determining whether the payment of the Merger Consideration and other relevant amounts pursuant to this Agreement satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e), the opinion shall assume that at least forty percent (40%) of such amounts must be payable in Parent Common Stock (as compared to cash or other consideration) in order for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code

(e) New Employment Agreements. The New Employees shall have entered into the New Employment Agreements.

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 5.2(a) and 5.9) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, in each case except to the extent the failure to be true and correct (without giving effect to any limitations as to “material,” “materiality,” or “Material Adverse Effect” set forth therein) would not have and would not reasonably be expected to have a Material Adverse Effect on Parent; (ii) Section 5.2(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) Section 5.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) Federal Tax Opinion. The Company shall have received an opinion from Rhoads & Sinon LLP (the “Company’s Counsel”), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel. For the purpose of determining whether the payment of the Merger Consideration and other relevant amounts pursuant to this Agreement satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e), the opinion shall assume that at least forty percent (40%) of such amounts must be payable in Parent Common Stock (as compared to cash or other consideration) in order for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of both the Company and Parent:

(a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein) or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before April 30, 2012, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company, provided that such party is not then in material breach of any of its obligations under Section 7.4, if any approval of the shareholders of either of the Company or Parent required for the consummation of the Merger in accordance with this Agreement shall not have been obtained by reason of the failure to obtain, after the use of all reasonable efforts, the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing (as hereinafter defined); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

(g) by the Company at any time during the three-day period following the Determination Date (as defined in Section 1.4 hereof), if both of the following conditions (1) and (2) are satisfied:

(1) the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and

(2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”);

subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the three-business-day period commencing with its receipt of such notice, Parent shall have the option of increasing the Exchange Ratio and/or the Total Cash Amount in a manner such, and to the extent required, so that the condition set forth in either clause (1) or (2) above shall be deemed not to exist; provided, however, that the Total Cash Amount shall not be increased in a manner that would cause the failure of the conditions set forth in Sections 8.2(d) or 8.3(d) hereof.

For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if:

the Exchange Ratio and/or the Total Cash Amount is increased so that the Per Share Consideration (calculated by using the Average Closing Price, as provided in the definition of “Per Share Consideration”) after such increase is not less than 80% of the Per Share Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if:

the Exchange Ratio and/or the Total Cash Amount is increased so that the Adjusted Parent Ratio is not less than the Index Ratio.

If Parent makes this election, within such period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio and/or Total Cash Amount, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio and/or Total Cash Amount, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio,” and/or “Total Cash Amount” shall thereafter be deemed to refer to the Exchange Ratio and/or Total Cash Amount after giving effect to any adjustment made pursuant to this Section 9.1(g). For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:

“Adjusted Parent Ratio” means the number obtained by dividing (x) the sum of (A) the Average Closing Price multiplied by the initial Exchange Ratio, plus (B) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio and/or the Total Cash Amount by the total number of shares of Company Common Stock outstanding, by (y) (A) the Starting Price multiplied by (B) the initial Exchange Ratio. For purposes of calculating the increase in transaction value, the price per share of Parent Common Stock shall be deemed to be the Average Closing Price.

“Average Closing Price” means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date (as defined in Section 1.4 hereof).

“Determination Date” shall have the meaning ascribed thereto in Section 1.4(a).

“Index Price” on a given date means the closing price of the NASDAQ Bank Index.

“Per Share Consideration” means the sum of (i) the product of the Per Share Stock Consideration times the Average Closing Price times the percentage of the total value of the aggregate Merger Consideration that is composed of Parent common stock plus (ii) the product of the Per Share Cash Consideration times the percentage of the total value of the aggregate Merger Consideration that is composed of cash.

“Starting Date” means the trading day on the NASDAQ Stock Market preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $8.07.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Parent shall be appropriately adjusted for the purposes of applying this Section 9.1(g).

(h) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal, or (ii) prior to the approval and adoption of this Agreement by the Company’s shareholders, any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or its Subsidiaries) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Company Common Stock, and the Company Board of Directors shall have failed to publicly reaffirm the recommendation for approval and adoption of this Agreement and the transactions contemplated hereby required by Section 7.4 within five business days after Parent requests that the Company Board of Directors publicly reaffirm such recommendation.

9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 7.3(e), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement, the Merger and other transactions contemplated hereby, by the shareholders of either the Company or Parent; provided, however, that after any approval and adoption of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval and adoption of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extensions; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”).

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Expenses. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543

Attention: Chief Executive Officer

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Joanne R. Soslow, Esq.

and

(b)	if to the Company, to:

Tower Bancorp, Inc.

112 Market Street

Harrisburg, Pennsylvania 17101

Attention: Carl Lundblad, Esq.

with a copy to:

Rhoads & Sinon LLP

One South Market Square

12th Floor

P.O. Box 1146

Harrisburg, PA 17108-1146

Attention: Charles J. Ferry, Esq.

10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 20, 2011. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement between Parent and KBW on behalf of the Company.

10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

10.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.11 Publicity. Except as expressly permitted by this Agreement or otherwise required by law or the rules of the NASDAQ Stock Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.12 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.13 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the Merger and/or the Bank Merger subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no adverse tax consequences to the shareholders of the Company as a result of such modification, (iii) there are no adverse tax consequences to Parent or the Company as a result of such modification and (iv) such modification will not jeopardize or materially delay receipt of any required approvals of Governmental Authorities or otherwise impede or materially delay consummation of the Merger.

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ William J. Reuter
	Name:	William J. Reuter
	Title:	Chairman and Chief Executive Officer

COMPANY

TOWER BANCORP, INC.

By:	/s/ Andrew S. Samuel
	Name:	Andrew S. Samuel
	Title:	Chairman and Chief Executive Officer

The schedules to this agreement are being omitted because they do not contain information which is material to an investment decision. The registrant hereby agrees to furnish supplementally a copy of such schedules to the Commission upon request.

Exhibit A

Employment Agreement of Andrew Samuel

See attached.

The text of this employment agreement is being omitted because it does not contain information which is material to an investment decision. The registrant hereby agrees to furnish supplementally a copy of such agreement to the Commission upon request.

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Exhibit B

Employment Agreement of Janak Amin

See attached.

The text of this employment agreement is being omitted because it does not contain information which is material to an investment decision. The registrant hereby agrees to furnish supplementally a copy of such agreement to the Commission upon request.

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Exhibit C

Employment Agreement of Jeffrey Renninger

See attached.

The text of this employment agreement is being omitted because it does not contain information which is material to an investment decision. The registrant hereby agrees to furnish supplementally a copy of such agreement to the Commission upon request.

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Annex B

June 20, 2011

The Board of Directors

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Tower Bancorp, Inc. (“Tower”) of the merger consideration in the proposed merger (the “Merger”) of Tower with and into Susquehanna Bancshares, Inc. (“Susquehanna”), pursuant to the Agreement and Plan of Merger, dated as of June 20, 2011, between Tower and Susquehanna (the “Agreement”). Pursuant to the terms of the Agreement, the consideration per each outstanding share of common stock, no par value per share, of Tower (the “Common Shares”) not owned by Tower or Susquehanna or by any of their respective wholly-owned subsidiaries other than shares owned in a fiduciary capacity or as a result of debts previously contracted, will be cancelled and retired and converted into the right to receive either (i) 3.4696 shares of common stock, par value $2.00 per share, of Susquehanna, or (ii) $28.00 in cash (the “Merger Consideration”), as more fully described in the Agreement.

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to the Tower. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Tower and Susquehanna, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Tower and Susquehanna for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Tower. We have acted exclusively for the Board of Directors of Tower in rendering this fairness opinion and will receive a fee from Tower for our services. We will also receive a fee from Tower upon execution of the Agreement. In addition, a portion of our fee is contingent upon the successful completion of the Merger.

During the past two years we acted as financial advisor to Tower in connection with its acquisition of First Chester County Corporation. In addition, we acted as a bookrunning managing underwriter and a co-managing underwriter, respectively, in connection with two separate public offerings of common stock by Tower. In addition, we acted as a bookrunning managing underwriter in connection with a public offering of common stock and public offering of Cumulative Trust Preferred Securities by Susquehanna.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Tower and Susquehanna and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2010 of Tower and Susquehanna; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Tower and Susquehanna and certain other communications from Tower and Susquehanna to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Tower and Susquehanna furnished to us by Tower and Susquehanna for purposes of our analysis. We have also held discussions with senior management of Tower and Susquehanna regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry, including the pro forma impact on Susquehanna of the pending acquisition of Abington Bancorp, Inc. by Susquehanna. In addition, we have compared certain financial and stock market information for Tower and Susquehanna with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Tower and Susquehanna as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are financial advisors only and have relied upon, without independent verification, the assessments of Tower and its legal, tax and accounting advisors with respect to such matters. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for Tower and Susquehanna are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of Tower or Susquehanna, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

In addition, with your consent, we have assumed the pending acquisition of Abington Bancorp, Inc. by Susquehanna is completed in accordance with its terms without any waivers, modifications or amendments and in the course of obtaining the necessary approvals, no restrictions will be imposed that will have a material adverse effect on the future results of operations or financial condition of Susquehanna on a pro forma basis. It being understood that KBW is hereby expressing no opinion or view with respect to the terms, conditions, financial impact or fairness of such transaction.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Tower and Susquehanna; (ii) the assets and liabilities of Tower and Susquehanna; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of the Tower to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Tower.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Shares of the Merger Consideration in the Merger. We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the Tower’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of the Tower.

In addition, this opinion does not in any manner address the prices at which the Susquehanna Common Stock will trade following the consummation of the Merger and we express no opinion as to how the stockholders of Tower should vote at the stockholders’ meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority. This opinion is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent, except as set forth in our engagement letter with the Company.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Annex C

June 20, 2011

The Board of Directors

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543-7000

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Susquehanna Bancshares, Inc. (the “Company”) of the Consideration (as defined below) to be paid by the Company in the proposed merger (the “Transaction”) of the Company with Tower Bancorp, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), between the Company and the Merger Partner, the Merger Partner will merge with and into the Company, with the Company as the surviving corporation, and each outstanding share of common stock, no par value per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company or owned by the subsidiaries of the Company or the Merger Partner (other than Trust Account Shares and DPC Shares (each, as defined in the Agreement)), will be converted into the right to receive, at the election of the holder and subject to certain limitations and proration procedures set forth in the Agreement, consideration per share equal to either (a) $28.00 in cash, without interest (the “Cash Consideration”), or (b) 3.4696 shares (the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”) of the common stock, par value $2.00 per share, of the Company (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft June 19, 2011 the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by (i) the management of the Merger Partner relating to its business and (ii) the management of the Company relating to its and the Merger Partner’s businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not reviewed individual credit files nor have we conducted or been provided with any valuation or appraisal of any assets or liabilities (including any derivative or off-balance-sheet liabilities), nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate, and we have assumed, with your approval, that the Synergies will be achieved at the times and in the amounts projected. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that (i) the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and (ii) that the merger of Abington Bancorp, Inc. with and into the Company will have been consummated prior to the closing of the Transaction, in accordance with the terms and conditions set forth in the Agreement and Plan of Merger between Susquehanna Bancshares, Inc. and Abington Bancorp, Inc., dated as of January 26, 2011. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company in connection with its acquisition of Abington Bancorp. Inc., which was publicly announced in January 2011 and as joint bookrunner of the Company’s offerings of its common stock and trust preferred securities in March 2010. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the BCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article XIV of Susquehanna’s Amended and Restated Bylaws provides indemnification of directors, officer and other agents of Susquehanna and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the BCL.

Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the BCL, Susquehanna has also entered into employment agreements with certain principal officers which also provide for indemnification in connection with the performance of their offices.

Article XIV of Susquehanna’s Amended and Restated Bylaws conditions any indemnification or advancement of expenses upon a determination, made in accordance with the procedures specified in Section 1744 of the BCL, by Susquehanna’s directors or shareholders that indemnification or advancement of expenses is proper because the director or officer met the standard of conduct set forth in Section 1741 or 1742 of the BCL, as applicable.

As authorized by Section 1747 of the BCL and Article XIV, Susquehanna maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Susquehanna for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Susquehanna.

Item 21.	Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 20, 2011, between Susquehanna Bancshares, Inc. and Tower Bancorp, Inc. (Included as Annex A to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of Susquehanna Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 of Susquehanna’s Current Report on Form 8-K, filed with the Securities and Exchange Commission December 17, 2007).

3.2	Amended and Restated Bylaws of Susquehanna Bancshares, Inc., as amended January 19, 2011 and February 24, 2011 (Incorporated by reference to Exhibit 3.1 of Susquehanna’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2011).

5.1*	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.

8.1*	Opinion of Morgan, Lewis & Bockius LLP as to the United States federal income tax consequences of the merger.

8.2*	Opinion of Rhoads & Sinon LLP as to the United States federal income tax consequences of the merger.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of ParenteBeard LLC.

23.4*	Consent of Morgan, Lewis & Bockius LLP (Included in its opinions filed as Exhibits 5.1 and 8.1 to this Amendment No. 1).

23.5*	Consent of Rhoads & Sinon LLP (Included in its opinion filed as Exhibit 8.2 to this Amendment No. 1).

24.1	Powers of Attorney (Included on the signature page to this Registration Statement on Form S-4).

99.1	Form of Proxy for Special Meeting of Shareholders of Tower Bancorp, Inc.

99.2	Form of Proxy for Special Meeting of Shareholders of Susquehanna Bancshares, Inc.

99.3	Notice and Voting Instruction Card for Graystone Tower Bank Employees Stock Ownership Plan participants.

99.4	Opinion of Keefe, Bruyette & Woods, Inc. (Included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

99.5	Opinion of J.P. Morgan Securities LLC. (Included as Annex C to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

99.6	Consent of Keefe, Bruyette & Woods, Inc.

99.7	Consent of J.P. Morgan Securities LLC.

*	To be filed as an amendment

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if a post-effective amendment to the Registration Statement is filed on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the Registration Statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lititz, Commonwealth of Pennsylvania, on August 17, 2011.

SUSQUEHANNA BANCSHARES, INC.

By:	/S/ WILLIAM J. REUTER
William J. Reuter
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Each person in so signing also makes, constitutes and appoints William J. Reuter, Chairman and Chief Executive Officer of Susquehanna, and Drew K. Hostetter, Executive Vice President, Treasurer and Chief Financial Officer of Susquehanna, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ WILLIAM J. REUTER William J. Reuter	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	August 17, 2011

/s/ DREW K. HOSTETTER Drew K. Hostetter	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2011

/s/ ANTHONY J. AGNONE, SR. Anthony J. Agnone, Sr.	Director	August 17, 2011

/s/ WAYNE E. ALTER, JR. Wayne E. Alter, Jr.	Director	August 17, 2011

/s/ PETER DESOTO Peter DeSoto	Director	August 17, 2011

/s/ EDDIE L. DUNKLEBARGER Eddie L. Dunklebarger	Director	August 17, 2011

/s/ HENRY R. GIBBEL Henry R. Gibbel	Director	August 17, 2011

SECURITIES AND EXCHANGE COMMISSION

SUSQUEHANNA BANCSHARES, INC.

Registration Statement on Form S-4, filed August 17, 2011

[SIGNATURES CONTINUED]

/s/ BRUCE A. HEPBURN Bruce A. Hepburn	Director	August 17, 2011

/s/ DONALD L. HOFFMAN Donald L. Hoffman	Director	August 17, 2011

/s/ SARA G. KIRKLAND Sara G. Kirkland	Director	August 17, 2011

/s/ GUY W. MILLER, JR. Guy W. Miller, Jr.	Director	August 17, 2011

/s/ MICHAEL A. MORELLO Michael A. Morello	Director	August 17, 2011

/s/ SCOTT J. NEWKAM Scott J. Newkam	Director	August 17, 2011

/s/ E. SUSAN PIERSOL E. Susan Piersol	Director	August 17, 2011

/s/ CHRISTINE SEARS Christine Sears	Director	August 17, 2011

/s/ JAMES A. ULSH James A. Ulsh	Director	August 17, 2011

/s/ ROBERT V. WIEST, SR. Robert V. Wiest, Sr.	Director	August 17, 2011

[END OF SIGNATURE PAGES]

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 20, 2011, between Susquehanna Bancshares, Inc. and Tower Bancorp, Inc. (Included as Annex A to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of Susquehanna Bancshares, Inc. (Incorporated by reference to Exhibit 3.1 of Susquehanna’s Current Report on Form 8-K, filed with the Securities and Exchange Commission December 17, 2007).

3.2	Amended and Restated Bylaws of Susquehanna Bancshares, Inc., as amended January 19, 2011 and February 24, 2011 (Incorporated by reference to Exhibit 3.1 of Susquehanna’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2011).

5.1*	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.

8.1*	Opinion of Morgan, Lewis & Bockius LLP as to the United States federal income tax consequences of the merger.

8.2*	Opinion of Rhoads & Sinon LLP as to the United States federal income tax consequences of the merger.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of ParenteBeard LLC.

23.4*	Consent of Morgan, Lewis & Bockius LLP (Included in its opinions filed as Exhibits 5.1 and 8.1 to this Amendment No. 1).

23.5*	Consent of Rhoads & Sinon LLP (Included in its opinion filed as Exhibit 8.2 to this Amendment No. 1).

24.1	Powers of Attorney (Included on the signature page to this Registration Statement on Form S-4).

99.1	Form of Proxy for Special Meeting of Shareholders of Tower Bancorp, Inc.

99.2	Form of Proxy for Special Meeting of Shareholders of Susquehanna Bancshares, Inc.

99.3	Notice and Voting Instruction Card for Graystone Tower Bank Employees Stock Ownership Plan participants.

99.4	Opinion of Keefe, Bruyette & Woods, Inc. (Included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

99.5	Opinion of J.P. Morgan Securities LLC. (Included as Annex C to the Joint Proxy Statement/Prospectus contained in this Registration Statement).

99.6	Consent of Keefe, Bruyette & Woods, Inc.

99.7	Consent of J.P. Morgan Securities LLC.

*	To be filed as an amendment